As filed with the Securities and Exchange Commission on December 23, 2011

Registration No. 333-178245
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AURA SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3662	95-4106894
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1310 E. Grand Avenue
El Segundo, California 90245
(310) 643-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melvin Gagerman
Chief Executive Officer
1310 East Grand Avenue
El Segundo, California 90245
(310) 643-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Erick Richardson, Esq. Edgar D. Park, Esq. Richardson & Patel, LLP 1100 Glendon Avenue, Suite 850 Los Angeles, California 90024 Telephone: (310) 208-1182 Facsimile: (310) 208-1154
As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common stock, $0.0001 par value per share, to be issued upon conversion of Senior Secured Convertible Notes	6,517,000	$4,301,220	$492.92
Common stock, $0.0001 par value per share, to be issued upon exercise of Warrants	6,517,000	$4,301,220	$492.92
Total			$985.84

(1)
Calculated in accordance with Rule 457(c) of Regulation C promulgated under the Securities Act of 1933 as of November 23, 2011, and an average of the high and low prices reported on the OTC Bulletin Board on such date of $0.66 per share.  This amount has been previously paid.

(2)
This registration statement also relates to an indeterminate number of shares of the Registrant’s common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED __________

PRELIMINARY PROSPECTUS

13,034,000 Shares of Common Stock

AURA SYSTEMS, INC.

This prospectus covers the resale by the selling security holders named on page 52 of up to 13,034,000 shares of our common stock which include:

•	Up to 6,517,000 shares of common stock underlying senior secured convertible notes of the Company issued to investors on September 26, 2011, upon conversion of the notes;

•	Up to 6,517,000 shares of common stock underlying common stock purchase warrants issued to investors on September 26, 2011, upon exercise of the warrants.

The notes and warrants described above were issued in our private placement financing on September 26, 2011.  Even though we are registering the above underlying shares for resale, there is no assurance that any of these shares will become issued and outstanding, nor is there any assurance that any of the above shares will be sold by selling security holders in reliance on this prospectus.  We are registering the number of shares stated above pursuant to a registration rights agreement with the investors in our private placement financing.  For a more detailed explanation of the reasons for this registration, please see “Reasons for Registration” in the section titled “The Offering”.

This offering is not being underwritten.  Our common stock is quoted by the Over-the-Counter Bulletin Board (OTCBB) under the symbol “AUSI.”  On November 23, 2011, the price per share of our common stock as quoted on the OTCBB was $0.68.

We will not receive any of the proceeds from the sale of these shares.  However, we may receive up to $4.9 million in gross proceeds if all of the warrants are exercised with cash.  If some or all of the warrants are exercised with cash, the money we receive will be used for general corporate purposes, including working capital requirements.  We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling security holders.  Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”

You should rely only on the information contained in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information.  This prospectus may be used only where it is legal to sell these securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2011.

Unless otherwise stated or the context otherwise requires, the terms “Aura Systems,” “we,” “us,” “our” and the “Company” refer to Aura Systems, Inc.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with additional or different information.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” including without limitation:

•	Our limited cash and history of losses;
•	The limited number of suppliers for some of our components;
•	Our market being characterized by rapidly advancing technology;
•	Fluctuations in product demand;
•	The impact of competitive products, technologies and pricing;
•	Manufacturing capacity constraints and difficulties;
•	Local, regional, national and international economic conditions and events, and the impact they may have on us and our customers; and
•	Our success at managing the risks involved in the foregoing items.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not place undue reliance on these forward-looking statements.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.

Third Party Data

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by the Company.  This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.  Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.  The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.”

  - ii -

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

About Aura Systems, Inc.

Aura Systems, Inc. was founded in 1987 by a team of aerospace scientists and engineers with a vision: to create products using proprietary electromagnetic and electro-optical technology, the likes of which had only been imagined but never before seen. Over the years, Aura has been largely successful in achieving this goal –– becoming an industry innovator in a variety of arenas ranging from audio speaker technology, linear high force electromagnetic actuators, actuated mirror array display systems, and internet communications.  In the mid 1990s, Aura’s scientists and engineers began studying electromagnetic applications for mobile power systems and, in 1996 we demonstrated a proof of concept unit.  Over the next few years Aura developed a revolutionary patented mobile power generation system. Unlike traditional induction-type generators widely used in industry that are based on radial flux of the magnetic field, Aura’s solution, based on axial flux of the magnetic field is small, lightweight, and has a significant higher energy density.   These attributes make it possible to integrate Aura’s mobile power solution with a motor vehicle, thus turning the vehicles into mobile power providers.

Marketed and sold under the name AuraGen® for commercial applications and VIPER for military applications, our unique mobile power system delivers on-demand electricity in the field anytime anywhere our customers may require power. Whether our customers are looking to power an entertainment system in their RV, refrigerate perishables while on-route to delivery, power tools at remote construction sites or to power weapon systems on a battlefield, our mobile power generation and management system provides the solution required. Indeed, the AuraGen® and VIPER systems have a very wide array of potential applications.

We began commercializing the AuraGen® mobile power system in late 1999. In June 2005, following several changes in management, we filed for protection under Chapter 11 of the United States Bankruptcy Code. After emerging from bankruptcy protection in 2006, we decided to focus our efforts nearly exclusively on the AuraGen® and VIPER product lines as the basis of our business. As initially designed in the late 1990s, the AuraGen® was a 5,000-watt 110 VAC solution.   Since then, however, we have added solutions that provide both 110VAC and 220VAC, and 14VDC or 28VDC electricity at power levels up to 16,000 watts continuous and 18,000 watts peak. We are currently developing a 30,000-watt solution, which is scheduled for completion by the end of the current fiscal year. In addition to the AuraGen®/VIPER technology, we have developed interface kits for more than 90 different truck and engine models covering most Ford and General Motors trucks, many Chrysler trucks, and numerous configurations for Caterpillar, Detroit Diesel, and Cummins engines, as well as for Freightliner, Navistar International, Hino, Isuzu, Mitsubishi, Nissan and others. We have also developed interface kits for various HMMVW and other military vehicles as well as for various United States and foreign government marine applications.

Our Target Markets

We are currently focusing our efforts on applications of our proprietary mobile power technology in the following areas:

•	Military
•	Refrigeration Trucks and Trailers
•	Emergency/Rescue
•	Telecommunications

•	Boating and Marine
•	Oil and Gas
•	Hybrid Applications

Military

Modern militaries increasingly depend on mobile power as the number of electrical instruments and equipment present on modern battlefields continues to grow. Furthermore, modern militaries require their electric power to be up and running at all times and under all conditions. Batteries, large engine-generator units, and alternators, the traditional power solutions employed by military forces, are extremely problematic in harsh combat situations as demonstrated by the large numbers of failure rates experienced by U.S. military forces in Iraq and Afghanistan.  Our VIPER system, however, offers U.S. military forces a small, lightweight, relatively maintenance-free solution that can provide for their power needs in even the harshest of conditions. Furthermore, because our solution can be directly integrated into various military vehicles, there is no longer a need to tow cumbersome engine-generator units, which can reduce both mobility and speed.

Refrigeration Trucks and Trailers

Whether it is to a neighborhood grocer or favorite restaurant, the vast majority of the nation’s food supply is delivered by truck. Traditionally, perishable food had to be transported by refrigerated trailers in which the refrigeration unit was powered by a separate diesel engine that is used to turn a refrigeration compressor. Of course, diesel engines consume fuel, require maintenance, and are subject to growing numbers of environmental laws and restrictions in a number of states.

Utilizing the AuraGen® electric power, we use a readily available electric refrigeration compressor and eliminate the need for a diesel engine. This has allowed us to offer the first truly all-electric transport refrigeration system with the ability to provide the necessary power to maintain proper temperatures both while on the road and while stopped for deliveries. Further, our all-electric solution provides significant fuel and maintenance savings over a traditional diesel system.  By eliminating the need for an auxiliary diesel engine, we also eliminate the harmful emissions and pollutants from such engines.

Emergency/Rescue

We believe that the AuraGen® solution is well suited for the emergency/rescue sector.  This sector consists of fire trucks, ambulances and other rescue-related vehicles.  All such vehicles require on-board power for tools, communication, lighting, sensors and instruments. Traditionally, power is supplied on such vehicles via an auxiliary power unit (a separate generator) and or multi alternators (ambulances, for example, use dual alternators in addition to a small generator).

The application of the AuraGen® solution to fire trucks can result in very significant fuel savings in addition to significant space and weight savings. Similarly, we believe that the AuraGen® is well suited for ambulance applications. Ambulances are traditionally electrically underpowered, even with the dual alternator power pack that is standard in the industry. This lack of sufficient electrical power leads to limitations on the types of emergency equipment that ambulances can carry thus leaving primary emergency treatment for many injuries and ailments until the patient arrives at the hospital. This time delay can result in tragic consequences that could be mitigated by additional electrical power.

Telecommunications

The applications of the AuraGen® in the telecommunication industry can be divided into four major segments, (i) Cells on Wheels (“COWS”) (ii) mobile broadcasting, (iii) service trucks and vehicles, and (iv) cell site related applications.

(i)   COWS and Colts-Cells on Wheels.  Cells on Wheels “COW” is a mobile cell tower configured on a truck platform that can be moved from one location to another. The AuraGen® solution requires less input power than the standard generator solution which translates to significant operating cost savings.

(ii)   Mobile broadcasting.  The broadcasting segment consists of news vans for both television and radio.  The major benefits of the AuraGen® system for broadcasting include significant noise and vibration reduction as well as instant available power without the need for a tedious and time consuming separate setup procedure, which would otherwise involve removing a generator from a vehicle, placing it on the ground nearby, connecting all the required cables for power and sensors, starting the generator, and waiting for the generator to warm up to a steady state.

           (iii)   Service trucks.  The service segment primarily consists of repair, troubleshooting and installation.  Some of the benefits to the AuraGen® system are its ability to provide clean power, very low Electro-Magnetic Interference (“EMI”), and stable and constant voltage under load.

(iv)   Cell sites.  There are numerous application for cell sites that include cell cabinets as well as cell towers.  The AuraGen® generator, when interfaced with a prime mover to provide power at remote sites, can generate the rated power at lower RPMs than traditional solutions thus providing fuel savings during operations.  When combined with our proprietary all-weather ECU technology that can provide multi voltages in both AC and DC simultaneously the system provides increased flexibility and further operational cost savings.

Boating and Marine

The marine industry is a large consumer of mobile electric power for both onboard instrumentation and for maintaining lifestyle enhancement devices, such as entertainment systems, air conditioners and galley equipment. While moored in port, noise abatement rules in most ports, however, require the cessation of traditional generator operation at sundown. In addition, traditional generators are large in size and occupy a large percentage of deck space.  The AuraGen®, with its small size and ability to provide clean power without the operational noise of a traditional generator, is a compelling answer to these existing problems in a market where money for upgrades is readily spent.

Oil and Gas

Spark-less solutions (no brushes or commutators), reliability and clean power are critical in this industry where down time can result in large losses per day.  Traditional mobile power generators utilized by this industry are prone to failure, however, and incur high maintenance costs.  The AuraGen® solution addresses these problems, and is well-suited for operating environments and conditions often found in the oil and gas industry, providing both a reliability and quality power.

Hybrid Applications

Hybrid cars and trucks are a natural application of the AuraGen®. With careful design optimization, our solution is smaller and lighter than the traditional liquid cooled hybrid power design, while offering performance equal to or exceeding current rates. Further, as mentioned below regarding the cost of production, the AuraGen® application is cheaper to manufacture in large volumes than traditional hybrid power solutions.

Competitive Advantages

The AuraGen’s patented compact design is more than 50% smaller and lighter than the traditional solutions.  Typical traditional solutions available on the market today, for instance in the case of a 10 kW machine, have a diameter of 12 inches, length of 15 inches, and a weight of approximately 150 lbs.  In contrast, the AuraGen® solution with comparable power output has a size of 12 inches by 6 inches, and weighs 63 lbs., allowing “under-the-hood” AuraGen® installation in commercial vehicles, powered by the vehicle’s existing engine or power takeoff (PTO).  Traditional generator solutions are either synchronous machines, asynchronous machines, or brushless DC machines.  Synchronous and asynchronous machines are similar in size and weight as described above and DC machines are even larger. These machines are too large and bulky to be integrated into a commercial vehicle, and therefore require their own independent power source.

The AuraGen® power solution is more efficient than traditional under the hood vehicle alternators. The conversion of chemical energy to electrical energy is governed by the following limitations; (i) diesel fuel (chemical material) has approximately 38 kW-Hr of energy per gallon, (ii) diesel engines have a theoretical efficiency of 50% (practically the efficiency is close to 30%), (iii) the transformation of chemical energy to mechanical energy results in approximately 19 kW-Hr per gallon of fuel, (iv) the conversion of mechanical energy to electrical energy in automotive applications is done through a generator (alternator) whose traditional efficiency is 50% or less, resulting in approximately 9.5 kW-Hr per gallon of fuel.  The AuraGen® power system (including the axial flux machine and the support electronic controller) efficiency in automotive applications is approximately 81%, which results in 15.4 kW-Hr per gallon.  As an example if there is a demand for 10 kW of power, the traditional solution will require approximately 1.05 gallons per hour of fuel while the AuraGen® solution will require only 0.65 gallons per hour for the same output.

The AuraGen® solution is a load following solution that further increases efficiency.  A load following solution only generates the required power at any instant, thus for applications where power needs vary over time, we believe that our solution provides greater efficiency. In addition, our system is not sensitive to ambient temperature or altitude variations and generates the full rated power at or near idle engine RPM.  The ability to operate at variable speed makes the Aura solution very attractive when the speed of the prime mover varies and is unpredictable, such as in automotive applications.

Production cost of the AuraGen® provides a significant and distinct advantage over competing alternatives.  The AuraGen’s® components are made of copper, steel and aluminum, without the need for exotic manufacturing and high precision or matching parts and components.  The cost of materials and components is a major determinant of the cost of production.  Due to the fact that the AuraGen is significantly smaller in volume, and less material is used to manufacture it compared to competing products on the market, these factors lower the overall cost of producing the unit in large quantities.

The AuraGen® does not require scheduled maintenance and is offered with a three-year warranty, compared to the typical one-year warranty available for traditional mobile power solutions such as Gensets, and Alternators.  The inventions upon which the AuraGen® is based are protected by patents issued by the U.S. Patent Office.  The AuraGen® system is Underwriters Laboratories (“UL”) and CSA approved.

Significant Barriers to Entry

Patents

The inventions upon which the AuraGen® is based are protected by issued patents.   We believe it is very difficult to develop a “knock-off” substitute for this product without being in violation of our intellectual property.  We intend to actively defend our patents against infringement.

Trade Secrets

We also rely upon trade secrets, proprietary know-how, and continuing technological innovation to remain competitive.  We protect this information with reasonable security measures, including the use of confidentiality and non-disclosure agreements with our employees, customers, and suppliers.  We also take various measures to protect against disclosure of our trade secret protections to our suppliers, so that no single supplier has full knowledge of how we manufacture our products.

Industry Recognition

Historically, the three major domestic auto manufacturers have recognized our product in their marketing materials.   In particular, General Motors referred to the AuraGen® as the “piece de resistance in the 5000 watt on board engine driven AuraGen® generator…,” and has shown the AuraGen® on a number of concept vehicles.  Ford Motor Company has displayed the AuraGen® integrated into Ford trucks at trade shows, and Chrysler awarded us their product design award.  We believe this establishes industry recognition for the uniqueness and potential for our products and technology in the auto industry.

Capital and Time Intensive Research and Development

Development and commercialization of the AuraGen® represents more than 500 man years of engineering, and over 100 combined man years of engineering drawings. The traditional mobile power technology in existence today was developed approximately 50 years ago and has changed little since then.  Research and development in electric motor and power generation is extremely time intensive and, most recently, has been a neglected field of study.  We have found that very few new graduates are available with specialization in electric motor design, and that experts in motor design are mostly past retirement age.

Experienced Management Team

We are committed to developing a capable management team with significant experience covering all principal functional areas.  We are currently actively searching for a CEO/President to replace our current CEO, Mr. Gagerman, who is retiring in the coming year. We are also actively searching for a qualified CFO with extensive experience in finance and public company regulation.

We plan over the next year to organize the Company into to four profit centers focusing on (i) military business, (ii) transport refrigeration, (iii) APU applications, and (iv) hybrid and electric vehicle applications. As such we plan to have dedicated teams in each area to support sales and customer service.  We are currently actively searching for qualified leaders to head each of the focused business areas.

Our CTO, Dr. Arthur Schwartz, is one of the original founders of the Company, and has a Ph.D. in physics.  He is intimately involved with our technology and is well versed in global technological developments and trends.  Our Vice President of Engineering, Mr. Yedidia Cohen, has been with the Company for many years and is familiar with all aspects of our products.  He has a Master Degree in Mechanical Engineering from the Technion in Israel and has many years of experience as program manager and lead engineer roles.  Our Vice President of Corporate Communication, Ms. Cipora Lavut, is one of our original founders and has over 20 years experience in marketing, shareholder relations, and all other aspects of corporate communication.  Ms. Lavut has a bachelor of science degree in business with emphasis in marketing.

Going Concern

Our independent public accounting firm has included an explanatory paragraph in its opinion to the effect that there is substantial doubt about our ability to continue as a going concern.  For further information regarding the above, please refer to our Risk Factors beginning on page 11 of this prospectus, as well as our financial statements included with this prospectus.

Proposed Reverse Stock Split

Our board of directors and stockholders have approved an amendment (the “Reverse Stock Split Amendment”) to our Amended and Restated Certificate of Incorporation which will allow our board of directors the discretionary authority to effect a reverse split of our common stock in a ratio of between 1-for-2 and 1-for-10 in the event of either: (1) an offering of our securities for no less than $15 million; or (2) submission of an application for a listing of our common stock on The Nasdaq Stock Market or other national securities exchange.  The primary intent of the Reverse Stock Split Amendment is to increase the price of our common stock to a level which may make our common stock more attractive to a broader range of institutional and other investors and meet minimum stock price requirements of a national securities exchange, such as The Nasdaq Stock Market.  As of the date of this prospectus, the Reverse Stock Split Amendment has not yet been implemented.  For further details concerning this proposed reverse stock split and the implications to stockholders, please see the section entitled “Proposed Reverse Stock Split” below in this prospectus.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described under “Risk Factors” beginning on page 11 of this prospectus, as well as other information included in this prospectus, including our financial statements and the notes thereto, before making an investment decision.

THE OFFERING

We are registering for resale by the selling security holders identified in the section of this prospectus titled “Selling Security Holders,” up to 13,034,000 shares of our common stock.  The shares included in the table identifying the selling security holders consist of:

•
Up to 6,517,000 shares of common stock underlying senior secured convertible notes of the Company issued to investors on September 26, 2011 (“Notes”), which would be issued upon conversion of the Notes;

•	Up to 6,517,000 shares of common stock underlying common stock purchase warrants issued to investors on September 26, 2011 (“Warrants”), which would be issued upon exercise of the Warrants.

Private Placement of Convertible Notes and Warrants

On September 26, 2011, we completed a private placement under a Securities Purchase Agreement (the “Purchase Agreement”) entered into by and among Aura Systems Inc. and various accredited investors including institutional investors (the “Financing”).   Simultaneously with the execution of the Purchase Agreement, in the Financing we sold Notes and Warrants (as described above), and in addition we sold and issued common stock and Warrants to another investor.  The Notes are convertible into common stock, and the Warrants may be exercised for common stock.

Reasons for Registration

In the Financing we also entered into a registration rights agreement (“Registration Rights Agreement”) with certain of the investors pursuant to which we agreed to register the resale of up to 133% of the number of shares of common stock that may be acquired by the investors by converting the Notes and exercising their Warrants.  We agreed to file a registration statement no later than November 30, 2011.  To the extent we fail to file the registration statement on a timely basis or if the registration statement is not declared effective by the agreed upon effectiveness deadline, we agreed to make certain payments to each of the investors.  The registration statement of which this prospectus is a part is being filed to satisfy the foregoing obligations.

Even though we are registering the above shares of common stock for resale, there is no assurance that any of the shares of common stock underlying the Notes and Warrants will become issued and outstanding, nor is there any assurance that any of the above shares of common stock will be sold by selling security holders with reliance on this prospectus.

As of the date of this prospectus, none of the shares of common stock underlying the Notes and Warrants are issued or outstanding.  If and to the extent that the holders of the Notes convert their Notes into shares of common stock, those shares of common stock may be resold under this prospectus.   Likewise, if and to the extent that the holders of the Warrants exercise their Warrants and obtain common stock, those shares of common stock may be resold under this prospectus.  If the Notes are not converted into common stock, and the Warrants are not exercised for common stock, no shares of underlying common stock will be issued by the Company and accordingly, no shares of common stock will be resold under this prospectus.   Specifically, it is possible that if we elect to pay off the Notes exclusively in cash, that none of the Notes (or any portion of the Notes) will ever be converted into common stock.   It is also possible that the Warrants, which have an exercise price of $1.00 per share, will never be exercised by the Warrant holders.   For a more complete explanation of the rights of the Company and the Note and Warrant holders, please refer to “Description of Notes” and “Description of Warrants” below, as well as our current report on Form 8-K and exhibits filed with the SEC on September 27, 2011.

Description of Notes

Under the Purchase Agreement, we sold to the investors senior secured convertible notes in the aggregate original principal amount of $3,675,000 (the “Notes”), and each of the Notes is convertible into shares of our common stock.  The aggregate purchase price of the Notes was $3,500,000.  The Notes are not interest bearing, unless we are in default, in which case the Notes carry an interest rate of 13% per annum.

Each Note is convertible into shares of common stock at an initial conversion price of $0.75 per share, provided that if we make certain dilutive issuances, the conversion price of each Note will be lowered to the per share price for the dilutive issuances.  We are required to repay each Note in twelve equal installments commencing in March 2012, either in cash or, subject to the satisfaction of certain equity conditions, in shares of our common stock, or a combination of cash and common stock.  If we choose to utilize shares of our common stock for the payment, we must make an irrevocable decision to use our shares 23 trading days prior to the installment payment date, and the value of our shares will be equal to the lower of (i) the conversion price then in effect, and (ii) 85% of the average bid closing prices of our common stock during the 20 trading day period prior to payment of the installment amount (the “Installment Conversion Price”).  If we choose to make an installment payment in shares of our common stock, we must make a pre-installment payment of shares (the “Pre-Installment Shares”) to each Note holder 20 trading days prior to the applicable installment date based on the value of our shares equal to the lower of (i) the conversion price then in effect, and (ii) 85% of the 20 day average of the closing bid prices of our common stock during the 20 trading day period prior to delivery of the Pre-Installment Shares.  On the applicable installment date, to the extent we owe each investor additional shares in excess of the Pre-Installment Shares to satisfy the installment payment, we will issue to each investor additional shares, and to the extent we have issued excess shares, such shares will be applied to future payments.

If an event of default occurs under a Note, we must redeem such Note in cash at the greater of 120% of the unconverted principal amount or 120% of the greatest equity value of the shares of common stock underlying such Note from the date of the default until the redemption is completed.

The conversion price of each Note is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The convertibility of each Note may be limited if, upon conversion, the holder thereof or any of its affiliates would beneficially own more than 4.9% of our common stock.

In the event that a firm commitment public offering of our securities of no less than $15,000,000 is consummated within 6 months of the closing, each investor is required to purchase securities sold in such public offering using their Note as payment of the purchase price thereof.  If such a public offering does not occur within 6 months of the closing, we have the right, subject to satisfaction of certain equity conditions, to pay the remaining balance then outstanding of all Notes in full.   If each investor is required to so purchase securities in such public offering, the purchase price for those securities will be equal to the lower of a 30% discount to the offering price or $0.75 per share or unit (as applicable).

Description of Warrants

In the Financing we agreed to issue to each of the investors warrants  to acquire up to 5,390,000 shares of our common stock in the aggregate (“Warrants”).  The Warrants have a term of five years and an initial exercise price of $1.00 per share.

If we make certain dilutive issuances, the exercise price of the Warrants then in effect will be lowered to the per share price for the dilutive issuances.  If and when the Warrants are exercised we will receive $5,390,000 in aggregate proceeds, unless exercised using the cashless exercise feature in the Warrants.

To the extent we enter into a fundamental transaction (as defined in the Warrants and which includes, without limitation, our entering into a merger or consolidation with another entity, our selling all or substantially all of our assets, or a person acquiring 50% of our common stock), we have agreed to purchase the Warrants from the investor at its Black-Scholes value.

The exercise price of the Warrants is also subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The exercisability of the Warrants may be limited if, upon exercise, the holder thereof or any of its affiliates would beneficially own more than 4.9% of our common stock.

Security Agreement

In the Financing, we entered into a security agreement (“Security Agreement”) with the investors pursuant to which we granted the investors a security interest in all of our assets, other than our patents and other intellectual property.

Shareholder Approval; Other Covenants in Purchase Agreement

In the Purchase Agreement, we agreed to, among other things, (i) not issue more than $2,000,000 worth of units consisting of our common stock and warrants to purchase our common stock until 10 trading days after the registration statement referred to above becomes effective, (ii) not to enter into a variable rate transaction at any time while the Notes or Warrants are outstanding, (iii) for a period of one year from the date of the Purchase Agreement to allow each of the investors to participate in future financing transactions; and (iv) to hold a shareholder meeting by October 27, 2011, to approve (A) permitting amending our certificate of incorporation to authorize 150,000,000 shares of common stock; and (B) authorizing up to a 1-for-10 reverse stock split of our common stock.  We held our annual meeting on October 27, 2011, and at the meeting items (A) and (B) above were approved by holders of a majority of our outstanding common stock.

Shares Outstanding After This Offering

The authorized capital stock of the Company consists of 150,000,000 shares of common stock with a par value of $.0001. We do not have any preferred stock authorized.  As of November 23, 2011, there were 70,138,026 shares of common stock issued and outstanding.   If all of the Notes were to be converted to the maximum extent into common stock, (based on the conversion price and exercise price effective on November 30, 2011), this would result in the issuance of 4,900,000 shares.   In addition, if all of the Warrants were to be exercised using cash, we would receive $5.3 million in gross proceeds from the Warrant exercises, and would issue 5,390,000 shares.   With these issuances from the Note conversions and Warrant exercises, assuming 70,564,693 shares outstanding (includes 70,138,026 shares as of November 23, 2011, plus the 426,667 shares of common stock issued in the Financing), we would have 80,854,693 shares of common stock outstanding.  This amount does not include the shares of common stock that we are committed to issue, as described in the section of this prospectus titled “Description of Capital Stock”.   If, on the other hand, we pay off the Notes in full using cash, and the Warrants are never exercised, the total number of outstanding shares would remain at 70,564,693 (assuming no other stock issuances).

Information about Our Securities

Further information regarding our common stock and outstanding convertible notes and warrants is included in the section of this prospectus titled “Description of Securities.”

Corporate Information

Our facilities and executive offices are located at 1330 East Grand Avenue, El Segundo, California 90245, and our telephone number is (310) 643-5300. Additional information about us is available on our website at www.aurasystems.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock is currently quoted on the OTC Bulletin Board under the symbol “AUSI”.

SUMMARY SELECTED FINANCIAL INFORMATION

The table below includes historical selected financial data for each of the years ended February 28, 2011 and 2010, derived from our audited financial statements included elsewhere in this prospectus. The table below also includes historical financial data for the six month periods ending August 31, 2011 and 2010, derived from our unaudited financial statements included elsewhere in this prospectus.

You should read the historical selected financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended February 28,		For the Six Months Ended August 31,
	2011	2010	2011	2010
Net revenues	$3,439,959	$3,214,792	$1,566,770	$1,585,467
Cost of goods sold	2,097,463	1,745,107	656,146	783,847
Inventory write down	-	-	-	-
Gross profit	1,342,496	1,469,685	910,624	801,620
Expenses:
Engineering, research & development	1,661,319	2,260,962	655,780	812,655
Selling, general and administrative	9,824,524	14,595,948	7,859,639	5,076,049

Total expenses	11,485,843	16,856,910	8,515,419	5,888,704

Loss from operations	(10,143,347)	(15,387,225)	(7,604,795)	(5,087,084)
Other (income) and expense:
(Gain) loss on settlement of debt	129,032	43,022	(266,754)	57,032
(Gain) loss on sale of assets	-	-	-	-
Interest expense	918,301	683,561	503,986	458,621
Other (income)	5,338	(21,031)	(14,952)	4,303
Provision (benefit) for taxes	-	-	-	-

Net Income (loss)	$(11,196,018)	$(16,092,777)	$(7,8257,075)	$(5,607,040)

Net loss per common share	$(0.20)	$(0.33)	$(0.13)	$(0.10)

Weighted average common shares	55,591,847	48,294,414	62,699,227	53,955,156
Cash/cash equivalents	$104,815	$45,294	$53,300	$-
Working capital	$(13,583,433)	$(7,360,437)	$(12,416,885)	$(11,054,611)
Total assets	$4,506,810	$4,798,746	$4,605,113	$5,013,142
Total debt	$15,935,388	$9,961,151	$14,644,056	$14,014,382
Net stockholders’ equity (deficit)	$(11,428,578)	$(5,162,405)	$(10,038,943)	$(9,001,240)

	As of	As of February 28,
	August 31, 2011	2011	2010
Balance Sheet Data:
Cash and Cash Equivalents	$53,300	$104,815	$45,294
Working Capital	(12,416,885)	(13,583,433)	(7,360,437)
Total Assets	4,605,113	4,506,810	4,798,746
Total Liabilities	14,644,056	15,935,388	9,961,151
Total Stockholders’ Equity	(10,038,943)	(11,428,578)	(5,162,405)

RISK FACTORS

Should you choose to make an investment in our common stock, you must understand that this investment involves a high degree of risk.  You should not purchase any of our common stock unless you can afford to lose your entire investment.  Before purchasing our stock you should consider carefully the following risk factors as well as the other information in this prospectus.  The risks discussed below, as well as risks and uncertainties not presently known to us or that we currently believe are not material, could have a material adverse effect on our business, operating results or financial condition.

Risk Factors Relating to Our Business

We have a history of losses, and we may not be profitable in any future period.

In each fiscal year since our reorganization in 2006 we have reported losses.  Since the reorganization in 2006, we have spent considerable amounts on, among other things, building market awareness and infrastructure for sales and distribution, enhancing our engineering capabilities, perfecting an all electric refrigeration transport system for midsize trucks, developing a 16-18 kW product, and developing a 9 inch system capable of delivering approximately 4 kW of power.  We continue to need substantial funds for the development of new products and in order to expand sales.  However, sales of our products have not increased as we expected them to and may never increase to the level that we need to expand our operations, or even to sustain them.  We can provide no assurance as to when, or if, we will be profitable in the future.  Even if we achieve profitability, we may not be able to sustain it.

We will need additional capital in the future to meet our obligations and financing may not be available.  If we cannot obtain additional capital, we will be required to curtail, or even to cease, our operations.

As a result of our operating losses, we have financed our operations through sales of our debt and equity securities.  While we plan to continue to expand sales and marketing and improve operations, we continue to operate at negative cash flow.  Our ability to continue as a going concern is dependent upon our ability to generate sufficient operating cash flow.  In September 2011 we raised $3.5 million through the sale of debt securities, however, these funds will not be adequate to implement plans we have for the expansion of our operations, as more fully described in the section of this prospectus titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  If we are unable to obtain additional funding as and when we need it, we will be required to significantly curtail not only our planned expansion, but our current operations or even to cease our operations.

We owe $9,475,000 in principal amount to a member of our Board of Directors pursuant to promissory notes that are due on demand.  Unless we obtain additional financing, we will not have the funds to repay these obligations if a demand for payment is made.  If we cannot repay the obligations and cannot renegotiate their terms, we may become subject to collection actions by the lender.

We currently have outstanding promissory notes in the amount of $9,475,000 for loans made to us by Mr. Warren Breslow, a member of our Board of Directors.  As of November 21, 2011, accrued interest on these loans totaled $1,867,604.  These obligations must be paid if demand for payment is made.  Unless we obtain additional financing, our capital resources will not be sufficient to repay these obligations upon demand.  These obligations are described in detail in this prospectus in the section titled “Certain Relationships and Related Transactions.”  There can be no assurance that, if demand for payment is made, we will be able to secure financing for the payment on terms favorable to us, or at all.  In the event we are unable to obtain the financing necessary to pay these obligations, we will attempt to renegotiate the terms, however, Mr. Breslow is not required to renegotiate the terms of the loans and there can be no assurance that he will agree to modifications.  If we cannot pay these obligations in accordance with their terms and if Mr. Breslow will not renegotiate the terms, he would be entitled to take action to collect the amounts owed.  If Mr. Breslow prevailed in such an action, your investment could become worthless.

Our independent public accounting firm has included an explanatory paragraph in its opinion to the effect that there is substantial doubt about our ability to continue as a going concern.

Our independent public accounting firm has included an explanatory paragraph in its opinion to the effect that there is substantial doubt about our ability to continue as a going concern.  We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all.  This going concern statement from our independent public accounting firm may discourage some investors from purchasing our stock or providing alternative capital financing.  The failure to satisfy our capital requirements will adversely affect our business, financial condition, results of operations and prospects.

If we do not receive additional financing when and as needed, we may not be able to continue the research, development and commercialization of our technology and products.  In that case, our business and results of operations would be materially and adversely affected.

Our capital requirements have been and will continue to be significant.  We anticipate that we will require substantial additional funds in excess of our current financial resources for research, development and commercialization of our technology and products, to obtain and maintain patents and other intellectual property rights in these technologies and products, and for working capital and other purposes, the timing and amount of which are difficult to ascertain.  Even though we raised $3.5 million in September 2011, our cash on hand will likely not be sufficient to meet all of our future needs.  When and as we need additional funds, such funds may not be available on commercially reasonable terms or at all.  If we cannot obtain additional funding when and as needed, our business and results of operation would be materially and adversely affected.

Market acceptance of our AuraGen® product line is uncertain.  If a large enough market does not develop for our products, our business and the results of our operations will be materially and adversely affected.

Our business is dependent upon sales generated from our AuraGen®/VIPER family of products.  This product line utilizes new technology and has only recently begun being used in the marketplace for selected applications.  We are dependent on the broad acceptance by businesses and industry of our products.  Because the market for our product line is emerging, the potential size of this market and the timing of its development cannot be predicted.  A significant market may fail to develop or it may develop more slowly than we anticipate, either of which will have a material adverse affect on our business and results of operations.

Our intellectual property rights are valuable, and any inability or failure to protect them could reduce the value of our products, services and brand, which would have a material adverse effect on our business.

Our patents, trademarks, and all of our other intellectual property rights are important assets for us.  There are events that are outside of our control that pose a threat to our intellectual property rights.  For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available.  Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Protecting our intellectual property rights is costly and time consuming and we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of third-party intellectual property rights.  Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.

We seek to obtain patent protection for our innovations.  It is possible, however, that some of these innovations may not be protectable.  In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.  Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.  Our inability or failure to protect our intellectual property rights could have a material adverse effect on our business by reducing the value of our products, services and brand.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions.  These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

Our business is not diversified.  If we cannot increase market acceptance of our products, modify our products and services, or compete with new technologies, we may never be profitable.

In 2006, we implemented a restructuring of our business, which involved focusing all of our resources on the successful commercialization of the AuraGen®/VIPER family of products.  Because we have elected to focus our business on a single product line rather than diversifying into other areas, our success will be dependent upon the commercial success of these products.  If we are unable to increase market acceptance of our products, if we are unable to modify our products and services on a timely basis so that we lose customers, or if new technologies make our technology obsolete, we may never be profitable.

Expansion into international markets is important to our long-term success, and international expansion efforts may not be successful.  If we fail to expand into international markets, our revenues and results of operations may be adversely affected.

Expansion into international markets requires management attention and resources.  In addition, we face the following additional risks associated with our expansion outside the U.S.:

•	challenges caused by distance, language, and cultural differences;
•	longer payment cycles in some countries;
•	credit risk and higher levels of payment fraud;
•	legal and regulatory restrictions;
•	currency exchange rate fluctuations;
•	foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.;
•	political and economic instability and export restrictions;
•	potentially adverse tax consequences;
•	higher costs associated with doing business internationally.

These risks could harm our ongoing international expansion efforts, which would, in turn, adversely affect our revenues and results of operations.

Many of our competitors are larger and better financed than we are and have a greater presence in the marketplace.  Our business may be adversely affected by industry competition.

Both in the U.S. and internationally, the industries in which we operate are extremely competitive.  We face substantial competition from companies that have a long history of offering traditional auxiliary power units (portable generators), traditional automotive alternators, and inverters (a device that inverts battery direct current electricity to alternating current).  Many of our competitors have substantially greater financial resources, spend considerably larger sums than we spend on research, new product development and marketing, and have long-standing customer relationships.  Furthermore, we must compete with many larger and better-established companies in the hiring and retention of qualified personnel.  Although we believe we have significant technological advantages over our competitors, realizing and maintaining such advantages will require us to develop customer relationships and will also depend on market acceptance of our products.  We may not have the financial resources, technical expertise, or marketing and support capabilities to compete successfully, which would materially and adversely affect our business.

We may not be able to establish an effective distribution network or strategic OEM relationships, in which case our sales will not increase as expected and our financial condition and results of operations would be adversely affected.

We are in the early stages of developing our distribution network and establishing strategic relationships with original equipment manufacturer (OEM) customers.  We may not be able to identify appropriate distributors or OEM customers on a timely basis.  The distributors with which we partner may not focus adequate resources on selling our products or may otherwise be unsuccessful in selling them.  In addition, we cannot assure you that we will be able to establish OEM relationships on favorable terms or at all.  The lack of success of distributors or OEM customers in marketing our products would adversely affect our financial condition and results of operations.

If we are successful in executing our business plan, we expect our business to grow.  Our failure to efficiently manage our growth could have an adverse affect on our business.

If we are successful in executing our business plan, we may experience growth in our business that could place a significant strain on our management and other resources.  Our ability to manage this growth will require us to successfully assimilate new employees, improve existing management information systems and reorganize our operations.  If we fail to manage growth efficiently, our business could be adversely affected.

We may experience delays in product shipments and increased product costs because we depend on third party manufacturers for certain product components.  Delays in product shipment or an inability to replace certain suppliers could have a material adverse effect on our business and results of operations.

We currently have a limited capability to manufacture most of the AuraGen®/VIPER components on a commercial scale.  Therefore, we rely extensively on subcontracts with third party manufacturers for such components.  The use of third party manufacturers increases the risk of delay of shipments to our customers and increases the risk of higher costs if our manufacturers are not available when required.  Our suppliers and manufacturers may not supply us with a sufficient amount of components or components of adequate quality, which would delay production of our product.  We do not have written agreements with our suppliers.  Furthermore, those suppliers who make our more technically difficult components may not be easily replaced.  Any of these disruptions in the supply of components could have a material adverse affect on our business or results of operations.

Although we generally aim to use standard parts and components for our products, some of our components are currently available only from limited sources.

We may experience delays in production of the AuraGen®/VIPER if we fail to identify alternate vendors, or if any parts supply is interrupted or reduced or if there is a significant increase in production costs, each of which could materially adversely and affect our business and operations.

We will need to renew sources of component supplies to meet increases in demand for the AuraGen®/VIPER.  There is no assurance that our suppliers can or will supply the components to us on favorable terms or at all.

We purchased some of the components for the AuraGen®/VIPER units currently being sold under a bulk order placed prior to fiscal 2001.  Our sales have been depleting this inventory.  In order to resupply this inventory, we will need to renew contracts with our prior manufacturers or locate other suitable manufacturers.  Although we believe that there are a number of potential manufacturers of the components, we cannot assure you that contracts for components can be obtained on favorable terms or at all.  Any material adverse change in terms of the purchase of these components could increase our cost of goods.

We need to invest in tooling to have a more extensive line of products.  If we cannot expand our tooling, it may not be possible for us to expand our operations.

We are currently limited in the products that we are able to manufacture because of the capabilities of our tooling.  In order to have a broader line of products that address industrial and commercial needs, we must make a significant investment in additional tooling.  We do not currently have the required funds to acquire such tooling and no assurances can be given that we will have the required funds in the future.  If we don’t get the required funds for tooling we may not be able to expand our product line to meet industrial and commercial needs.

We are subject to government regulation that may restrict our ability to use certain suppliers outside the U.S. or to sell our products into certain countries.  If we cannot obtain the required approval from government agencies, then our business may be adversely affected.

We depend on third party suppliers for our parts and components, some of which are located outside of the United States.  In the event that some of these suppliers are barred from selling their products in the United States, or cannot meet other U.S. government regulations, we would need to locate other suppliers, which could delay or prevent us from shipping product to our customers.  We use copper, steel and aluminum in our product and in the event of government regulations or restrictions of these materials we may experience a shortage of these materials to manufacture our product.  Furthermore, we may want to sell our products into countries such as Pakistan, which would require approval of the U.S. government.  If we cannot obtain the required approvals from government agencies to obtain materials or contract with suppliers or if we are restricted by government regulation from selling our products into certain countries, our business may be adversely affected.

Current worldwide economic conditions may adversely affect our business, operating results and financial condition.

The United States and the world economies continue to experience a financial downturn, with some financial and economic analysts predicting that the economic downturn may be prolonged.  The economic downturn has been characterized by high unemployment, limited availability of credit, increased rates of default and bankruptcy, and decreased consumer and business spending.

We believe that this downturn has negatively affected our business, operating results and financial condition in a number of ways.  For example, we believe that current or potential customers may delay or decrease spending with us.  In addition, this downturn has had, and may continue to have, an unprecedented negative impact on the global credit markets.  Credit has tightened significantly in the last several months, resulting in financing terms that are less attractive to borrowers, and in many cases, the unavailability of certain types of debt financing.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization.  Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.  The incentives to attract, retain and motivate employees provided by our option grants or by future arrangements may not be as effective as in the past.  If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

Risks Related to this Offering and Owning Our Common Stock

Our common stock has traded only sporadically and is expected to experience significant price and volume volatility in the future, which substantially increases the risk of loss to persons owning our common stock.

Our common stock is quoted on the OTC Bulletin Board, where the shares of our common stock have historically been thinly-traded, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small.  Because of the limited trading market for our common stock, and the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.  The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.  In addition to volatility associated with OTC Bulletin Board securities in general, the markets for high technology stocks have experienced extreme volatility that has often been unrelated to the operating performance of the particular companies.  These broad market fluctuations may adversely affect the trading price of shares our common stock.

We cannot predict the extent to which investor interest in our stock will create or sustain an active and orderly trading market.

If an active trading market for our common stock were to develop, the market price of our common stock may continue to be highly volatile.  The sale of a large block of shares could depress the price of our common stock to a greater degree than a company that typically has a higher volume of trading in its securities.  The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

▪	disappointing results from our development efforts;
▪	failure to meet our revenue or profit goals or operating budget;
▪	decline in demand for our common stock;
▪	downward revisions in securities analysts’ estimates or changes in general market conditions;
▪	technological innovations by competitors or in competing technologies;
▪	investor perception of our industry or our prospects;
▪	general economic trends, including general conditions in the worldwide economy;
▪	variations in our quarterly operating results;
▪	our inability to increase revenues:
▪	developments in patents or other intellectual property rights and litigation;
▪	developments in our relationships with our customers and suppliers; and
▪	any significant acts of terrorism against the United States.

Our common stock has traded on the OTC Bulletin Board as low as $0.23 per share and as high as $1.09 per share during a period from September 1, 2010 through November 18, 2011.

Our common stock is currently and may in the future be subject to the “penny stock” rules of the Securities and Exchange Commission and the trading market in our securities is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934, as amended.  In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies, and certain market and other information.  Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience, and objectives.  Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer.  The effect of these restrictions will likely decrease the willingness of broker-dealers to make a market in our common stock, will decrease liquidity of our common stock, and will increase transaction costs for sales and purchases of our common stock as compared to other securities.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations.  In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year).  Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements.  Any sales of substantial amounts of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

We do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares of common stock, and have no plans to do so in the foreseeable future.  We intend to retain earnings, if any, to develop and expand our business operations.

We may issue additional shares of our common stock without obtaining the approval of our stockholders.

When unissued authorized shares exist, the power of the Board of Directors to issue shares of common stock or warrants to purchase shares of common stock is not subject to stockholder approval under Delaware law, the state of our corporate organization.  Any additional issuance of common stock may have the effect of further diluting the equity interest of stockholders.

BUSINESS

Overview of Operations

We develop, design, assemble and sell AuraGen® /VIPER axial flux induction power systems for mobile power applications.  According to ABI Research, the estimated size of the mobile power generation market is in the multiple billions of dollars.  An induction power system refers to the basic electromagnetic approach used in electric motors that do not use brushes or permanent magnets.  We provide a unique and patented energy solution (see “Patents”) and are the only company to provide a proven, commercially available, up to 16,000 watts of pure sine wave, power system, which is fully integrated under the hood of a vehicle.  Our system is capable of generating full power up to 8,000 watts (16,000 watts for a dual or TanGen system) at all engine speeds including enhanced engine idle speed for gasoline based engines and at idle speed for bigger diesel based engines.  In addition, our fully integrated ICS (Inverter Charger System) allows for up to 4,000 watts of power to be generated while the engine is turned off.  When the engine is off, the power sources are auxiliary batteries.  When the engine is turned on the system will automatically charge the batteries while simultaneously generating the full power capacity.  The AuraGen® combines sophisticated mechanical and electronic design, advanced engineering and break-through electromagnetic technology to produce a highly reliable and flexible mobile power generating system that creates alternating current (AC) and direct current (DC) electricity, for industrial, commercial and military use.  Traditional mobile power users are found in construction, cable, emergency/rescue, marine, entertainment, railroad, recreational vehicles, telecommunications, tool sales trucks, utilities, municipalities, military, transport refrigeration, catering, oil and gas service, and personal use.  We believe that in addition to the traditional mobile power market for generators, due to its compactness and clean power, the AuraGen® could allow for energy applications that were not previously practical, particularly in areas that require clean power such as computers and other sensitive digital instrumentation.

Technology

Today’s technology and power hungry society requires electricity at work locations to run power tools, computers and other electrical equipment and sensors.    Electric motors and generators are the backbone of the industrial world.  Industry research indicates that over 90% of all the motors used for industrial applications are AC induction motors.

The AC induction motor is the most common motor in use today.  A changing magnetic field in the stator induces a current in the rotor.  The current in the rotor produces its own magnetic field, which then interacts with the magnetic field of the stator, causing the rotor to turn.  The name induction motor comes from the fact that current is induced in the rotor by the changing magnetic field of the stator.   The AuraGen® is a patented new type of induction machine.  Unlike the conventional induction machine, the AuraGen® is an axial flux induction machine with a solid cast disk rotor.  The rotor disk is a combination of steel and aluminum (or copper) cast together.

Induction machines (radial flux) are the workhorse of industry due to their robustness, attractive cost, and easy control; however, they are relatively, heavy and bulky.  Axial flux induction machines on the other hand, have all of the advantages of the radial flux machines but with the advantage of higher energy density resulting in smaller lighter machines with equivalent performance.  This can be seen when one compares the torque (power) generated by the machines.  For radial flux induction machine the torque is given by

T=2πR2LBgKe,

where R is the radius, L is the axial length, Bg is the magnetic loading and Ke is the electric loading.  For axial flux machine the torque is given by

T=2πRo3k(1-k2)BgKe,

where  R0 is the outer radius of the machine and k = Ri / Ro is the ratio of the inner radius to the outer radius.  In the axial flux machine the torque is proportional to the cube of the radius as compared to the square of the radius for radial flux machines.  The length of the axial flux machine is determined by structural considerations as well as magnetic considerations in the stator yoke.

In Aura’s design two disks-like stators replace the cylindrical stator of conventional induction machines.  The rotor is sandwiched between the two mirror-imaged stators and an axial magnetic field in the stators induces a current in the rotor, which sets up its own changing magnetic field.  The interaction of the magnetic fields causes the rotor to spin.

In both conventional and AuraGen® designs, when the rotor spins slower than the rotating magnetic field in the stators, the machine is called an electric motor.  When the rotor spins faster than the rotating magnetic field (by the use of external prime mover) in the stators, the machine is a generator.

The history of electric motors reveals that the earliest machines were in fact axial flux machines, however after the first radial flux machines was demonstrated such machines were accepted as mainstream configuration. The reason for shelving the axial flux machines were multifold and can be summarized as follows: (i) strong axial magnetic attraction force between the stator and the rotor, (ii) fabrication difficulties such as cutting the slots in laminated cores, (iii) high cost involved in manufacturing the laminated stator core, (iv) difficulties in assembling the machine and keeping a uniform air gap and (v) providing a laminated rotor that can stand the large centrifugal forces.

Modern techniques developed by Aura show that all of the historical objections can be overcome with recent developments in the design of such machines, as well as, the design of the proper manufacturing processes and tooling.

The issue of dealing with the strong axial magnetic attraction force between the stator and the rotor is completely overcome by Aura’s patented approach of using a topology of two stators and a rotor sandwiched between them.  This has been disclosed in Aura’s U.S. Patent 5,734,217 (March, 1998) and U.S. Patent 6,157,175 (Dec, 2000).  In addition to other benefits, the topology is such that the axial forces on the bearings are very small and negligible.

The issues dealing with the fabrication difficulties and the high cost involved in manufacturing the laminated stator cores have been resolved years ago by Aura Systems using a technique involving punching the slots while rolling the steel.  This approach creates a continuous punched steel ribbon at a cost similar to the traditional punched laminates.   The equipment required uses a closed loop control system that controls a   precision step-motor and a punching press.  The manufacturing process is well established, with thousands of units having been produced and delivered by Aura Systems over the last 10 years on machines in the 5-18 kW category.  We are not aware of any technical barriers to the use and application of the same techniques for machines of a different size and capacity.

Using modern techniques and instruments Aura with its unique axial induction machine and many manufacturers of PM axial flux machines, have resolved the issues dealing with difficulties in assembling the machine and keeping a uniform air gap.  This is no longer an issue.

Aura Systems Inc. has also developed a cast rotor for the axial flux machine as described in U.S. Patents 5,734,217 and 6,157,175.  Such rotor does not require any laminates and provides the structural integrity to withstand very large centripetal forces, while at the same time, provides the proper electric and magnetic properties.

Once the objections for the axial flux approach have been removed by Aura Systems as described above, Aura also developed a smart control system that provided for a total variable speed solution.  A complete power generation system based on Aura’s axial flux generator and Aura’s unique smart controller is disclosed in Aura’s U.S. Patent 6,700,214.   Finally Aura’s U.S Patent 6,700,802 disclosed a method where power from multi-sources can be added to handle sudden power spikes such those that occur when a compressor, motor, pump, etcetera are turned on.  In addition, patent (6,700,802) teaches a very unique method (bi-directional Power supply) to provide uninterrupted total seamless transition from generator power to battery pack power and back to generator power.   This unique new capability provides for a seamless non-idling, “silent watch” solution for military applications and also opens the opportunities for a viable commercial hybrid APU.  In such a hybrid APU system, the prime power, is provided by a battery bank.

The AuraGen® power system architecture is such that the power generation is separated from the power delivery by a high voltage DC power bus consisting of capacitor banks. Thus, the control objective is to keep the high voltage power bus at constant voltage as the users draw power from the bus.  The power bus itself is also used to power the electronics and energize the coils of the generator.  The system controls the frequency used to energize the coils at any cycle period, providing the capability of variable speed without the need of a gearbox.  Since the user draws power from the bus and not the generator, multi-power sources can be used simultaneously, totally transparent to the user.  In addition, the instant demand on the generator is directly proportional to the load, and therefore, the system is, a load-following machine that optimally handles different load levels without sacrificing efficiency.  The architecture supports two different types of user needs, (i) AC loads and (ii) DC loads.  The AC loads are supported from the high voltage bus through a built in inverter utilizing a PWM scheme to provide the AC power, and the DC loads are supported through a low voltage bus (14VDC or 28VDC) supported by our proprietary and patented bi directional power supply.  The AuraGen®/VIPER system includes as an option a complete power management system which monitors in real time  (i) the batteries voltage and temperature, (ii) provides a partition of the power between AC and DC simultaneously with the ability to be programmed from all AC to all DC, (iii) monitors the RPM of the generator, (iv) monitors the temperatures of the generator and the ECU, (iv) monitors the raw power generated, (v) monitors both the AC and DC loads as to voltage and current, (vi) provides programming of load prioritization and load shedding, and (vii) monitors the voltage of the internal VDC bus.

As described above, from the physics of the axial design it follows that the power generation capabilities per unit volume for an axial design are greater than conventional machines.  Since both the axial designed and conventionally designed machines use the same type of materials and similar manufacturing techniques, it readily follows that axial machines have a potential to significantly lower manufacturing costs.

Experiments have shown that the losses in the stators and the windings for axial designs are noticeable smaller than those normally associated with conventional designs and, therefore axial machines can be made to be more efficient.  According to the U.S. Department of Energy, conventional machines in the 5-20 hp range have an efficiency range of 81-88%, while typically, axial design machines in the 5-20 hp ranges can be made to be over 92% efficient.

The significantly smaller size and weight of the axial design provides the opportunity to integrate such a machine into automotive applications for the ever-growing electrical needs as well as into numerous kinds of turbines.

 The AuraGen® is currently available in three continuous power levels: (a) 5,000 Watts AC/DC, (b) 8,500 Watts AC/DC and (c) 16,000 Watts AC/DC.  All AC power is a pure sine wave with total harmonic distortion ”THD” of less than 2.1% and is available in both 120 VAC and or 240 VAC.  In addition, the power generated on all models can be partitioned to provide simulations AC and 14 or 28 volts of direct current “DC” or only DC, if required by the user.  Under a U.S Army contract, we are currently developing a 30 kW machine that is scheduled for completion before the end of 2011.  In addition, we are exploring the possibilities for even higher power solutions to be used in hybrid vehicles, stand alone APUs and numerous turbine applications.

The AuraGen® power solution is more efficient than traditional solutions due to the significant increase in efficiency of the AuraGen® design over conventional designs.  According to a study at the University of Adelaide (Australia), the design used in AuraGen (traditional alternators are approximately 50% efficient.  The conversion of chemical energy to electrical energy is governed by the following limitations; (i) Diesel fuel (chemical material) has approximately 38 kW-Hr of energy per gallon, (ii) according to industry sources, Diesel engines have an approximate efficiency of 50%, (iii) the transformation of chemical energy to mechanical energy results in approximately 19.0 kW-Hr (38 x .5) per gallon of fuel, (iv) the conversion of mechanical energy to electrical energy in automotive applications is done through a generator (alternator) whose traditional efficiency is 50% or less, resulting in approximately 9.5 kW-Hr (19 x .5) per gallon of fuel.  The AuraGen® power system (including the Axial flux machine and the support electronic controller) efficiency in automotive applications is approximately 81%, which results in 15.4 kW-Hr (19 x .81) per gallon.  As an example if there is a need for 10 kW-Hr of power, the traditional solution will require approximately 1.05 gallons per hour of fuel while the AuraGen® solution will require only 0.65 gallons per hour for the same output.

Industry and Market Overview

The mobile and remote power generation market is large and growing. There are four basic different markets (i) military, (ii) stationary but remote commercial/industrial, (iii) mobile industrial/commercial, and (iv) hybrid and electric vehicles. The military market place is also divided between mobile and stationary applications.

According to the U.S. Census Bureau, in 2007 the U.S. motor and generator industry, for larger than one horsepower applications recorded more than $9.5 billion in sales.

One of the fastest growing segments in the military market place is On-Board-Exportable-Power (OBEP), that is, electric power on vehicles that can be used to support other than vehicle functions.  The increase in demand for on-board power has largely been driven by the advent of numerous advanced weapons systems as well as an increase in C4I functions (Command, Control Communication, Computers and Intelligence). Currently, most on board power is provided by APUs that are (i) heavy fuel users, (ii) bulky, (iii) heavy and (iv) require constant maintenance. Militaries all over the world are seeking more efficient integrated power solutions for their vehicles.

Similar to military requirements, the commercial and industrial market also requires on board power to support modern computers, digital sensors and instruments as well as electrical driven tools.  Current automotive alternators cannot supply the existing demanded power and thus the common solution is the use of APUs.  These APUs are environmentally unfriendly, heavy users of fuel, heavy bulky and require constant maintenance and scheduled service.  Vehicles used in the telecommunications, utilities, public works, construction, catering, oil and gas industries, emergency/rescue, and recreational vehicles rely heavily on mobile power for their daily work.

Hybrid and electrical vehicles by their nature require significant amounts of on board power to charge batteries as well as to operate electric motors. In 2010 approximately 274,210 hybrid vehicles were sold in the U.S., according to the U.S. Census Bureau.

In addition to vehicle related applications, other stationary applications require a solution that converts mechanical energy into electrical energy. In 2009, nearly 9.3 million generators were sold globally for residential applications.  Supported by a recovery in the global economy, according to a May 2011 report by Market Research News, worldwide residential engine-generator unit sales are expected to grow by 7% per year to nearly 13 million units in 2014.

The traditional available solutions for mobile and remote power users are:

Gensets (Also Known As APUs)

Gensets are standalone power generation units that are not incorporated into a vehicle and require external fuel, such as gasoline, diesel, propane, natural gas, or other fuels in order to generate electricity. Gensets (i) are generally noisy and cumbersome to transport because of their weight and size, (ii) typically run at constant speed to generate 50 or 60 Hz of AC power, (iii) must be operated at a significant part of the rated power to avoid wet staking, (iv) are significantly derated in the presence of harmonics in the loads, and (v) require significant scheduled maintenance and service.  Genset technology has been utilized since the 1950s.

High-Output Alternators

High-output alternators are traditionally found in trucks and commercial vehicles, and the vehicle’s engine is used as the prime mover.  All high-output alternators provide their rated power at very high RPM and significantly less power at lower RPM.  In addition, high-output alternators are generally only 30-40% efficient at the low RPM range and increase to 50% efficiency at the high end of the RPM range. The power generated by high-output alternators is 12 or 24 volt DC and an inverter is required if AC power is needed. In addition, due to the low power output at low RPMs, in order to get significant power, a throttle controller is used to speed-up the engine.

Inverters

Inverters are devices that invert battery DC to AC.  Inverters as mobile power generators are traditionally used in low power requirements, typically less than 2,500 watts, and do not have the ability to recharge the batteries used as the source of power.  Thus, typical inverter users require other means to recharge the used batteries such as “shore-power” or gensets.  More recently dynamic inverters became available.  Dynamic inverters use power from the alternator to augment power from the batteries and are able to achieve power levels in excess of 6,000 watts. Dynamic inverters introduce significant stresses on both the batteries and alternators, which causes significant life shortening for both.  Dynamic inverters use power from the alternator.  When the inverter is turned on, the alternator is switched off from the vehicle battery and tied into a transformer that uses electronic controls to change the DC alternator inputs to AC inverter output.  A separate transformer winding provides battery charging so that fully regulated 120 volt AC and 12 volt DC power is available as long as the engine is running at high enough RPM to provide power for the load and the battery charging.  All dynamic inverters require a high-output alternator to be able to output significant AC power. As is often the case, the limiting factor is the high-output alternator.  In order to get stable output, a very accurate throttle controller is also needed to maintain steady speed on the engine.

Permanent-Magnet Alternators

Recently a number of companies have introduced alternators using exotic permanent magnets.  These alternators tend to have higher power generation capabilities than regular alternators at lower engine RPM.  In order to be practical in an under-the–hood environment (200oF) active cooling must be added, since the magnets are demagnetized at approximately 176oF.  There are other issues that require an active control system that will add and subtract magnetic field strength as the engine RPM increases.

Fuel Cells

           Fuel cells are solid-state devices that produce electricity by combining a fuel containing hydrogen with oxygen. They have a wide range of applications and can be used in place of the internal combustion engine and traditional lead-acid and lithium-ion batteries.  The most widely deployed fuel cells cost about $2,000 per kilowatt.

Batteries

Batteries convert stored chemical energy to electrical energy.

Competition

The Company is involved in the application of its AuraGen® technology to mobile power users and, as such, faces substantial competition from companies offering long established different technologies.

Gensets AKA APU

Portable generators meet a large market need for auxiliary power.  Millions of units per year are sold in North America alone, and millions more across the world to meet market demands for 1 to 20 Kilowatts of portable power.  The market for these power levels basically addresses the commercial, leisure and residential markets, and divides essentially into: a) higher power, higher quality and higher price commercial level units; and b) lower power, lower quality and lower price level units.  Gensets provide the strongest competition across the widest marketplace for auxiliary power.  Onan, Honda and Kohler, among others, are well established and respected brand names in the genset market for higher reliability auxiliary power generation.  There are 44 registered genset-manufacturing companies in the U.S.

High Output Alternators

There are many High Output Alternator manufacturers.   Some of the better known are: Remy, Bosh, Nippon Densu, Hitachi, Mitsubishi and Prestolite. All alternators provide their rated power at very high RPM and significantly less power at lower RPM.  In addition alternators are generally only 40% efficient at the low RPM range and increase to 50% efficiency at the high RPM range.  The AuraGen®/VIPER end to end system (including mechanical linkages and belt) is over 85% efficient at the low RPM range and is approximately 80% efficient at the very high RPM range (at very high RPM windage is the major source of loses).

Inverters

There are many inverter manufacturers; one of the better-known ones is Xentrex.  The pricing of industrial grade sine wave inverters is, approximately $750-$1000 per kilowatt plus the cost of a high output alternator ($1,000) and a good throttle controller ($250-$500).

Inverters are devices that invert battery direct current to alternating current.  Inverters as mobile power generators are traditionally used in low power requirements, typically less than 2500 Watts, and do not have the ability to recharge the batteries used as the source of power.  Thus typical inverter users require other means to recharge the used batteries such as “shore-power” or gensets.  More recently dynamic inverters became available.  Dynamic inverters use power from the alternator to augment power from the batteries and are able to achieve power levels of 6,000 watts plus.  The dynamic inverters introduce significant stresses on both the batteries and alternators that cause significant life shortening for both.  Dynamic inverters use power from the alternator.  When the inverter is turned on, the alternator is switched off from the vehicle battery and tied into a transformer that uses electronics controls to change the DC alternator inputs to AC inverter output.  A separate transform winding provides battery charging so fully regulated 120 Volt AC and 12 Volt DC power is available as long as the engine is running at high enough RPM to provide power for the load and the battery charging.  All dynamic inverters require a high output alternator to be able to output significant AC power. As is often the case, the limiting factor is the high output alternator.  In order to get stable output a very accurate throttle controller is also needed to maintain steady speed on the engine.   Inverters are efficient electronic devices that can be made to provide pure sine wave output.

Permanent-Magnet (“PM”) alternators.

Recently a number of companies have introduced alternators using exotic NdFeB magnets (UQM technologies is one of the better known).  These alternators tend to have higher power generation capabilities than regular alternators at lower RPM.  Unfortunately, PM machines with NdFeB magnets are very sensitive to temperature and cannot survive the typical under the hood environment (200oF+).  In order to apply such devices for automotive applications one must add expensive and cumbersome active cooling since the magnets are demagnetized at approximately (176oF).

In addition to the temperature challenges of such machines, there are other issues involving active control of the magnetic field.  The main disadvantage of PM generators is the difficulty of output voltage regulation to compensate for speed and load variation, due to the lack of a simple means of field control.  Finally, PM machines are significantly more expensive than induction machines.  Recent global events have caused the price of Nd to increase from $20 per kilogram to over $90 per kilogram with most of the material coming from China.  In addition to the recent price increase, the Chinese government has used Nd as a political weapon, thus causing the US government and others to look for alternative solutions that do not use Nd magnets.

Fuel Cells

Fuel cells are solid-state, devices that produce electricity by combining a fuel containing hydrogen with oxygen. They have a wide range of applications, and can be used in place of the internal combustion engine and traditional lead-acid and lithium-ion batteries.   So why aren’t fuel cells being installed everywhere?   The most widely deployed fuel cells cost about $2,000 per kilowatt.

Others

Symetron Technology by Raser Inc. is sometimes mistaken for a new form of motor or generator.  The Symetron technology is a variable frequency motor/generator controller that uses numerous control schemes to optimize performance. The Symetron technology involves adaptive tuning to continuously optimize motor and system efficiency for the speed and torque operating point.  When the system was tested in November 2006 the adaptive algorithm or table calculations were performed offline and then input to the controller.  The Symetron controller is a potential competitor to variable speed motor controller provided by such companies as ABB or Baldor-Electric Co.   The Symetron technology is not a new form of motor/generator.

There are a number of companies that advertise a “secret” approach for higher performance of inductive machines.  Typically these claims are not proven and are based on changing the winding connections from Y to D or D to Y as shown.

Patents and Intellectual Property

The Company’s intellectual property portfolio consists of trademarks, proprietary know-how and patents.  In electromagnetic technology the Company developed numerous magnetic systems and designs that have resulted in a significant increase of magnetic field density per unit volume that can be converted into useful power energy or work.  This increase in field density by a factor of 3 to 4, when incorporated into mechanical devices could result in a significant reduction in size and cost for the same performance. The applications of these technological advances are in mechanical machines used every day by industrial, commercial and consumers.  The Company has applied the above technology to numerous applications in industrial machines such as generators, motors, actuators and linear motors.

AuraGen® Patents

Areas of AuraGen® Technology Innovation Patents: 5,734,217 (issued, March 1998); 6,157,175 (issued Dec, 2000); 6,700,214 (issued Mar, 2004); 6,700,802 (issued Mar, 2004);

Patent 5,734,217 Induction Machine

Basic Patent covers a new form of induction machine with superior performance in a much smaller size than conventional machines. The solid cast rotor, the shaped magnetic field, the secondary conduction path through the steel and the axial magnetic orientation is a key component of this innovation.

Patent 6,157,175 Control Systems

The system separates the power generation from the power delivery by introducing a high voltage VDC buss. For each cycle of each phase part of the cycle power is drawn from the buss to run the electronics and energize the coils while, during the other part of the cycle, power is delivered to charge up the buss.  The control system must balance all the timing to effect zero voltage change to the buss under dynamic variations of frequency and loads.  The ability to optimize in real time the slip frequency is a key innovation in motor and generator control for variable speed variable frequency and variable load systems.

Patent 6,700,214 Mobile Power Generating System

All the components are integrated as a complete mobile power solution with all of the systems capability for power generation and management.  This combines the generator driving inverter, the output AC inverter the DC/DC output converter as well as the unique bi-directional power supply.

Patent 6,700,802 Bi-Directional Power Supply (BDP)

The patented ICS system developed by Aura provides a new capability in power systems.  The BDP allows a system with simultaneous multi sources for power.  It is a key component in providing the ability to deliver both AC and DC power simultaneously as well as the ability to handle large power surges without the need for a throttle controller. It also provides for a seamless transition from prime mover on to prime mover off and on again.

In addition the Company has trade secrets, which are critical to the actual manufacturing of the generator and the controller.

Business Strategy

Mobile power requires the ability to generate power away from the grid. As such a generator is a required whether it is used in a fire truck, bucket truck, ambulance, cell tower, service truck, communication truck, hybrid vehicle, or working and recreational boats.   In all of the above examples, the prime mover may be different and the interface to the prime mover may differ, but the generator is the same.  The power output requirements may vary from all AC to all DC to a combination of AC and DC.  The specific application may require a “silent watch” (prime mover off) mode and or different power management systems.  Of course the required power levels may vary for the different applications.

Company Strategic Vision

Our objective is to be a world-class leader in the development and supply of fully integrated mobile electric power systems.  The key elements of our strategy are:

1.	System Integration. Our objectives are to focus on our strengths that are in the areas of: engineering, system integration and sales and marketing.

2.
Aggressively Protect Our Intellectual Property.  We believe that a policy of actively protecting our patents and know-how is an important component of our strategy to retain our unique position in under-the-hood mobile power generation and will provide us with a long-term competitive advantage.

3.
Outsource Manufacturing.  We realized that there are many quality-manufacturing houses with existing capacity resources and capability that can economically build parts and components to our specifications and drawings. Thus, we have decided to have third parties custom build the different sub-assemblies for us.  We acquire the sub-assemblies and assemble them into finished goods on our assembly line.  We test every unit under high speed before it is packaged for shipment.

4.
Outsource Vehicle Integration, Installation, and Service.  There are many organizations across the country with expertise in installation of products with similar general components and systems such as belt driven mounts, power-takeoffs (“PTO”) etc.  We have decided to have such third parties integrate and service our products.

5.
Broaden and Enhance Our Product Line.  We believe that research and development is essential to improve our product, develop additional options, and maintain a leadership position.  We have a strong team dedicated to product improvements and incorporating our magnetic technology into different power levels and options.

6.
License Technology to Third Parties for Very Large Volume Applications. There are numerous applications such as automotive alternators, garbage disposals, and other white good applications where the quantities could easily be in the millions of units per year.  Our approach is to develop the product, demonstrate it attributes and then license it to third parties for a per unit royalty who are leaders in the specific application.

Generator Product line

To date we developed a 5 kW and an 8.5 kW that can be configured to provide AC, DC, and combination of AC/DC as well as silent watch and different forms of a power management system.  The architecture and design readily leads to stacking systems and thus we also provide 16 kW system that is the stacking of two 8.5 kW systems.

Our plans call for the following configurations as the core -product line by the end of fiscal 2013:

•	An 8-inch diameter system to replace automotive alternators. The system will provide approximately 2.5-3 kW at engine idle.

•	A 9-inch diameter system that will provide 4-5 kW of exportable power at prime mover idle speed.

•	A 12-inch diameter system that will provide 10 kW and 20 kW when dual stacking is used. The power will be provided at prime mover idle speed.

•	A 12-inch diameter enhanced system that will provide 15 kW and 30 kW when dual stacking is used. The power will be provided at prime mover idle speed.

•	A 14-inch diameter system that will provide 60 kW and 120 kW when dual stacking is used. The power will be provided at prime mover idle speed.

Other than the 8-inch configuration, all of the other configurations will provide a simultaneous combination of AC and DC power at multi voltages.  The 10 kW and above power levels would also be available in 3 phase configurations.  All of the systems will also be available in marine versions.  The table presents the different power configurations.

	2.5-3 kW	4-5 kW	10/20 kW	15/30 kW	60/120 kW
110 VAC/ 60 Hz	x	x
220 VAC/60 Hz single phase		x	x	x
230 VAC/50 Hz single phase		x	x	x
220 VAC/60 Hz 3 phase			x	x	x
240 VAC/50 Hz 3 phase			x	x	x
480 VAC/60 Hz 3 phase				x	x
480 VAC/50 Hz 3 phase				x	x
14VDC	x	x	x
28VDC	x	x	x	x
300-400 VDC				x	x
800-1200 VDC					x

Since to date we only have the 12-inch configuration providing 8.5 kW and 16 kW (recently by changing the winding we have increased the power level to 10 kW and 20 kW for a tandem system) with power configurations as shown in the table, the other solutions must be designed, tested and put into production.  The 15/30 kW system development is being done under a U.S Army contract and is expected to be completed by the end of the current fiscal year.

Focused Markets Advantages and Challenges

There are multiple readily identified markets that provide a potential for very significant growth in revenues and profits over the next few years.  We have already spent some marketing efforts to acquaint users with our technology and its benefits and plan to expand the marketing awareness efforts over the next 12 months.  We have shipped to date approximately 5,000 systems into commercial applications and additional 2,000 systems for military applications.  Most of the commercial units sold were for evaluation and testing and only recently are we starting to get repeated orders and some larger quantities production units.

The table below is a summary of some examples of the readily available markets, the value proposition and the challenges in each segment.

Business segment	Advantages and attributes	Challenges
Military	Rated power at low RPM Reduced fuel consumption Availability of both AC and DC power Power management system	Very long procurement cycle Strong resistance from existing suppliers Political decisions
Transport Refrigeration
Ability to start large inductive loads
Significant fuel savings
Elimination of harmful emissions
Quick break-even point
Both single phase and three phase shore power
Uninterrupted power when engine is off
Small size and weight allows for more cargo
Market awareness National economic uncertainties National foot print for service
Emergency/ Rescue	Significant fuel savings Providing full power at idle Providing pure sine wave AC Small size and weight allows for more cargo	Market awareness Fragmented marketplace Dependent on state and local government budgeting Fixed annual purchase cycle
Telecom
Multi voltages simultaneously for COW applications
Seamless transition from prime mover on to off and on again
Fuels savings for standby power applications
AC power for equipment and tools
All weather ECU solution can be outside away from the radios and other equipment
Market awareness Long sales cycle National economic uncertainties
Marine	Mounted on the engine saves space AC/DC power Seamless transition from engine on to off to on again Small size and weight	National economic uncertainties Boat certification not required but helpful
Oil and Gas	Fuel efficiency High reliability and no required maintained All weather proof No sparks	Requires explosive certification Market awareness
Hybrid/ Electric	Small size and weight Efficiency matching PM machines Lower cost High reliability No maintenance	Market awareness Long sales cycle Dealing with large automotive OEMs

Properties

Our facilities consist of approximately 55,000 square feet in El Segundo, California and 8,000 square feet in McDonough, Georgia, each of which are leased properties.  The El Segundo facilities consist of two buildings (approximately 27,500 sq ft each), one of which is used for assembly and testing using components that are produced by various suppliers and the other of which is used for general offices, engineering, and warehousing.    The McDonough, Georgia site is used to provide customer service including installation and service.

While we had anticipated the consolidation of our two El Segundo facilities during fiscal 2011 into the general office end engineering building, a lack of resources prevented us from doing so.  We expect to be able to complete this consolidation in the current fiscal year and expect to complete leasehold improvements that include expanding the second floor (estimated to cost approximately $200,000) to increase the total available footprint to approximately 45,000 square feet.  We feel this facility will then be sufficient for our current needs.

Legal Proceedings

We may from time to time be involved in litigation relating to claims arising out of its ordinary course of business.  Our management believes that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material impact on our financial position, results of operations or cash flows.

Government Regulation

Due to our manufacturing and research and development activities, we are subject to certain federal, state and local laws, rules, regulations and policies governing workplace safety and environmental protection. These include the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes.  In addition, environmental requirements are complex, change frequently and have tended to become more stringent over time.  Accordingly, there can be no assurance that these requirements will not change or become more stringent in the future.  We believe we are in substantial compliance with existing environmental laws and regulations. While currently we do not handle or generate hazardous materials in our manufacturing process, we cannot be certain that we will not incur substantial compliance costs in the future.

We also export our products to various countries. U.S. Federal and Commerce Department rules and regulations restrict exports to certain countries. To our knowledge, none of the countries to which we export our products are such restricted countries.  We believe we are in compliance with United States export regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Summary Selected Financial Information” and our financial statements and related notes appearing elsewhere in this prospectus.  In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We design, assemble and sell the AuraGen®, our patented mobile power generator that uses the engine of a vehicle to provide on-location, plug-in electricity for any end use.  AuraGen® units have been sold for applications in a variety of industries, including recreational, utilities, telecommunications, emergency/rescue, public works, catering, oil and gas, transportation, government and the military.  Units sold to the military are sold under the name “VIPER”.

Our business model consists of three major components: (i) sales and marketing, (ii) engineering, and (iii) customer service and support.  We engage in direct sales in North America and use agents and distributors for sales internationally.  The engineering component of our business develops new features for our AuraGen®/VIPER product.  These features have included higher power, different voltages, 3 phase options, shore power systems, higher current solutions and interface kits for different platforms.  We expect an increase in engineering activities during the 2012 and 2013 fiscal years.  We provide customer service through trained field engineers in North America, while we work closely with our distributors and agents in other parts of the world to train their staffs to provide product support.

Since 2002 substantially all of our revenues from operations have been derived from sales of the AuraGen®.  The cash flow generated from our operations to date has not been sufficient to fund our working capital needs, and we cannot predict when operating cash flow will be sufficient to fund working capital needs.  We have depended on repeated infusions of cash in order to maintain liquidity as we have sought to develop sales.  In June 2005 we filed for protection under Chapter 11 of the U.S. Bankruptcy Code, from which we emerged under a court-approved plan of reorganization in January 2006.

The financial statements included in this prospectus have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  However, as a result of our operating losses our independent auditors, in their report on our financial statements for the year ended February 28, 2011, expressed substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that could result from our inability to continue as a going concern.

Our current level of sales reflects our efforts to introduce a new product into the marketplace.  Many purchases of the product are being made for evaluation purposes.  Until AuraGen® is accepted by the marketplace as a competitive product for providing mobile power, sales will not increase to a level that will support our operations.  We cannot assure you, even if our product is accepted by the marketplace, that we will ever achieve the level of sales we need to become profitable.

Recent Developments

On September 26, 2011, we sold to certain institutional purchasers our senior secured convertible promissory notes in the aggregate original principal amount of $ 3,675,000.  The aggregate purchase price for these notes was $3,500,000.  The notes are not interest bearing unless we are in default, in which case the notes will accrue interest at the rate of 13% per annum.  The notes are convertible into shares of our common stock at an initial conversion price of $0.75 per share, provided that if we make certain dilutive issuances, the conversion price of the notes will be reduced to the per share price or the dilutive issuances. We are required to repay the notes in 12 equal installments beginning in March 2012.  For a more detailed description of this financing, see “The Offering” beginning on page 6 of this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period.  On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition.  We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments.  Actual results could differ from those estimates.  We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition

We are required to make judgments based on historical experience and future expectations as to the reliability of shipments made to our customers.  These judgments are required to assess the propriety of the recognition of revenue based on Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition,” and related guidance.  Because sales are currently in limited volume and many sales are for evaluative purposes, we have not booked a general reserve for returns.  We will consider an appropriate level of reserve for product returns when our sales increase to commercial levels.

Inventory Valuation and Classification

Inventories consist primarily of components for, and completed units of, our AuraGen® product.  Inventories are valued at the lower of cost (first-in, first-out) or market.  Provision is made for estimated amounts of current inventories that will ultimately become obsolete due to changes in the product or changes in vehicle engine types that go out of production.  Due to continuing lower than projected sales, we are holding inventories in excess of what we expect to sell in the next fiscal year.  The net inventories which are not expected to be realized within a 12-month period based on current sales forecasts have been reclassified as long term.  Management believes that existing inventories can, and will, be sold in the future without significant costs to upgrade them to current models and that the valuation of the inventories classified both as current and long-term assets accurately reflects the realizable values of these assets.  The AuraGen® product being sold currently is not technologically different from those in inventory.  Existing finished goods inventories can be upgraded to the current model with only a small amount of materials and manpower.  We make these assessments based on the following factors:  (i) existing orders, (ii) age of the inventory, (iii) historical experience and (iv) expectations as to future sales.  If expected sales volumes do not materialize, there would be a material impact on our financial statements.

Most of our inventory consists of a variety of metallic, mechanical components and electrical components, including metallic chassis to hold the assembled electrical systems.  The majority of mechanical and electrical components are not aged.  The components that are aged are related to the prime mover/generator interface kit that may not be in demand any longer.  Currently, we sell and ship three different basic models of our system, namely a 5 kW based system, an 8.5 kW based system and a 16 kW based system.

A number of the mechanical components are common to all three of the above configurations, while others are very specific.  For example, the stators and rotors for the 5 kW systems are different from the 8.5 kW systems, but the housings are the same.  Similarly, the electrical components consist of some parts that are geared for a specific configuration while others are generic and can be used for all of the configurations.  The electrical chassis are also interchangeable between the 5 kW, 8.5 kW and 16 kW configurations.  Due to the nature and mix of the product being sold, frequently, the 5 kW electrical systems are upgraded to 8.5 kW systems by replacing some components.

Currently, most of the product being shipped consists of 8.5 kW systems.  These systems are built by using existing inventory subassemblies and parts, including some that can be used for both 5 kW and 8.5 kW systems, and additional parts that are purchased to provide the required configuration.  Typically such systems are built using approximately 20% to 25% of existing inventory and approximately 75% of additional parts that are newly purchased.

Most of the systems currently being sold to the Korean military consist of 5 kW systems.  This buyer has been purchasing approximately 100 systems per year and has indicated to us that they will continue to do so for the next six years.  To date we have shipped over 420 such systems (in this case 100% of the rotors and stators are used from existing inventory and over 50% of the electrical parts are also from inventory).  All of our 5 kW mechanical components will be used up by the anticipated demand from the Korean military over the next few years.

Stock-based compensation

We account for stock-based compensation under the provisions of FASB ASC 718, “Compensation – Stock Compensation”, which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair value based method and the recording of such expense in the statements of operations.

We account for stock option and warrant grants issued and vesting to non-employees in accordance with FASB ASC 505-50, “Equity Based Payments to Non-Employees”, whereas the fair value of the equity based compensation is based upon the measurement date as determined at the earlier of either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

We use the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants issued as compensation to management, employees, and directors.  The Black-Scholes option-pricing model is a widely accepted method of valuation that public companies typically use to calculate the fair value of options and warrants that they issue in such circumstances.

Research and Development

Research and development costs are expensed as incurred.

Treatment of Assets

Specific asset categories are treated as follows:

Accounts Receivable.  We record an allowance for doubtful accounts based on management’s expectation of collectability of current and past due accounts receivable.

Property, Plant and Equipment.  We depreciate our property and equipment over various useful lives ranging from five to ten years.  Adjustments are made as warranted when market conditions and values indicate that the current value of an asset is less than its net book value.

Patents and Trademarks.  As our business depends on using new technology to create new products, impairments in patents can be triggered by changed expectations regarding the foreseeable commercial production of products underlying such patents.

When we determine that an asset is impaired, we measure any such impairment by discounting an asset’s realizable value to the present using a discount rate appropriate to the perceived risk in realizing such value.  When we determine that an impaired asset has no foreseeable realizable value, we write the asset down to zero.

Results of Operations

Six Months ended August 31, 2011 compared to Six Months ended August 31, 2010

Net revenues for the six months ended August 31, 2011 decreased $18,697 to $1,566,770, from $1,585,467 in the six months ended August 31, 2010, a decrease of 1%.  Our customers typically order on an as needed basis and therefore our sales can fluctuate substantially between periods based on our customers’ needs at a given time.

Cost of goods decreased $127,701 to $656,146 in the six months ended August 31, 2011, from $783,847 in the six months ended August 31, 2010, a decrease of 16%.  Cost of goods can vary at a different rate than our sales as a result of the mix of the different systems that are sold.  Typically, 8.5 kW systems carry a higher gross margin than 5 kW systems, so our cost of sales and resulting gross margin is affected by the sales in each category.

Engineering, research and development expenses decreased $156,875 (19%) to $655,780 in the six months ended August 31, 2011 from $812,655 in the six months ended August 31, 2010.  While we intend to increase expenditures in this area in the future, financial constraints have prevented us from doing so in the past.  We began, in the quarter ended August 31, 2011, to modestly increase these expenses.

Selling, general and administrative expenses increased $2,783,590 (55%) to $7,859,639 in the six months ended August 31, 2011 from $5,076,049 in the six months ended August 31, 2010.  The increase is primarily attributable to non-cash charges of $3,512,127 for stock options and warrants issued to employees and board members in the current fiscal year, partially offset by the expense associated with stock issued for the payment of services relating to marketing and investor relations in the fiscal year ended February 28, 2011.

Net interest expense for the six months ended August 31, 2011 increased $45,365 (10%) to $503,986 from $458,621 for the six months ended August 31, 2010 as a result of our increased debt levels, primarily the 10% demand note from a member of our Board of Directors, which has increased from $8,500,000 at February 28, 2011 to $9,975,000 at August 31, 2011.

Our net loss for the six months ended August 31, 2011 increased $2,220,035 (40%) to $7,827,075 from $5,607,040 for the six months ended August 31, 2010 primarily as a result of the non-cash charge for the amortization of expenses associated with the employee stock option plan in the current fiscal year, partially offset by a reduction in the other expenses noted above.

Liquidity and Capital Resources

We had cash of approximately $53,000 and $105,000 as of August 31, 2011 and February 28, 2011, respectively.  We had a working capital deficit at August 31, 2011 and February 28, 2011 of $12,416,885 and $13,583,433, respectively. The working capital deficit includes notes payable and accrued interest to related parties of $11,627,517 and $10,148,352 as of August 31, 2011 and February 28, 2011, respectively, including a convertible note payable of $360,000 to our Chief Executive Officer at February 28, 2011.  As of August 31, 2011, we had accounts receivable, net of allowance for doubtful accounts, of $481,919 compared to $296,297 as of February 28, 2011.

Net cash used in operations for the six months ended August 31, 2011, was $3,029,535, a decrease of $741,085 from the comparable period in the prior fiscal year.  Net cash provided by financing activities during the six months ended August 31, 2011 was $2,978,020, resulting from net proceeds from notes payable of $1,757,000, along with proceeds from the sale of common stock totaling $1,221,020.  During the six months ended August 31, 2010, net cash provided by financing activities totaled $3,734,925 and consisted of net proceeds from notes payable in the amount of $2,560,000 and proceeds from the issuance of common stock or common stock to be issued totaling $1,174,925.

There were no acquisitions of property and equipment in the six months ended August 31, 2011, compared to acquisitions totaling $9,599 in the six months ended August 31, 2010.

Accrued expenses as of August 31, 2011 decreased $1,396,861 to $1,235,995 from $2,632,856 as of February 28, 2011.  Approximately $800,000 of accrued expenses is salaries accrued but unpaid to certain employees due to a lack of resources, and approximately $230,000 is accrued but unused vacation time earned by employees.  Of the $800,000 in unpaid salaries at August 31, 2011, approximately $270,000 was paid subsequent to the end of the quarter.

Net proceeds from the issuance of debt totaled $1,757,000 in the six months ended August 31, 2011, compared with $2,560,000 in the six months ended August 31, 2010.  Included in the debt proceeds issued during the six months ended August 31, 2011 is a loan of $1,475,000 from a member of our Board of Directors.  As of November 21, 2011, the total amount owing this board member is $9,475,000 plus accrued interest of approximately $1,867,604.  If the Board member were to demand repayment, we do not currently have the resources to make the payment.

We had a deficit of $10,038,943 in stockholders’ equity as of August 31, 2011, compared to $11,428,578 as of February 28, 2011.  The deficit includes approximately $11.95 million of non-cash expenses resulting from charges for stock option and warrant expense for the fiscal years beginning February 28, 2008 through the first six months of fiscal year 2012.

Since 2002 substantially all of our revenues from operations have been derived from sales of the AuraGen®.  The cash flow generated from our operations to date has not been sufficient to fund our working capital needs, and we cannot predict when operating cash flow will be sufficient to fund working capital needs.

In the past, in order to maintain liquidity we have relied upon external sources of financing, principally equity financing and private indebtedness.  We have no bank line of credit and require additional debt or equity financing to fund ongoing operations.  The issuance of additional shares of equity in connection with any such financing could dilute the interests of our existing stockholders, and such dilution could be substantial.  If we cannot raise needed funds, we would also be forced to make further substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

Capital Transactions

During the quarter ended August 31, 2011, we issued 1,177,516 shares of common stock for cash consideration of $652,020, with warrants for the purchase of 155,000 shares of common stock at an exercise price of $1.50 per share.  We also issued 978,757 shares of common stock for the conversion of $646,450 of notes payable and accrued interest, 500,000 shares of common stock for services to be rendered in the amount of $375,000, 8,593 shares of common stock in satisfaction of $4,726 of accounts payable, and 579,115 shares of common stock in satisfaction of $412,551 of accrued and unpaid employee compensation.

During the quarter ended August 31, 2010, we issued 757,130 shares of common stock for cash consideration of $470,925.  We also issued 235,000 shares of common stock for the conversion of $124,978 of notes payable and accrued interest and 643,384 shares of common stock for services valued at $468,000.

Fiscal Year ended February 28, 2011 compared to Fiscal Year ended February 28, 2010

Revenues

Net revenues in the fiscal year ended February 28, 2011increased $225,167 to $3,439,959 from $3,214,792 in the fiscal year ended February 28, 2010, an increase of 7%.  The increase is attributable to normal sales fluctuations period to period due to our relatively small sales volume and small customer base.  Since our product is still relatively new in the marketplace and our customer base still consists in large part of potential customers that are testing our product or initially implementing it for only a portion of its potential application to them, our sales will vary based on our ability to attract new customers for new applications.  The general economic slowdown of the past several years has made it more difficult to persuade potential customers to try a new product and therefore has resulted in our sales not increasing in the manner we had anticipated.  We expect that as the economy improves and general capital expenditures increase, we will be able to increase our sales at a greater rate.

Cost of Goods

Cost of goods sold in the fiscal year ended February 28, 2011 increased $352,356 to $2,097,463 from $1,745,107 in the fiscal year ended February 28, 2010.  As a percentage of net revenues, cost of goods sold increased to 60.1 % in the fiscal year ended February 28, 2011 from 54% in the fiscal year ended February 28, 2010.  The increase is attributable to the variation in the mix of products sold.  Refrigeration systems are comprised of a larger amount of non-Aura manufactured components, which carry a lower gross margin at the resale level.  Additionally, sales of our basic 5 kW generator to a single customer increased substantially in the fiscal year ended February 28, 2011, and carry a lower gross profit margin.  In the fiscal year ended February 28, 2011 we scrapped $61,932 of inventory we deemed was no longer useable.  This inventory had been previously reserved for and therefore there was no net effect on the cost of goods sold in the fiscal year ended February 28, 2011.

Engineering, Research and Development

Engineering, research and development costs decreased $599,643 to $ 1,661,319 in the fiscal year ended February 28, 2011 from $2,260,962 in the fiscal year ended February 28, 2010.  While we had planned for an increase in engineering, research and development in the fiscal year ended February 28, 2011, a lack of resources prevented us from implementing this plan.

Selling, General and Administrative Expense

Selling, general and administrative expense decreased $4,771,424 to $9,824,524 in the fiscal year ended February 28, 2011 from $14,595,948 in the fiscal year ended February 28, 2010.  The decrease is due primarily to a decrease in non-cash employee stock option compensation expense of approximately $6.05 million.  In the fiscal year ended February 28, 2010 we reissued options to current employees with a reduced exercise price resulting in a large expense in the year.  This decrease was partially offset by an increase in sales and marketing expenses of approximately $325,000, as we increased these efforts primarily in foreign markets, an increase of approximately $200,000 in travel and related expenses primarily associated with theses marketing efforts, and an increase in legal expenses of approximately $125,000 primarily associated with our patent portfolio.

Non-Operating Income and Expense

Net interest expense increased $234,740 to $918,301 in the fiscal year ended February 28, 2011 from $683,561 in the fiscal year ended February 28, 2010.  The increase is primarily attributable to the higher level of debt owing to a Board member, which increased from $4,950,000 at the end of the fiscal year ended February 28, 2010 to $8,500,000 at the end of the fiscal year ended February 28, 2011, and the interest associated with a note payable in the amount of $360,000 to our Chief Executive Officer which was entered into during the fiscal year ended February 28, 2011.  The increased interest expense associated with the debt to our board member of approximately $370,000, along with the interest on the note to our Chief Executive Officer of approximately $36,500, was partially offset by the absence of debt discounts incurred in the prior year of approximately $220,000.  Gain (Loss) on settlement of debt increased in the fiscal year ended February 28, 2011 to $129,032 from $43,022 in the prior year due to the conversion of outstanding debt into common stock.

Net Income/Loss

The decrease in our net loss of $4,896,759 to $11,196,018 in the fiscal year ended February 28, 2011 from $16,092,777 in the fiscal year ended February 28, 2010 is primarily a result of the decrease in stock option compensation expense of approximately $6.05 million.  This decrease was partially offset by an increase in sales and marketing expenses of approximately $325,000, as we increased these efforts primarily in foreign markets, an increase in interest expense of approximately $200,000 due to our higher debt level, an increase of approximately $86,000 in expense due to a loss on settlement of debt, and increased travel expenses of approximately $200,000 associated primarily with our foreign marketing efforts.

Liquidity and Capital Resources for Fiscal 2011

In the fiscal year ended February 28, 2011, we incurred losses of $11.2 million and had negative cash flows from operations of $6.2 million.  In order to fund our cash needs we raised $2.5 million from the sale of our common stock in private placements.  We also borrowed $360,000 from our Chief Executive Officer through a convertible note with an interest rate of 10%.  The entire note plus accrued interest of $45,496 was converted into 540,661 shares of our common stock subsequent to the end of the fiscal year ended February 28, 2011.  Additionally, during the fiscal year ended February 28, 2011, we received periodic advances from a Board member totaling $3.55 million.  These advances carry an interest rate of 10% and are due on demand.  During the fiscal year ended February 28, 2011 we repaid $200,000 of these advances.  As of February 28, 2011, the total amount owing to this board member was $8.5 million plus accrued interest of $1.2 million.  We also borrowed $310,000 in short-term notes from individuals, of which $40,000 was converted into shares of our common stock and $277,500 was repaid.  Accrued expenses included $112,749 of accrued interest and $1,791,225 of accrued wages that had not been paid to certain of our employees.

At February 28, 2011, we had cash of approximately $0.1 million, compared to approximately $0.05 million at February 28, 2010.  Working capital at February 28, 2011 was a negative $13.6 million as compared to a negative $7.3 million at the end of the prior fiscal year.  Accrued expenses increased $0.9 million due primarily to an increase in accrued payroll as a result of certain employees having pay withheld due to a lack of resources.  At February 28, 2011 we had accounts receivable, net of allowance for doubtful accounts, of approximately $300,000, which was substantially unchanged from the accounts receivable, net of allowance for doubtful accounts, at February 28, 2010.  In the fiscal year ended February 28, 2011 we acquired property and equipment at a cost of approximately $10,000 primarily associated with our computer upgrade.  In the fiscal year ended February 28, 2010 we acquired property and equipment at a cost of approximately $340,000 including upgrading our computer system and software.  While we had intended to complete the build-out of our El Segundo facility in the fiscal year ended February 28, 2011, a lack of resources prevented us from doing so.  We still expect to need approximately $200,000 to complete the build-out of this facility. During the fiscal year ended February 28, 2011, we incurred additional debt obligations to one of our Board members in the amount of $3,350,000, with an interest rate of 10%.

Capital Transactions

In the year ended February 28, 2011, we issued 4,647,292 shares of common stock, with five year warrants for the purchase of 2,069,840 shares of our common stock attached.  The warrants have exercise prices ranging from $0.75 to $1.50.  As a result of these issuances, we received cash proceeds of $2,479,487.  We also issued 338,408 shares of common stock upon the conversion of $181,852 of notes payable and accrued interest (a loss on conversion of $57,032 was recorded); 367,619 shares of common stock in settlement of $270,029 of accounts payable; 1,641,434 shares of common stock for services valued at $1,208,614; and 887,142 shares of common stock were issued to employees in lieu of $487,928 in unpaid salary.

Twelve-Month Outlook

During the next twelve months we plan to continue expanding our AuraGen®/Viper business both domestically and internationally.  We plan to reorganize our operations into four operational segments (i) military/government, (ii) transport refrigeration, (iii) APUs, and (iv) vehicle electrification.  In order to execute the foregoing, we must augment management and staff, increase purchase orders, expand our facilities, and have adequate working capital.

We are aggressively searching for a new Chief Executive Officer as our current Chief Executive Officer, Mr. Melvin Gagerman, is planning to retire as soon as a qualified replacement is hired.  We are also searching for a Chief Financial Officer, a position currently held by Mr. Gagerman, as we plan to significantly increase our operations.  In addition we plan to add sales and service director positions, mechanical, and electrical engineer positions.

In order to expand the business, we are pursuing a number of opportunities both domestically and abroad.  In military/government applications we are pursuing potential business opportunities for the next 12 months in the U.S., Mexico, Israel, France, UK, South Korea, Singapore, Indonesia, Pakistan, and China.  In order to satisfy a variety of user demands and specifications we need to expand our product line to cover both U.S and global AC voltage standards (such as 240 single phase, 240 three phase, 230 single phase, 480 three phase, etc.) and provide up to 30 kW of on-board power.  We are currently under contract with the U.S Army to deliver a 30 kW solution by the end of our fiscal year.  For transport refrigeration we are pursuing a number of U.S. opportunities jointly with Zanotti East Inc. for new systems and without Zanotti for retrofit solutions.  We are starting to ship units for midsize truck applications and plan over the next twelve-months to add all electric transport refrigeration solutions for pup trailers and full size trailers.  The trailer solution would require up to 25 kW of power.  In addition to Zanotti dealers across the U.S., over the next twelve months we expect to have service and warranty arrangements in more than 700 locations across the country.  For APU applications in the next twelve months we plan to focus on integrating our AuraGen® product directly on an OEM basis with engine manufacturers, thus providing the engines with built in power solutions ranging from 10 kW up to 60 kW.  We are also pursuing APU applications with OEMs who specialize in specific business sectors such as fire-trucks, tool trucks, and other vocational users.  For vehicle electrification we plan over the next twelve months to introduce a 60 kW solution and a 120 kW solution for both hybrid and electric vehicle motors and generators.  We also plan to provide electric power to both school and city busses to replace the mechanical compressors in HVAC units with electric driven compressors.

Our business philosophy of outsourcing manufacturing assured that we would not need a large expansion in facilities and equipment.  Over the next twelve months we plan to increase our engineering activities to complete and round out our product line.  In order to support the engineering, we anticipate that we will need approximately $150,000 for additional software tools, approximately $250,000 for more test equipment and instruments and approximately $2,000,000 for production tooling for the different generators and electrical output combinations.  The equipment and tooling described should be sufficient to accomplish our goals for the next twelve months.  In terms of facilities we would require a small increase in laboratory area (approximately 5,000 square feet), engineering offices (approximately 3,500 square feet), and prototyping shop area (approximately 5,000 square feet).

In order to achieve the planned results we will need sufficient working capital for (i) daily operations, (ii) purchase of raw materials and subassemblies, (iii) purchase of the required equipment, and (iv) supporting cash flow.  Our cash flow analysis is based on certain assumptions that include 45 days for collection of account receivables after shipment, 30-day terms for accounts payable to vendors and suppliers, and all monthly operational costs paid during the month in which they are incurred.  Based on our business model and projections, as well as historical costs for COGS and other expenses, we determined that we would need to raise somewhere between $20 million and $25 million in new capital.  This would allow us to fund ongoing operations, repay all of our existing debt, either redeem or force the conversion of debt into equity and provide us with the required net worth to apply to have our common stock listed on an exchange.  We plan to raise the required capital through a sale of our securities.

Even if we are successful in raising the funds necessary to achieve our goals, there can be no assurances given that we will be able to augment our management team and technical staff as described above, that we will be able to complete the product enhancement and developments described above or that a significant business will develop.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages and offices of all of our directors and management as of November 23, 2011.  Our officers are appointed by, and serve at the pleasure of, the Board of Directors.  The stockholders at the annual meeting elect our directors to serve until the next meeting.

Name	Age	Title
Melvin Gagerman	69	Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors
Arthur J. Schwartz, Ph.D.	63	Chief Technical Officer, Director
James Marvin Simmons	62	Director, Chairman of the Nominating Committee, Member of the Compensation Committee and Audit Committee
Warren Breslow	68	Director, Chairman of the Audit Committee, Member of the Nominating Committee and Compensation Committee
Salvador Diaz-Verson, Jr.	56	Director, Chairman of the Compensation Committee, Member of the Audit Committee and Nominating Committee
Roger L. Howsmon	67	Director, Member of the Nominating Committee and Compensation Committee
Lon E. Bell Ph.D.	71	Director, Member of the Nominating Committee and Compensation Committee

Biographical information with respect to our directors and management is provided below.

Melvin Gagerman. Mr. Gagerman is a CPA and has been a director and our Chief Executive Officer and Chief Financial Officer since we emerged from Chapter 11 proceedings on January 31, 2006.  As Chief Executive Officer Mr. Gagerman formulates policies, defines our values, directs the operations of the business and defines our corporate culture.  He is also responsible for overseeing our other executive officers.  Mr. Gagerman has many years of experience in performing these duties and a strong background in accounting and financing.  Prior to joining Aura, Mr. Gagerman served as the Chief Executive Officer of a number of companies including Surface Protection Industries and Applause.  Mr. Gagerman has also served as Managing Partner of Good, Gagerman & Berns, an accounting firm, National Audit Partner for Laventhol and Horwath, and Audit Supervisor at Coopers and Lybrand.  As the Chairman of the Board, Mr. Gagerman’s background and experience provides the Board with a solid understanding of the business issues and financial planning and execution required by the business. Mr. Gagerman is currently serving as our Chief Financial Officer while we search for a permanent candidate for that position.

Arthur J. Schwartz, Ph.D.   Dr. Schwartz has a Ph.D. in Physics and has been Chief Technical Officer (“CTO”) and a director since we emerged from Chapter 11 proceedings on January 31, 2006.  He is also one of our original founders and was a member of our executive management team from 1987 until 2002 during which time he served as Executive Vice President, Chief Technology Officer and as a director.  Dr. Schwartz has been involved in all technical aspects of our business and his technical knowledge and experience in magnetics, electronics and controls have been instrumental in many of our past and present government programs.  From 2002 to 2006 Dr. Schwartz was a principal in the consulting firm Aries Group Ltd.  Prior to founding our company, Dr. Schwartz held the position of senior scientist at Hughes Aircraft Company.  Dr. Schwartz provides the Board with a clear understanding of the technical issues and challenges as well as an understanding of the technical merits of our intellectual property.  In addition, Dr. Schwartz is instrumental in helping the Board understand the research and development budgets necessary to achieve our technical objectives.

James Simmons.  Mr. Simmons has been a director since October 2011.  He has a B.A degree in Economics and is the Chief Executive Officer and Chief Investment Officer of ICM Asset Management, Inc, which he founded in 1981 in Spokane, WA.  The firm offers investment management services for individuals, businesses, and foundations utilizing small and large cap equity investments as well as fixed income investments, with a particular emphasis on small capitalization companies.  Mr. Simmons is a Chartered Financial Analyst with approximately 40 years of experience in investing.  He has been a member of the board of directors of various for-profit and nonprofit companies.  He has also been the managing member of Koyah Partners, LLC, an investment partnership that emphasized venture investing in very small companies, both public and private.  Mr. Simmons knowledge and experience in finance provides the Board with an understanding of the principles of valuation and financial positioning as they apply to the Company.  In addition, his many years of investment experience provides us with a better understanding of operational performance and business transactions that provide added value to us and to our shareholders.

Warren Breslow.  Mr. Breslow is a CPA and has been a director and Chairman of the Audit Committee since we emerged from Chapter 11 bankruptcy proceedings on January 31, 2006.  Mr. Breslow is the General Partner and Chief Financial Officer of Goldrich & Kest Industries (“G & K Industries”).  He joined G & K Industries in 1972 as controller and assumed his current position as General Partner and Chief Financial Officer in 1974.  As General Partner and Chief Financial Officer of G & K Industries, Mr. Breslow oversees the financial aspects of its construction activity, as well as its management operations and information systems center.  He is also the past president and a lifetime member of the board of directors of the Stephen S. Wise Temple, and supports numerous charitable and civic organizations.  Prior to his association with G & K Industries, Mr. Breslow was a manager with the international accounting firm of Laventhol & Horwath.  We believe that Mr. Breslow’s extensive financial and accounting experience uniquely qualifies him for the position of Chairman of the Audit Committee.

Salvador Diaz-Verson, Jr.  Mr. Diaz-Verson has served as a director since June 2007.  He previously served as one of our directors from 1997 to 2005.  Mr. Diaz-Verson is the founder, Chairman and President of Diaz-Verson Capital Investments, Inc., an investment adviser registered with the Securities and Exchange Commission, where he has served since 1991.  Mr. Diaz-Verson served as President and member of the board of directors of American Family Corporation (AFLCAC Inc.), from 1979 until 1991.  Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, a subsidiary of AFLAC Inc., from 1976 through 1991.  He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited.  Since 1992, Mr. Diaz-Verson has also been a member of the Board of Trustees of the Christopher Columbus Fellowship Foundation, appointed by President George H.W. Bush in 1992, and re-appointed by President Clinton in early 2000.  Mr. Diaz-Verson is a graduate of Florida State University.  Mr. Diaz-Verson has been selected to serve as a director in view of his lengthy experience in managing companies and his knowledge of capital investment.

Lon E. Bell, Ph.D.   Dr. Bell was appointed to our Board of Directors in November 2011.  He earned a Ph.D. in Mechanical Engineering in 1968 from the California Institute of Technology.  He has authored more than 40 publications in the areas of thermodynamics of thermoelectric systems, automotive crash sensors, and other electronic and electromechanical devices.  He has been granted over 100 patents for his inventions.  Five clusters of Dr. Bell’s inventions have gone into mass production, and dominated their target markets, generating over $1 billion in sales.  Currently he serves on the boards of Amerigon Incorporated, Mahindra-Reva, and Dais Analytic Corporation.  He is a Member of Scientific Advisory Boards of California Institute of Technology’s   Mechanical Engineering Department, University of California at Santa Barbara’s Institute for Energy Efficiency and Michigan State University’s Energy Frontier Research Center and Alphabet Energy.  Dr. Bell is a leading expert in the design and mass production of electromechanical systems and thermoelectric products.  Dr. Bell was a cofounder of Calstart and later Mahindra Reva, and in 1993 he was the founder of Amerigon.  Previously, Dr. Bell co-founded Technar Incorporated, which developed and manufactured proprietary automotive sensors and controls. Dr. Bell served as Technar’s Chairman and President until selling majority ownership to TRW Inc. in 1986. Dr. Bell continued managing Technar, then known as TRW Technar, as its President until 1991.  Dr. Bell has been selected to serve as a director in view of his extensive scientific knowledge, particularly his knowledge of the design and mass production of electromechanical systems and thermoelectric products.  We believe that Dr. Bell’s experience will be instrumental in assisting us with the expansion of our business.

Roger L. Howsmon.   Mr. Howsmon was recently appointed to our Board of Directors November 2011.  He has a long and broad-based international and domestic experience in manufacturing, distribution, strategic planning, tactical execution, P&L responsibility, sales and marketing, and global operations with emphasis in international supply chain management.  His experience includes responsibility for marketing, sale and distribution of Blue Bird school buses, responsibility for the manufactured housing group of Fleetwood Enterprises Inc. consisting of almost $1 billion in revenue, 23 manufacturing centers, more than 130 retail centers, more than 1,100 independent distributors, an in-house finance organization and 5,000 associates in 26 states.  He also served as President and Chief Executive Officer and was a stockholder in GPG, Inc., a private equity venture with major investors such a Fleet-BancBoston Capital, Black Diamond Capital and GE Capital.  Prior to GPG, Inc., Mr. Howsmon was Chairman and Chief Executive Officer as well as the owner of Sierra Detroit Diesel Allison in San Francisco, the General Manager and Chief Operating Officer with responsibility for a billion-dollar plus division of Paccar, President of Perkins Engines Inc., were he reported to the parent company located in Peterborough, England, and Vice President, North American Sales and Service for Cummins Engine.  Mr. Howsmon was a captain in the United States Air Force, Intelligence Officer and has a Bachelor of Science degree from Miami University, in Oxford, Ohio, Graduate Study at the University of Southern California and the Executive Management Program at Stanford University.  Mr. Howsmon’s extensive experience in all aspects of managing businesses, as well as his experience with international business management, led us to believe that he would be a suitable candidate for our Board.

Director Independence

Using the definition of “independence” included in the listing rules of The Nasdaq Stock Market, our Board is comprised of a majority of independent directors.  Our independent directors are Messrs. Simmons, Breslow, Bell, Howsmon, and Diaz-Verson. Messrs. Gagerman and Schwartz are not independent directors using the definition of independence included in the Nasdaq listing rules.  There are no family relationships among our executive officers and directors.

Committees of the Board of Directors

The Board maintains the following committees to assist it in discharging its oversight responsibilities.

Audit Committee.  The Audit Committee does not have a formal charter but is responsible primarily for overseeing the services performed by our independent registered public accounting firm, evaluating our accounting policies and system of internal controls, and reviewing our annual and quarterly reports before filing with the Securities and Exchange Commission.  The current members of the Audit Committee are Mr. Warren Breslow, (Chairperson), Mr. James Simmons and Mr. Salvador Diaz-Verson.  Our Board has determined that Mr. Breslow is an “audit committee financial expert”.

Compensation Committee.   The Compensation Committee does not have a formal charter however the committee reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to our other executive officers and the non-employee directors; reviews and approves, on behalf of the Board, salary, bonus and equity guidelines for our other employees; and administers our 2006 Stock Option Plan. The Compensation Committee is currently comprised of Mr. Diaz-Verson (Chairperson), Mr. Breslow and Mr. Simmons.  Mr. Breslow has provided loans to us in the amount of $9,475,000.  For a discussion about Mr. Breslow’s loans to us, please see the section of this prospectus titled “Certain Relationships and Related Party Transactions”.

Nominating Committee.   The Nominating Committee does not have a formal charter but assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and helps develop and implement our corporate governance guidelines.  The Nominating Committee also considers nominees proposed by shareholders.  The Nominating Committee currently consists of Mr. Simmons (Chairperson), Mr. Howsmon, Mr. Bell and Mr. Diaz-Verson.

Director Compensation

Although we do not currently compensate our directors in cash for their service as members of our Board of Directors, the Board may, in its discretion, elect to compensate directors for attending Board and Committee meetings and to reimburse directors for out-of-pocket expenses incurred in connection with attending such meetings.  Additionally, our directors are eligible to receive options under the 2011 Directors and Executive Officer Stock Option Plan, and have received stock options under our 2006 Stock Option Plan and Director Warrants authorized under our 2006 Chapter 11 Plan or Reorganization. There are no payments due to any directors upon their resignation or retirement as members of the Board.

EXECUTIVE COMPENSATION

Executive Compensation Policy and Objectives

Our policy in compensating executive officers is to establish methods and levels of compensation that will

•	Attract and retain highly qualified personnel
•	Provide meaningful incentives to promote profitability and growth and reward superior performance.

To achieve these policies we follow the basic principles that annual compensation should be competitive with similar companies and long term compensation should generally be linked to our return to stockholders.  We also believe that compensation for individual executives should be aligned to the performance of areas of the business over which the executive has the most control.

Executive compensation policies are implemented through a combination of annual and long-term methods of compensation.  Compensation for the named executive officers includes:

•	Base salary,
•	Eligibility to receive annual cash bonuses, and
•	Stock-based compensation in the form of stock options.

These primary components are available for flexible use by our company in a manner that will effectively implement our stated objectives with respect to compensation arrangements for each of the executive officers.  Each of these components is discussed in more detail below.  When setting the compensation arrangements for each executive officer, the Compensation Committee considers these components individually, as well as on an aggregate (total compensation) basis.  There is no pre-determined relationship between base salary of our executives and any of the other principal components of compensation.  Each element of compensation is considered both individually and in terms of total overall compensation.

2010 and 2011 Executive Compensation

The following table summarizes all compensation earned for the fiscal years ended February 28, 2011 and 2010 to the individual who served as our Chief Executive Officer during the 2011 fiscal year, and the two other most highly compensated executive officers that were serving in such capacity as of February 28, 2011 (the “named executive officers”).  No other executive officer earned compensation in excess of $100,000 in the 2011 fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)

Melvin Gagerman (1)	2011	360,000	23,911	-	27,118	(4)	411,029
CEO and CFO	2010	360,000	1,047,679	-	26,781	(4)	1,434,460
Arthur J. Schwartz	2011	180,000	23,911	-	1,108	(5)	205,019
Chief Technical Officer	2010	180,000	559,457	-	2,326	(5)	741,783
Donald Macleod	2011	300,000	110,064	-	-		410,064
President (3)	2010	248,000	64,203	-	-		312,203

(1)	Mr. Gagerman was elected Chairman, Chief Executive Officer and Chief Financial Officer effective February 1, 2006.
(2)	Reflects the fair market value amount at the date of grant using the assumptions set forth in Note 10 to the financial statements included elsewhere in this prospectus.
(3)	Mr. Macleod was appointed President in April 2009, with a base salary of $25,000 per month. He resigned as President effective August 5, 2011.
(4)	Represents automobile allowances, the cost of life insurance premiums, and medical expense reimbursements.
(5)	Represents our matching contributions to the 401(k) plan.

           No bonuses or stock awards were granted to the above individuals for the 2011 or 2010 fiscal years.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes certain information regarding the number and value of all options to purchase our common stock held by the individuals named in the Summary Compensation Table at February 28, 2011.  No stock awards or equity incentive plan awards were issued or outstanding during fiscal 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration
Name	Exercisable	Un-exercisable			Date

Melvin Gagerman	1,400,000	0	-	$0.75	6/18/14
Don Macleod(a)	211,111	188,889	-	$0.75	4/26/14
Arthur J. Schwartz	900,000	0	-	$0.75	6/18/14
Arthur J. Schwartz(b)	-	200,000	-	$0.75	12/15/15

(a)	Mr. Macleod’s options vested ratably over a three-year period from the date of grant. The options that were vested on the date of Mr. Macleod’s resignation will expire on August 5, 2012.
(b)	Mr. Schwartz’ options vest six months from date of grant.

Option Exercises and Stock Vesting During 2011

No stock options were exercised during the 2011 fiscal year by the named executive officers.  No stock awards were issued or outstanding during the 2011 fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of February 28, 2011, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(C) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity compensation plans approved by security holders (1)	4,904,500	$0.75	─

(1)
Reflects options under the 2006 Stock Option Plan.  The 2006 Stock Option Plan authorizes the Company to grant stock options exercisable for up to an aggregate number of shares of common stock equal to the greater of (i) 3,000,000 shares of common stock, or (ii) 10% of the number of shares of common stock outstanding from time to time.  The numbers in this table are as of February 28, 2011.  Reflects warrants issued to Mssrs. Breslow, Zeitlin, and Diaz-Verson, our three outside directors.

2011 Director and Executive Officer Stock Option Plan

On October 26, 2011 our stockholders approved our 2011 Directors and Executive Officer Stock Option Plan (“DEO Plan”).  The purpose of the DEO Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our directors and executive officers.  The total number of shares of common stock subject to the DEO Plan is up to 10,550,000 shares.   At November 30, 2011, we had issued and outstanding options for a total of 10,550,000 shares under the DEO Plan, with exercise prices ranging from $0.75 to $1.00 per shares. The DEO Plan will be administered by the board of directors, or any Committee that may be authorized by the board of directors, so long as any such committee is made up of non-employee directors. The exercise price of incentive stock options, which may be issued only to executive officers, must be at least 110% of the fair market value of the shares on the date of grant if the option is awarded to an executive officer who owns 10% of the total combined voting power of our stock.  An option grant may be subject to vesting conditions.  Options may be exercised in cash, or with shares of our common stock already owned by the participant.  The term of an option granted pursuant to the DEO Plan may not be more than 5 years.

A participant in the DEO Plan may not exercise an option for a period of at least six months and one day from the date of grant.  A participant may exercise an option only if he continues to serve as a director or remains employed by us from the date of grant to the date of exercise.  Upon termination as a director or upon termination of employment (for any reason with the exception of retirement, death or disability), all options that are exercisable by the participant on the date of termination shall remain exercisable for a period of 90 days after the date of termination.  If a participant retires, dies or is disabled, all options that are exercisable by the participant shall remain exercisable through the longer of 90 days after the date of termination or the end of the term.  Unless the stock option agreement indicates otherwise, options granted under the DEO Plan may be transferable only by will or the laws of descent and distribution.

The board may at any time terminate the DEO Plan or modify or amend the DEO Plan as it deems advisable.  The board may not amend the provisions in the DEO Plan regarding the amount, pricing, and timing for grants more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or related rules.

Employment Agreements

Gagerman Employment Agreement

Effective November 1, 2006, we entered into a written employment agreement with Melvin Gagerman (the “Gagerman Agreement”) regarding the terms and conditions of his employment as Chief Executive Officer.  The Gagerman Agreement originally was in effect through February 28, 2010, and, commencing March 1, 2007, is automatically extended by an additional year at the beginning of each fiscal year unless we give prior notice of our intent not to extend the agreement.  Accordingly, the Gagerman Agreement is currently in effect until February 28, 2012.  The agreement may be terminated before its stated expiration by either of the parties under specified terms and conditions.  Following are the material terms of the Gagerman Agreement.

Base Salary and Annual Bonus.  Mr. Gagerman is entitled to a base salary of $360,000 per year.  The Gagerman Agreement also provides for an annual bonus to be approved by the Board of Directors of up to $100,000 based on objective and subjective milestones and, in the case of the 2007 fiscal year, provided we had the available cash, and an additional annual bonus at the discretion of the Board of Directors of up to $100,000 for achievements in excess of expected milestones.  The initial qualitative milestones and their quantitative relative weight were specified in the Gagerman Agreement for fiscal years ending February 28 (29), 2007, 2008 and 2009, and relate to achievement of specified business, financial and organizational performance goals.  We may change both the qualitative goals and relative weight of the goals by giving notice to Mr. Gagerman prior to the fiscal quarter that the change will take effect.  In addition, we retain the discretion under the Gagerman Agreement to pay an annual bonus regardless of whether the stated milestones are achieved.  Bonuses are payable within 45 days after the end of the applicable fiscal year.

Stock Options.  The Gagerman Agreement provides the Mr. Gagerman will receive options to purchase 300,000 shares of common stock at an exercise price of $2.00 per share, of which 50,000 options are designated for tax purposes as “incentive stock options” and the remaining options are non-qualified options.  The Gagerman Agreement originally provided for an option term of three years, which was subsequently extended to five years.  The options vest at the rate of 25,000 per month.  Unvested options vest if the Gagerman Agreement is terminated by either party under specified circumstances.  All of these options vested as of November 2007.  In addition to the 300,000 options granted under the Gagerman Agreement, Mr. Gagerman has been granted an additional 700,000 options and warrants and remains eligible for future equity compensation awards.  In June of 2009, all outstanding options granted to Mr. Gagerman were cancelled with his agreement, and 1,400,000 new five-year options exercisable at $1.50 were granted.  As the table above indicates, the right to purchase all 1,400,000 shares of common stock is vested.

Life Insurance, Dues and Car Allowance.  The Gagerman Agreement requires us to pay life insurance premiums on Mr. Gagerman’s private life insurance policy, up to $7,500 per year.  Mr. Gagerman is also entitled to receive $2,000 per month as an automobile allowance.

Medical Benefits.  In addition to health and dental insurance generally available to all of our employees, Mr. Gagerman is also entitled to receive reimbursement of up to $15,000 per year for all non-covered medical and dental expenses for himself and his spouse, including deductibles and co-payments.  His agreement also entitles him to reimbursement for the cost of long term care insurance.

Early Termination of Agreement.   The Gagerman Agreement provides that either party may terminate the agreement prior to its stated term upon occurrence of the following events:

•
Death or Permanent Disability.  The agreement automatically terminates upon Mr. Gagerman’s death or disability (as determined under our Long-Term Disability Plan, which provides for a benefit of 50% of his monthly salary to a maximum of $6,000 per month).

•
By Company for Cause.  We may terminate the agreement for “cause”.  The agreement defines “cause” to include: a breach by Mr. Gagerman of his obligations not to compete with us during the term of his employment; a breach by Mr. Gagerman of his obligation to maintain confidential information; commission of an act of fraud, embezzlement or dishonesty which is injurious to us; or intentional misconduct which is detrimental to our business or reputation.

•
By Company for Non-Performance.  We may terminate the agreement upon 120 days prior notice in the event of “non-performance” by Mr. Gagerman.  The agreement defines “non-performance” to mean a determination by not less than 75% of the members of our Board of Directors that Mr. Gagerman is not performing his duties as Chief Executive Officer and the continuation of the non-performance for 15 days after receiving notice of the Board’s determination.

•	By Company Without Cause or Non-Performance. We may terminate the agreement upon not less than 12 months notice, without regard to Mr. Gagerman’s performance.

•
By Mr. Gagerman For Cause.  Mr. Gagerman may terminate the agreement for “cause” upon not less than 45 days notice.  The agreement defines “cause” to include: a change in his job responsibilities resulting from a demotion; or his removal as a member of the Board of Directors.

•	By Mr. Gagerman Without Cause. Mr. Gagerman may terminate the agreement upon not less than 120 days notice without regard to whether we are meeting our obligation under the agreement.

•
By Mr. Gagerman Upon a Change of Control.   Mr. Gagerman may terminate the agreement upon not less than 30 days notice at any time following a “change in control.”  The agreement defines change of control to mean:  the acquisition by a new investor of more than 50% of our common stock, or the change of a majority of our Board members either by an individual or by one or more groups acting together.

Severance Benefits Upon Termination.  Upon the termination of Mr. Gagerman’s employment as Chief Executive Officer, he is entitled to receive accrued salary and unpaid bonus payments (if any) through the effective date of his termination.  All employee benefits, including life insurance premiums and automobile and dues allowances, cease to accrue as of the date of termination.  Upon the termination of Mr. Gagerman’s employment as Chief Executive Officer the portion of the option for 300,000 shares which is vested as of the date of termination remain exercisable in accordance with their terms.  The unvested portion of the option for 300,000 shares terminates upon termination of the agreement unless: termination is a result of a “change in control”; or we terminate the agreement other than for “cause” or “non-performance,” in which case the unvested options become fully exercisable upon termination.  All of these options were fully vested as of November 2007.  Under the terms of the agreement Mr. Gagerman is entitled to a lump sum severance payment within 45 days of termination equal to the greater of one year’s base salary ($360,000), or the unpaid balance of the base salary which would have been payable if Mr. Gagerman remained employed through the stated term of employment in effect immediately prior to the termination if: termination is a result of a “change in control”; Mr. Gagerman terminates the agreement for “cause”; or we terminate the agreement other than for “cause” or “non-performance.”  Each of these events is referred to as a “severance payment event.”

Potential Payments to the Named Executive Officers Upon Termination

Other than the benefits provided for in the Gagerman Employment Agreement, which are described above, none of the named executive officers are entitled to any payments or benefits upon termination, whether by change in control or otherwise, other than benefits available generally to all employees.

Upon the occurrence of a severance payment event for Mr. Gagerman, assuming he was terminated as of February 28, 2011, he would be entitled to a severance payment of $1,080,000, payable within 45 days of the date of his termination.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified entirely by the terms of our certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws, or our bylaws, copies of which have been filed with the SEC as exhibits to this registration statement of which this prospectus is a part and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Stock

Our authorized capital stock consists of 150,000,000 shares of common stock with a par value of $0.0001.  We do not have any preferred stock.  As of November 23, 2011, we had 70,138,026 shares of common stock issued and outstanding.

Common Stock Voting Rights

Holders of common stock are entitled to one vote per share held of record on the applicable record date on all matters to be voted on by the stockholders and to receive such dividends as may be declared by the board of directors out of funds legally available for this purpose.  The outstanding common stock is fully paid and non-assessable and has no pre-emptive rights.

Senior Secured Convertible Notes

In the Financing described above, in accordance with the terms of the Purchase Agreement dated September 26, 2011, we sold to various investors senior secured convertible notes in the aggregate original principal amount of $3,675,000, referred to in the prospectus as the “Notes”.  Each of the Notes is convertible into shares of our common stock.  The Notes are not interest bearing, unless we are in default, in which case the Notes carry an interest rate of 13% per annum. We are required to repay each Note in twelve equal installments commencing in March 2012, either in cash or, subject to the satisfaction of certain equity conditions, in shares of our common stock, or a combination of cash and common stock.

Each Note is convertible into shares of common stock at a initial conversion price of $0.75 per share, provided that if we make certain dilutive issuances, the conversion price of each Note will be lowered to the per share price for the dilutive issuances.  If we choose to utilize shares of our common stock for the payment, we must make an irrevocable decision to use our shares 23 trading days prior to the installment payment date, and the value of our shares will be equal to the lower of (i) the Conversion Price then in effect, and (ii) 85% of the average bid closing prices of our common stock during the 20 trading day period prior to payment of the installment amount (the “Installment Conversion Price”). If we choose to make an installment payment in shares of our common stock, we must make a pre-installment payment of shares (the “Pre- Installment Shares”) to each Note holder 20 trading days prior to the applicable installment date based on the value of our shares equal to the lower of (i) the Conversion Price then in effect, and (ii) 85% of the 20-day average of the closing bid prices of our common stock during the 20 trading day period prior to delivery of the Pre-Installment Shares.  On the applicable installment date, to the extent we owe each investor additional shares in excess of the Pre-Installment Shares to satisfy the installment payment, we will issue to each investor additional shares, and to the extent we have issued excess shares, such shares will be applied to future payments.

As a part of the Senior Secured Convertible Notes, we entered into a security agreement (“Security Agreement”) with the investors pursuant to which we granted the investors a security interest in all of our assets, other than our patents and other intellectual property.

Under the terms of the Notes, we agreed not to either directly or indirectly, declare, pay, or cause to be paid to any of our subsidiaries, cash dividends or a distribution on any of our capital stock.

Under the terms of the Notes, we agreed not to either directly or indirectly, cause each of our subsidiaries to incur or guarantee, assume, or suffer to exist any indebtedness other than Permitted Indebtedness, (which is defined as indebtedness of us or our subsidiaries that does not exceed $500,000 in the aggregate outstanding at any time; provided, however, that such indebtedness shall be made expressly subordinate in right of payment to the indebtedness evidenced by the Notes.)

If an event of default occurs, defined among other things as an event of bankruptcy, final judgment in excess of $500,000, or failure to file a registration statement with the SEC pursuant to the Registration Rights Agreement, we must redeem the Note in cash at the greater of 120% of the unconverted principal amount or 120% of the greatest equity value of the shares of common stock underlying such Note from the date of the default until the redemption is completed.

The conversion price of each Note is also subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The convertibility of each Note may be limited if, upon conversion, the holder thereof or any of its affiliates would beneficially own more than 4.9% of our common stock.

In the event that a firm commitment public offering of our securities of no less than $15,000,000 is consummated within 6 months of the closing of the Financing, each investor is required to purchase securities sold in such public offering using their Note as payment of the purchase price in the public offering.  If such a public offering does not occur within 6 months of the closing, we have the right, subject to satisfaction of certain equity conditions, to pay the remaining balance then outstanding of all Notes in full.   If each investor is required to so purchase securities in such public offering, their purchase price in the offering will be equal to the lower of a 30% discount to the offering price or $0.75 per share or unit (as applicable).

Warrants and Options

We have an employee stock option plan with options issued for the purchase of up to 6,416,222 shares with an exercise price of $0.75 per share. These options are 5-year options with a 36-month vesting period.  We also have our Directors and Executive Officer Option Plan with options issued for the purchase of up to 10,550,000 shares with exercise prices ranging from $0.75 to $1.00 per share.

In addition we have warrants outstanding, as of date immediately prior to the Financing, for the purchase of approximately 19,900,555 shares with an average exercise price of $1.24, and a term that expires between 7 months and 5 years from November 30, 2011.

In addition to the above, in the Financing described above, we also issued to each of the investors warrants, referred to in this prospectus as the “Warrants”, to acquire up to an aggregate of 5,390,000 shares of our common stock.  The Warrants have a term of five years and an exercise price of $1.00 per share. If we make certain dilutive issuances, the exercise price of the Warrants will be lowered to the per share price for the dilutive issuances.  If and when the Warrants are exercised with cash, we will receive $5,390,000 in aggregate proceeds, subject to adjustment if the exercise price is lowered in connection with a dilutive issuance. To the extent we enter into a fundamental transaction (as defined in the Warrants and which includes, without limitation, our entering into a merger or consolidation with another entity, our selling all or substantially all of our assets, or a person acquiring 50% of our common stock), we have agreed to purchase the Warrants from their holders at their Black-Scholes value. The exercise price of the Warrants is also subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The exercisability of the Warrants may be limited if, upon exercise, the Warrant holders or any of their affiliates would beneficially own more than 4.9% of our common stock.

Proposed Reverse Stock Split

Our board of directors approved an amendment (the “Reverse Stock Split Amendment”) to our Amended and Restated Certificate of Incorporation which will allow our board of directors the discretionary authority to effect a reverse split of our common stock in a ratio of between 1-for-2 and 1-for-10 in the event of either: (1) an offering of our securities for no less than $15 million; or (2) submission of an application for a listing of our common stock on The Nasdaq Stock Market or other national securities exchange.  The primary intent of the Reverse Stock Split Amendment is to increase the price of our common stock to a level which may make our common stock more attractive to a broader range of institutional and other investors and meet minimum stock price requirements of a national securities exchange, such as The Nasdaq Stock Market.

At our Annual Meeting of Stockholders held on October 27, 2011, the granting of discretionary authority to the board of directors to execute the Reverse Stock Split Amendment was approved by holders of not less than 91% of the shares entitled to vote.

If the Reverse Stock Split Amendment is not filed with the Delaware Secretary of State and effective by September 30, 2012, the authority of the board of directors to file the Reverse Stock Split Amendment will expire.

Our board of directors, in its discretion, may elect to effect any one (but not more than one) of the reverse split ratios between 1-for-2 and 1-for-10, or none of them if our board of directors determines in its discretion not to proceed with the reverse stock split following stockholder approval.  We believe that the availability of a range of reverse split ratios will provide the Company with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders.  In determining whether to implement the reverse stock split and which of the reverse stock split ratios to implement, if any, following the receipt of stockholder approval, our board of directors may consider, among other things, factors such as:

•	the historical and the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to list our common stock on a national securities exchange; and

•	prevailing general market and economic conditions.

As of the date of this prospectus, the board of directors has not acted to determine any reverse split ratio, nor has it resolved to proceed with a reverse stock split.  At the close of business on November 23, 2011, we had 70,138,026 shares of common stock issued and outstanding.  The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our board of directors.  We do not expect the reverse stock split itself to have any economic effect on our stockholders or option holders or warrant holders.

Reasons for the Reverse Stock Split Proposal

The primary intent of the Reverse Stock Split Amendment is to increase the price of our common stock to a level which may make our common stock more attractive to a broader range of institutional and other investors and meet minimum stock price requirements of a national securities exchange, such as The Nasdaq Stock Market.  Our common stock is publicly traded on the OTC Bulletin Board under the symbol “AUSI.”

Our board of directors believes that increasing the per share trading price of our common stock would help the share price increase to a level which may make our common stock more attractive to a broader range of institutional and other investors, as the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Increasing the share price of our common stock is also necessary to meet minimum share price requirements for listing on a national stock market.  The board of directors believes it is in the best interests of its stockholders to list its common stock on a national securities exchange, such as The Nasdaq Stock Market, at some time in the future when it meets all of the applicable listing requirements, in order to enhance liquidity and increase the acceptability to investors.  For example, currently The Nasdaq Stock Market has a minimum share price requirement of $4.00 per share.  However, in this regard, the Company does not currently meet other listing requirements, and there are no assurances that the Company’s common stock would be eligible for listing even if a reverse stock split is effected.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split, that the market price of our common stock will not decrease in the future, or that we will otherwise be able to comply with applicable listing requirements.  Moreover, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

Depending on the exact reverse stock split ratio chosen by our board of directors, the number of shares of common stock issued and outstanding would be reduced, and the number of shares of unreserved authorized common stock available for future issuance would be increased, as the number of authorized shares of common stock would not be reduced as part of the reverse stock split.  The table below shows the number of shares that would be (a) issued and outstanding, (b) unissued shares which are authorized and reserved for issuance (representing outstanding and available stock options and warrants), and (c) unissued shares which are authorized but not reserved for issuance, in each case after giving effect to the implementation of the reverse stock split at specified ratios from 1-for-2 to 1-for-10, based on the Company’s outstanding common stock on November 23, 2011, of 70,138,026 shares.  The exact number of shares would be determined by the number of outstanding shares on the date the reverse stock split was effected, and the exact reverse split ratio would be determined by the board of directors, in its sole discretion, at any ratio deemed advisable between 1-for-2 and 1-for-10.

Shares of Aura Systems, Inc. Common Stock
Reverse Split Ratio	Shares Issued and Outstanding	Unissued Shares Authorized and Reserved for Issuance	Unissued Shares Authorized but Unreserved
One-For-Two (1:2)	35,069,013	15,000,111	99,930,876
One-For-Three (1:3)	23,379,342	10,000,074	116,620,584
One-For-Four (1:4)	17,534,507	7,500,056	124,965,437
One-For-Five (1:5)	14,027,606	6,000,045	129,972,349
One-For-Ten (1:10)	7,013,803	3,000,023	139,986,174

The Company has no present plans, proposals or arrangements to issue the additional authorized shares of its common stock at this time, other than: (i) shares of common stock reserved in connection with the conversion of Notes and Warrants as discussed elsewhere in this prospectus, (ii) 19,900,555 shares reserved for issuance in connection with outstanding warrants, (iii) 6,416,222 shares reserved for issuance under the 2006 Stock Option Plan, and (iv) 10,550,000 shares reserved for issuance under our Director and Executive Officer Option Plan.

Effects of the Reverse Stock Split Proposal

If the reverse stock split proposal is implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our board of directors.  Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  The reverse stock split will not affect the registration of our common stock under the Exchange Act or the continued quotation of our common stock on the OTC Bulletin Board.  Following the reverse stock split, we expect that our common stock will be approved for listing and trading on The Nasdaq Stock Market or other national securities exchange.  If for whatever reason the common stock is not listed for trading on The Nasdaq Stock Market or other national securities exchange, it will continue to be quoted on the OTC Bulletin Board under the symbol “AUSI.”

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares by rounding them up to the nearest whole share, as described below.  For example, a holder of 5% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 5% of the voting power of the outstanding shares of our common stock after the reverse stock split.  The number of stockholders of record will not be affected by the reverse stock split.  If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.  Our board of directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Effectiveness of Reverse Stock Split

The reverse stock split proposal, if implemented, would become effective upon the filing and effectiveness (the “Effective Time”) of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware.  If the Reverse Stock Split Amendment is not effective by September 30, 2012, the authority of the board of directors to effect the reverse stock split will expire.  However, the exact timing of the filing and effectiveness of the Reverse Stock Split Amendment will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split proposal if, at any time prior to filing the Reverse Stock Split Amendment, our board of directors, in its sole discretion, determines that it is not in our Company’s best interests and the best interests of our stockholders to proceed with the implementation of the reverse stock split proposal.

Effect on Stock Options, Stock Option Plans and Warrants

If the reverse stock split proposal is implemented the number of shares of common stock reserved for issuance under the Company’s 2006 Stock Option Plan, and its Director and Executive Officer Option Plan, will be reduced proportionately based upon the reverse split ratio selected by the board of directors.  In addition, the number of shares issuable upon exercise of outstanding options and warrants will be decreased proportionately and the exercise price for such options will be increased proportionately based upon the reverse split ratio selected by the board of directors.

Effect on Par Value

The reverse stock split, if implemented, will not affect the par value of our common stock, which will remain at $0.0001.

Reduction in Stated Capital

If the reverse stock split is implemented, at the effective time the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split.  Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, will be credited with the amount by which the stated capital is reduced.  Our stockholders’ equity, in the aggregate, will remain substantially unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our board of directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Appraisal Rights

Under the Delaware Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split proposal, and we will not independently provide our stockholders with any such rights.

New CUSIP Number

If the reverse stock split is implemented, a new CUSIP number will be issued for the new common stock and the CUSIP for the underlying common stock will be suspended.  Accordingly, your new stock certificates representing the post-reverse stock split shares will bear a new CUSIP number.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only.  Further, it does not address any state, local or foreign income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.  This summary also assumes that the pre-reverse stock split shares of common stock were, and the post-reverse stock split shares of common stock will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.  As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

                 No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares of common stock for post-reverse stock split shares of common stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

                 Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts.  Accordingly each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

DIVIDEND POLICY AND OTHER SHAREHOLDER MATTERS

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group.  Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security.   A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges, or similar rights.  Unless otherwise indicated, ownership information is as of November 23, 2011 and is based on 70,138,026 shares of common stock outstanding on that date.

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (1)(2)	Percent of Class (1)
Directors and Officers:
Melvin Gagerman (2)	6,724,273	9.0%
Arthur Schwartz (3)	3,038,176	4.1%
Warren Breslow (4)	5,925,878	7.9%
Salvador Diaz-Verson, Jr. (5)	690,934	*
James Simmons (6)	2,932,383	4.1%
All current executive officers and directors (five)	19,311,644	26.3%

5% Shareholders:
Harry Kurtzman (7)	8,285,955	10.6%

* Less than 1% of outstanding shares.

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission.  The calculation of the percentage of beneficial ownership is based upon 70,138,026 shares of common stock outstanding on November 23, 2011.  In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock that may be acquired by a such shareholder upon exercise or conversion of warrants or options that are currently exercisable or exercisable within 60 days of November 23, 2011, are deemed to be exercised and outstanding.  Such shares, however, are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person.  Shares issuable upon exercise of warrants and options that are subject to shareholder approval are not deemed outstanding for purposes of determining beneficial ownership.  Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Except as indicated by footnote, the mailing address for the beneficial owners is c/o Aura Systems, Inc., 1310 E. Grand Ave., El Segundo, CA 90245.

(2)	Includes 4,602,730 shares of common stock that this beneficial owner has the right to acquire pursuant to warrants and options.

(3)	Includes 1,930,749 shares of common stock that this beneficial owner has the right to acquire pursuant to warrants and options.

(4)	Includes 4,561,813 shares of common stock that this beneficial owner has the right to acquire pursuant to warrants and options.

(5)	Includes 623,489 shares of common stock that this beneficial owner has the right to acquire pursuant to warrants and options.

(6)
This beneficial owner is CEO and Chief Investment Officer of ICM Asset Management, Inc., through which he has dispositive control and voting rights over these shares. The address for this beneficial owner is 601 W. Main Ave., Suite 600, Spokane WA 99201.

(7)
Includes 6,430,054 shares of common stock that this beneficial owner has the right to acquire pursuant to warrants and options.  The address for this beneficial owner is 1310 E. Grand Avenue, El Segundo, California 90245.

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our Audit Committee.  Related party transactions are reviewed and approved by the Audit Committee on a case-by-case basis and, under existing, unwritten policy, no related party transaction can be approved by the Audit Committee unless it is first determined that the terms of such transaction are no less favorable to us than could be obtained from an unaffiliated third party on an arms-length basis and is otherwise in our best interest.

The following describes all transactions from March 1, 2008 and all proposed transactions in which we are, or we will be, a participant and the amount involved exceeds an amount that is the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation”

Mr. Warren Breslow, a director, has made various temporary advances to us on an on-going basis.  Currently we owe Mr. Breslow $9,475,000 in principal and $1,867,604 in interest.  During the period from March 2008 to the present, the largest amount of principal outstanding at any one time was $9,975,000.  Interest on the advances is at a rate of 10% per annum.  Payments were made to Mr. Breslow of $200,000 on November 22, 2010 and $1,000,000 on September 27, 2011, with the entire amount being applied to the principal amount and $0 to interest.  We subsequently borrowed an additional $500,000 from Mr. Breslow.

On March 12, 2010, Mr. Melvin Gagerman, our Chief Executive Officer, loaned us $360,000 with interest at the rate of 10%, convertible into shares of our common stock at $0.75 per share.  In May 2011, he converted the entire principal amount and all accrued interest of $45,496.47 into 540,661 shares of common stock.

On June 18, 2010, Dr. Macleod, our former President, loaned us $50,000 with an interest rate of 10% for a period of 180 days, convertible into shares of our common stock at $0.75 per share.  In August 2011, Dr. Macleod converted the principal amount and all accrued interest totaling $11,331.37 into 81,775 shares of our common stock.

Dr. Macleod was appointed President, effective April 27, 2009.  Pursuant to a two-year employment agreement with Dr. Macleod, dated April 20, 2009, Dr. Macleod was entitled to (1) an annual salary of $300,000; (2) an option to purchase up to 400,000 shares of our common stock at a price of $1.50 per share, including a provision for cashless exercise of the options; (3) relocation and recruiting expenses reimbursement and (4) participation in all benefit and bonus programs established by us for our executive officers.  The stock options granted to Dr. Macleod under his employment agreement vested monthly, with 1/36th of the shares vesting monthly until all shares were vested, and provided for earlier vesting under certain circumstances, including upon termination by us of Dr. Macleod’s employment prior to the expiration of the options.  Dr. Macleod resigned his position on August 5, 2011.  On that date, the expiration date of Mr. Macleod’s vested options was extended to August 5, 2012 and the options that were not yet vested expired.

During the fiscal year ended February 28, 2009 three of our current directors, Mr. Arthur Schwartz, Mr. Melvin Gagerman and Mr. Diaz-Verson, and one of our former directors, Mr. Maurice Zeitlin, were each granted 12,500 shares of our common stock and warrants for the purchase of 12,500 shares of our common stock in exchange for their agreements to guarantee a loan in the amount of $500,000 that had been made to us by Mr. Breslow.  The warrants had a term of five years and an exercise price of $3.00 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders.  All proceeds from the sale of the shares being offered will be for the account of the selling security holders, as described below in the sections titled “Selling Shareholders” and “Plan of Distribution.”  However, we may receive up to $4.9 million upon exercise of warrants by their holders with cash, the underlying shares of which are included in the registration statement of which this prospectus is a part.  If received, these funds will be used for general corporate purposes, including working capital requirements.  With the exception of any brokerage fees and commissions which are the obligation of the selling security holders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $110,986, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our shares are quoted on the OTC Bulletin Board under the symbol “AUSI.”  The following table sets forth, for the quarters shown, the range of high and low bid information of our common stock as reported by the OTC Bulletin Board.  Such quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions in the common stock.

Quarter Ended	High	Low

Fiscal 2012
First Quarter ended May 31, 2011	$0.80	$0.55
Second Quarter ended August 31, 2011	$0.76	$0.47
Third Quarter through November 18, 2011	$1.01	$0.64

Fiscal 2011
First Quarter ended May 31, 2010	$1.01	$0.51
Second Quarter ended August 31, 2010	$0.85	$0.35
Third Quarter ended November 30, 2010	$0.61	$0.20
Fourth Quarter ended February 28, 2011	$0.76	$0.02

Fiscal 2010
First Quarter ended May 31, 2009	$1.24	$0.80
Second Quarter ended August 31, 2009	$1.02	$0.75
Third Quarter ended November 30, 2009	$0.89	$0.51
Fourth Quarter ended February 28, 2010	$0.95	$0.51
________________________________

The closing sales price of our common stock on the OTC Bulletin Board on November 23, 2011 was $0.68 per share.

Holders

As of November 23, 2011, we had 70,138,026 shares of common stock outstanding, held of record by approximately 6,306 stockholders.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders are those issuable to the selling security holders upon conversion of the Notes and exercise of the Warrants.  For additional information regarding the issuance of the Notes and Warrants in the Financing, see “Private Placement of Notes and Warrants” above. We are registering the securities in order to permit the selling security holders to offer the securities for resale from time to time. Except for the ownership of the Notes and Warrants issued in the Financing, for which MDB Capital Group, LLC acted as placement agent, and our investment banking relationship with the same, the selling security holders have not had any material relationship with us within the past three years.

The table below lists the selling security holders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it) of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares of common stock, Notes and Warrants, as of November 30, 2011, assuming conversion of the Notes and exercise of the Warrants held by each such selling security holder on that date but taking account of any limitations on conversion and exercise set forth therein.

Under the terms of the Notes and the Warrants, a selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The selling security holders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Selling Security Holder Table

Name (A)	Securities Beneficially Owned Prior to Offering (B)	Securities Being Offered(1) (C)	Securities Beneficially Owned After Offering (2) (D)	% Beneficial Ownership After Offering (E)
Iroquois Master Fund Ltd. (3) (4)	3,150,000	4,189,500	0	0%
Hudson Bay Master Fund, Ltd. (5) (6)	3,850,000	5,120,500	0	0%
Straight Line Capital Opportunities Fund 1, LLC (7) (8)	770,000	1,024,100	0	0%
Kingsbrook Opportunities Master Fund LP (9) (10)	700,000	931,000	0	0%
Nicholas Lewin (11)	280,000	372,400	0	0%
RP Capital, LLC (12) (13)	280,000	372,400	0	0%
Benjamin Li Padnos (14)	210,000	279,300	0	0%
MDB Capital Group, LLC (15) (16)	668,334	279,300	458,334	0.65%
Michael Joseph Cavalier Jr. (17)	210,000	279,300	0	0%
Equity Trust Company Custodian FBO Robert C. Clifford IRA (18) (19)	185,833	186,200	45,833	0.07%
Total	10,304,167	13,034,000	504,167	0.72%

*	This security holder is a broker-dealer, and is therefore deemed an “underwriter” under the Securities Act of 1933 as amended.

**
This security holder is an affiliate of a broker-dealer.  Each affiliate of a broker-dealer represents that such affiliate (a) purchased or acquired the securities to be resold in the ordinary course of business, and (b) had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase or acquisition.  Further, each affiliate of a broker-dealer represents that the affiliated broker-dealer received these securities as compensation for underwriting activities, prior to their assignment to the affiliate.

(1)
Unless otherwise indicated, the selling security holders listed in the table above acquired the securities being offered in the September 26, 2011 closing of the Company’s $3,675,00 senior secured convertible Note and Warrant Financing described above.  The Notes are convertible into shares of common stock of the Company at the conversion price of $0.75 per share, subject to adjustment. Additionally, Warrants were issued to the selling security holders with each Warrant consisting of the right to buy shares of common stock at an exercise price of $1.00 per share, with a five year term. In accordance with the terms of the Registration Rights Agreement with the holders of the  Notes and Warrants, this prospectus generally covers the resale of 133% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the  Notes and (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants, in each case, determined as if the outstanding  Notes and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, pursuant to the Registration Rights Agreement. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered under this prospectus.

(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(3)
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(4)
This security holder owns a Note convertible into 1,575,000 shares of common stock and 1,575,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(5)
The address of this security holder is 777 Third Avenue, 30th Floor, New York, New York 10017. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(6)

This security holder owns a Note convertible into 1,925,000 shares of common stock and 1,925,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.  Accordingly, the number of securities listed as beneficially owned by this security holder in the above table assumes the conversion of the Note and the exercise of the Warrant.  However, each of the foregoing Note and Warrant contains a provision limiting this security holder’s beneficial ownership to not more than 4.9% of the Company's outstanding common stock (the “Blocker”).  Therefore, the actual number of shares of common stock beneficially owned by this security holder, after giving effect to such Blocker, is less than the number of shares reported in the table, based on the number of the Company’s outstanding shares as of November 30, 2011.

(7)

The address of this security holder is 312 Casa Linda Plaza, Suite 408, Dallas, TX 75218. Straight Line Capital Corporation is the administrative manager of this security holder. James Panter, as President has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(8)

This security holder  owns a Note convertible into 385,000 shares of common stock and 385,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(9)

The address of this security holder is c/o Kingsbrook Partners LP, 590 Madison Avenue, 27th Floor, New York, New York 10022. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Parnters and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill, and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and may be deemed to be the beneficial owner of these securities. Each of Kingsbrook Partners, Opportunities GP, GP LLC, and Messrs. Storch, Chill, and Wallace disclaim beneficial ownership of these securities.

(10)

This security holder owns a Note convertible into 350,000 shares of common stock and 350,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(11)

This security holder owns a Note convertible into 140,000 shares of common stock and 140,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(12)

The address of this security holder is 1100 Glendon Avenue, Suite 850, Los Angeles, CA 90024.  Erick Richardson, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(13)

This security holder owns a Note convertible into 140,000 shares of common stock and 140,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(14)

This security holder owns a Note convertible into 105,000 shares of common stock and 105,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(15)

The address of this security holder is 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401.  Christopher Marlett, as managing director of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(16)

This security holder owns a Note convertible into 105,000 shares of common stock and 105,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement. This security holder also owns 213,333 shares of common stock and 245,000 shares of common stock underlying a warrant dated September 26, 2011, with an exercise price of $1.00 per share subject to adjustment, exercisable within five years of September 26, 2011. This security holder acted as placement agent for the Company in the Financing, and is a registered broker-dealer.

(17)

This security holder owns a Note convertible into 105,000 shares of common stock and 105,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement.

(18)

The address of this security holder is 1057 Corsica Drive, Pacific Palisades, CA 90272.  Robert C. Clifford, as account beneficiary of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(19)

This security holder owns a Note convertible into 70,000 shares of common stock and 70,000 shares of common stock underlying a Warrant issued to this selling security holder in the Financing, all of which we are registering for resale pursuant to the Registration Rights Agreement. This security holder also owns 21,333 shares of common stock, and a warrant dated September 26, 2011 for the purchase of up to 24,500 shares of common stock, with an exercise price of $1.00 per share subject to adjustment, exercisable within five years of September 26, 2011. Robert C. Clifford is the owner of this account. Mr. Clifford is a registered broker-dealer, and an employee of MDB Capital Group, LLC.

OTHER INFORMATION

The following is information pertaining to (i) payments the Company may make in connection with the Financing and (ii) net proceeds and total possible payments in connection with the sale of Warrants and the Notes in the Financing.  For a detailed description of the securities issued in the Financing, see “Description of Capital Stock”.

(i)           Payments by the Company.  The Company has made payments in connection with the Financing as set out in the table below.

Party	Payments in Cash	Other Payments
Iroquois Master Fund Ltd.	$40,000	None

Pursuant to Section 4(g) of the Purchase Agreement, the Company was required to reimburse Iroquois Master Fund Ltd., a selling security holder, or its designees for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by the Purchase Agreement and documents relating thereto (including, without limitation, all legal fees and disbursements in connection therewith, structuring, documentation and implementation of the transactions contemplated by the Purchase Agreement and documents relating thereto and due diligence and regulatory filings in connection therewith) in a non-accountable amount equal to $40,000.  The $40,000 paid at the time of the Financing to Iroquois Master Fund Ltd. was for this purpose, and was not a fee paid to Iroquois Master Fund Ltd.

In addition, the Company will make or may be required to make payments to:

(a)           Selling security holders:  Other than as described above, the Company has not made any payments to the selling security holders, and the Company is not required to make any payments to the selling security holders apart from (i) the repayment of principal (the notes do not bear interest as they were issued at a 5.0% original discount), (ii) in the event of default on the notes, an interest payment equal to 13% per annum during the term of the default, and (iii) a $320,000 fee paid to the placement agent for the Financing.  It is not possible to calculate potential interest payments in the event of default under the Notes, as the amount of interest payable depends upon the duration of the event of default.  In addition, pursuant to the Registration Rights Agreement entered into in connection with the Financing, the Company is required to make a cash payment equal to 2% of the investors’ original principal amount upon the occurrence of certain events relating to registration delays, and on every thirty day anniversary of such event until the delay is cured.

(b)           Persons related to selling security holders:  The Company has not made payments to any person related to a selling security holder in regards to the Financing and the registration of the underlying shares and is not required to make any such payments.  There are also no payments (including the value of any payments to be made in common stock) in connection with the transaction that the Company has made or may be required to make to any affiliate of a selling security holder.

(c)           Persons with whom the selling security holders had a contractual relationship: The Company has not made any payments to any person with whom the selling security holders had a contractual relationship in regards to the Financing and is not required to make any such payments.

(ii)           Net proceeds and total possible payments.  The gross proceeds from the Financing were $3,500,000, all of which was received in cash.  The Company paid (i) $40,000 non-accountable expense reimbursement to Iroquois Master Fund Ltd., and (ii) $30,000 in legal fees to Greenberg Traurig LLP, counsel to Iroquois Master Fund Ltd., resulting in net cash proceeds to the Company of $3,430,000.

Potential Profits to Note Holders Pursuant to Financing

The following is information relating to the potential profit Note holders could receive in connection with the Financing.  The total potential profit that the Note holders could realize depends on several factors, including whether (i) the Note holders are repaid in cash, (ii) the Note holders elect to convert the Notes and (iii) the Company elects to convert the Notes.

Under the terms of the Notes and the Warrants, no Note holder may convert its Notes or exercise its Warrants to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%.  Until the selling security holders are able to fully convert their Notes and exercise their Warrants, their ability to capture the profits described below will be limited.

(i)          Repayment in Cash.  Assuming that all payments on the Notes are made in cash, the Note holders will make a profit of 5.0% on their investment, or $175,000, as that is the amount of the original issue discount contained in the face amount of the Notes and there is no interest on the Notes.

(ii)          Repayment by Conversion at Note Holders’ Election.  Subject to the limitations described above, at any time after the issuance of the Notes, the selling security holders may convert their Notes into shares of the Company’s common stock by delivery of a notice of conversion to the Company.  The Notes are initially convertible into shares of common stock at a conversion price of $0.75 per share, provided that if the Company makes certain dilutive issuances (with limited exceptions), the conversion price of the Notes will be lowered to the per share price paid in the applicable dilutive issuance.  The following table sets out the potential profit to the Note holders at different market prices at the time of the Note holders’ conversion at a conversion price of $0.75 (assuming that the Note holders are able to sell all of those shares at that market price):

	Relationship Between Market Price and Profit – Conversion by Noteholder
Market Price	$	<0.75	$0.80	$0.90	$1.00	$1.10	$1.20
% Profit		5.0%	12.0%	26.0%	40.0%	54.0%	68.0%
Total shares underlying converted notes		4,900,000	4,900,000	4,900,000	4,900,000	4,900,000	4,900,000
Total Market Price of Shares Underlying Convertible Notes		$3,675,000	$3,920,000	$4,410,000	$4,900,000	$5,390,000	$5,880,000
Total Conversion Price of Shares Underlying Convertible Notes		$3,675,000	$3,675,000	$3,675,000	$3,675,000	$3,675,000	$3,675,000
Total Profit on Sale of Shares		$-	$245,000	$735,000	$1,225,000	$1,715,000	$2,205,000
Original Issue Discount on Notes Profit		$175,000	$175,000	$175,000	$175,000	$175,000	$175,000
Total Profit		$175,000	$420,000	$910,000	$1,400,000	$1,890,000	$2,380,000

(iii)         Repayment by Conversion at Company’s Election.  If the Company elects to convert the Notes, the conversion price will be the lesser of (a) $0.75 (assuming the initial conversion price is in effect at the time of conversion) or (b) 85% of the arithmetic average of the closing bid prices of the Company’s common stock during the 20 trading day period prior to the applicable conversion.  The following table sets out the potential profit to the Note holders at different market prices at the time of the Company’s conversion (assuming (a) that the market price and the applicable average of the volume-weighted average prices are the same, (b) that the Company is eligible to convert and (c) the Note holders are able to sell all of those shares at that market price):

	Relationship Between Market Price and Profit – Conversion by Company
Market Price	$0.75	$0.80	$0.90	$1.00	$1.10	$1.20
Conversion Price	$0.6375	$0.68	$0.765	$0.85	$0.935	$1.02
% Profit	23.5%	23.5%	23.5%	23.5%	23.5%	23.5%
Total shares underlying converted notes	5,764,706	5,404,412	4,803,922	4,323,529	3,930,481	3,602,941
Total Market Price of Shares Underlying Convertible Notes	$4,323,529	$4,323,529	$4,323,529	$4,323,529	$4,323,529	$4,323,529
Total Conversion Price of Shares Underlying Convertible Notes	$3,675,000	$3,675,000	$3,675,000	$3,675,000	$3,675,000	$3,675,000
Total Profit on Sale of Shares or Total Discount to Market Price	$648,529	$648,529	$648,529	$648,529	$648,529	$648,529
Original Issue Discount on Notes Profit	$175,000	$175,000	$175,000	$175,000	$175,000	$175,000
Total Profit	$823,529	$823,529	$823,529	$823,529	$823,529	$823,529

There are provisions in the Notes that could change the conversion price, namely full-ratchet adjustments upon the issuance of securities at a per share price of less than $0.75.   The Company neither intends to enact nor anticipates such a share issuance that would trigger an adjustment to the conversion price.

Explanation of why profits on conversion may differ in a Company election versus a Note holder election

The profits on the conversion of the Notes at the Company’s election and at a Note holder’s election at the same market price may differ because the conversion prices can be different.  Conversion at the Note holder’s election is based on a fixed price ($0.75), and conversion at the Company’s election is based on the lower of the fixed price ($0.75) or a price equal to 85% of the arithmetic average of the closing bid prices of the Company’s common stock during the 20 trading day period prior to the applicable conversion.  For conversions at the Company’s election, the price will always be lower than the $0.75 fixed price when the market price/average of the volume-weighted average prices is below approximately $0.88.  Above that market price/average of the volume-weighted average prices, the conversion price (and percentage profit) at both the Company’s and Note holder’s election will be the same, $0.75.  The examples below provide more detail and hypothetical examples.

(i)          Conversion at Holder’s Election.  If a Note holder elects to convert, the conversion price is $0.75 (assuming the initial conversion price is in effect at the time of conversion).  The Company provided the information in the above table for the conversion at the Note holder’s election assuming that the Note holder is able to sell all of those shares at the market price.  With a market price of $0.90, a hypothetical conversion of $1,000 at $0.75 would result in the Company issuing 1,333 shares to the Note holder. A Note holder selling all 1,333 shares at $0.90 would gross $1,200.  That is a profit of $200 on a $1,000 conversion, or a 20% profit (before taking into account the original issue discount profit).

(ii)          Conversion at Company’s Election.  If the Company elects to convert the Notes, the conversion price will be the lesser of (a) $0.75 (assuming the initial conversion price is in effect at the time of conversion) or (b) 85% of the arithmetic average of the closing bid prices of the Company’s common stock during the 20 trading day period prior to the applicable conversion.  The Company provided the information in the above table for the repayment at the Company’s election assuming that (a) the market price and the applicable average of the volume-weighted average prices are the same and (b) the Note holders are able to sell all of those shares at that market price.  As such, if the market price (and the applicable average of the volume-weighted average prices) is $0.90, the conversion price will be $0.765 (85% of $0.90). A hypothetical conversion of $1,000 at $0.765 would result in the Company issuing 1,307 shares. A Note holder selling all 1,307 shares at $0.90 would gross $1,176.  That is a profit of $176 on a $1,000 conversion, or a 17.6% profit (before taking into account the original issue discount profit).

Explanation of why percentage profit remains the same regardless of the market price of the Company’s stock in a conversion at the Company’s election

As noted, the conversion price for conversion at the Company’s election is the lesser of (a) $0.75 (assuming the initial conversion price is in effect at the time of conversion) or (b) 85% of the arithmetic average of the closing bid prices of the Company’s common stock during the 20 trading day period prior to the applicable conversion.  As 85% of $0.88 is $0.75, any time the average of the volume-weighted average prices exceeds $0.88, the fixed price of $0.75 will be used for conversion at the Company’s election as that will be the lower conversion price. When the fixed conversion price of $0.75 (assuming the initial conversion price is in effect at the time of conversion) is used for conversions at the Company’s election, it will result in the same percentage profit as when the fixed conversion price is used for conversions at the Note holder’s election.

As for conversions at the Company’s election when the average of the volume-weighted average prices is below $0.88, the percentage profit is fixed at 17.647% (before taking into account the original issue discount on the Notes) as long as the Note holder can sell all shares received in the conversions at the market price.  For a conversion of $85 of Note principal at a stock price less than $0.88, the Note holder will receive $100 of stock, which is a $15 profit on an $85 conversion (before taking into account the original issue discount on the Notes).

Additional Information Relating to Gross and Net Proceeds

Gross Proceeds to Company as a result of Financing	$3,500,000
Required Payments (made or to be made in connection with the financing) (1)	$70,000
Resulting Net Proceeds to Issuer	$3,430,000

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $110,986 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Richardson & Patel LLP, Los Angeles, California.

EXPERTS

The financial statements of Aura Systems, Inc. at February 28, 2011 and 2010, included in this prospectus and elsewhere in the registration statement have been audited by Kabani & Co., independent registered public accounting firm (which contain an explanatory paragraph related to our ability to continue as a going concern as described in Note 2 to our consolidated financial statements) as set forth in their report.  We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon the report of Kabani & Co., given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  Our SEC filings are and will become available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.aurasystems.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AURA SYSTEMS, INC.

INDEX TO FINANCIAL STATEMENTS

AURA SYSTEMS, INC.
BALANCE SHEETS
AS OF AUGUST 31,2011 AND FEBRUARY 28, 2011
(Unaudited)

	August 31, 2011	February 28, 2011
ASSETS
Current assets:
Cash and cash equivalents	$53,300	$104,815
Accounts receivable, net of allowance for doubtful accounts of $59,070 at August 31 and February 28, 2011, respectively	481,919	296,297
Inventory - current	1,000,000	1,000,000
Other current assets	691,952	450,843
Total current assets	2,227,171	1,851,955

Property, plant, and equipment, net	288,666	380,842
Inventory, non-current, net of allowance for obsolete inventory of $1,989,671 and $2,106,391 at August 31 and February 28, 2011, respectively	2,089,276	2,274,013
Total assets	$4,605,113	$4,506,810

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,507,832	$1,945,372
Accrued expenses	1,235,995	2,632,856
Customer advances	95,212	336,308
Notes payable	87,500	82,500
Convertible notes payable	90,000	290,000
Notes payable and accrued interest- related party	11,627,517	10,148,352
Total current liabilities	14,644,056	15,435,388

Convertible note payable	-	500,000
Total liabilities	14,644,056	15,935,388

Commitments and contingencies	-	-

Stockholders' deficit :
Common stock, $0.0001par value; 75,000,000 and 75,000,000 shares authorized at August 31 and February 28, 2011; 69,983,542 and 60,720,956 issued and outstanding at August 31 and February 28, 2011	6,998	6,072
Additional paid-in capital	389,035,294	379,819,510
Accumulated deficit	(399,081,235)	(391,254,160)
Total stockholders' deficit	(10,038,943)	(11,428,578)
Total liabilities and stockholders' deficit	$4,605,113	$4,506,810

See accompanying notes to these Unaudited condensed financial statements.

AURA SYSTEMS, INC.
CONDENSED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED AUGUST 31, 2011 AND 2010
(Unaudited)

	Three Months		Six Months
	2011	2010	2011	2010
Net Revenues	$615,599	$997,479	$1,566,770	$1,585,467

Cost of goods sold	333,168	483,713	656,146	783,847

Gross Profit	282,431	513,766	910,624	801,620

Expenses
Engineering, research and development expenses	382,371	350,965	655,780	812,655
Selling, general and administrative expenses	5,697,564	2,704,020	7,859,639	5,076,049
Total costs and expenses	6,079,935	3,054,985	8,515,419	5,888,704

Loss from operations	(5,797,504)	(2,541,219)	(7,604,795)	(5,087,084)

Other (income) and expense
Interest expense, net	243,483	238,095	503,986	458,621
(Gain) loss on settlement of debt	(241,619)	-	(266,754)	57,032
Other (income) expense, net	900	-	(14,952)	4,303
Total other (income) expense	2,764	238,095	222,280	519,956
Net Loss	$(5,800,268)	$(2,779,314)	$(7,827,075)	$(5,607,040)

Total basic and diluted loss per share	$(0.09)	$(0.05)	$(0.13)	$(0.10)

Weighted average shares used to compute basic and diluted income (loss) per share	64,196,117	54,597,759	62,699,227	53,955,156

See accompanying notes to these Unaudited condensed financial statements.

AURA SYSTEMS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED AUGUST 31, 2011 AND 2010
(Unaudited)

2011	2010
Cash flow from operating activities:
Net Loss	$(7,827,075)	$(5,607,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	92,176	93,366
Amortization of debt discount	-	72,000
Loss(Gain) on settlement of debt	(266,754)	57,032
Provision for inventory obsolescence	(116,720)	-
Stock options and warrants expense	3,512,127	86,281
Stock issued for services	-	776,000
(Increase) decrease in: Accounts receivable	(185,622)	(353,826)
Inventory	301,457	60,893
Other current assets and deposit	133,891	(50,525)
Increase (decrease) in:
Accounts payable, customer deposit and accrued expenses	1,326,985	1,095,199
Net cash used in operations	(3,029,535)	(3,770,620)

Cash flow from investing activities:
Acquisition of plant and equipment	-	(9,599)

Cash flow from financing activities:
Issuance of common stock	1,221,020	470,925
Proceeds from notes payable	1,787,000	2,610,000
Repayments of notes payable	(30,000)	(50,000	)-
Proceeds from stock to be issued	-	704,000
Net cash provided by financing activities:	2,978,020	3,734,925
Net increase (decrease) in cash & cash equivalents	(51,515)	(45,294)

Cash and cash equivalents at beginning of period	104,815	45,294
Cash and cash equivalents at end of period	$53,300	$-

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$8,761	$9,862
Income taxes	$-	$-

See accompanying notes to these Unaudited condensed financial statements.

Supplemental disclosure of non-cash investing and financing activities:

During the six months ended August 31, 2011, $1,513,841 of notes payable and accrued interest were converted into 2,227,612 shares of common stock, $599,492 of accounts payable was settled with 908,593 shares of common stock, $2,259,865 of accrued and unpaid compensation was converted into 3,042,199 shares of common stock, 433,333 shares of common stock were issued as a finder fee and 500,000 shares of common stock were issued for consulting contracts valued at $375,000.

During the six months ended August 31, 2010, $124,978 of notes payable and accrued interest were converted into 235,000 shares of common stock, $180,990 of accounts payable was settled with 235,063 shares of common stock and 1,043,384 shares of common stock were issued for services rendered valued at $776,000.

See accompanying notes to these Unaudited condensed financial statements.

AURA SYSTEMS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended February 28, 2011. The Company follows the same accounting policies in preparation of interim reports. Results of operations for the interim periods are not indicative of annual results.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collect-ability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

We recognize revenue for product sales upon shipment and when title is transferred to the customer. When the Company performs the installation of the product, revenue and cost of sales are recognized when the installation is complete. We have in the past earned a portion of our revenues from license fees and recorded those fees as income when we fulfilled our obligations under the particular agreement.

Terms of our sales generally provide for shipment from our facilities to customers FOB point of shipment. Title passes to customers at the time the products leave our warehouse.

The Company does not offer a general right of return on any of its sales and considers all sales as final. However, if a customer determines that a different system configuration would better suit their application, we will allow them to exchange the system and bill them the incremental cost, or credit them if there is a decrease in the system cost. While some sales are for evaluative purposes, they are still considered final sales. The customers’ evaluation is for them to determine if there is a benefit to them to outfit additional vehicles in their fleets.

The only potential post delivery obligation the Company might have is for the installation of the unit. However, the unit is typically delivered at the time of installation, and the billing is done when the installation is complete. Any discounts that are offered are done as a reduction of the invoiced amount at the time of billing. The Company does not utilize bill and hold. The Company does provide customers with a warranty; however, due to the low sales volume to date, the amount has not been material and is expensed as incurred.

Cash and Cash Equivalents

Cash and equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  We maintain cash deposits at a bank located in California.  Deposits at this bank are insured by the Federal Deposit Insurance Corporation up to $250,000. We periodically have cash in bank in excess of FDIC insurance limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant risk on cash and cash equivalents.

Accounts Receivable

The Company grants credit to its customers generally in the form of short-term trade accounts receivable.  Accounts receivable are stated at the amount that management expects to collect from outstanding balances.  When appropriate, management provides for probable uncollectible amounts through an allowance for doubtful accounts.  Management primarily determines the allowance based on the aging of accounts receivable balances, historical write-off experience, customer concentrations, customer creditworthiness and current industry and economic trends.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market, on a standard cost basis.  We review the components of inventory on a regular basis for excess or obsolete inventory based on estimated future usage and sales.  As further described in Note 3, due to continuing lower than projected sales, we are holding inventories in excess of what we expect to sell in the next fiscal year. As of August 31, 2011 and February 28, 2011, $2,089,276, and $2,274,013 respectively, of inventories are classified as long-term assets.

Property, Plant, and Equipment

Property, plant, and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Machinery and equipment	5 to 10 years
Furniture and fixtures	7 years

Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements. Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.  The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities.

We have significant income tax net operating losses; however, due to the uncertainty of the realize-ability of the related deferred tax asset and other deferred tax assets, a valuation allowance equal to the amount of deferred tax assets has been established at August 31, 2011 and February 28, 2011.

The impact of an uncertain tax position on the income tax return are recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. At August 31, 2011 and February 28, 2011, we had no unrecognized tax benefits.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of August 31, 2011 and February 28, 2011, we have no accrued interest and penalties related to uncertain tax positions.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). In accordance with ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. We are currently evaluating the impact of this standard on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU 2011-04”). The amendments in ASU 2011-04 result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in ASU 2011-04 to result in a change in the application of the requirements in Topic 820. ASU 2011-04 is effective prospectively for interim and annual reporting periods beginning after December 15, 2011. This ASU will become effective for the company beginning in the quarter ended January 31, 2012 and we do not expect an impact on our consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the 2010 financial statements to conform to the 2011 presentation.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  During the six-months ended August 31, 2011 and August 31, 2010, the Company incurred losses of $7,827,075 and $5,607,040, respectively and had negative cash flows from operating activities of $3,029,535 and $3,770,620, respectively.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to increase profitability from operations, obtain financing, and succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern:

During the next twelve months we intend to continue to expand our AuraGen/Viper business both domestically and internationally. There are four major components necessary to execute a significantly expanding business; (i) augmentation of management and staff, (ii) customers (iii) facilities and equipment, and (iv) working capital.

Over the next 12 months, we plan to add quality assurance and quality control staff, a number of mechanical, electrical and test engineers and some support staff.  We also plan to augment our management team by hiring a chief operating officer and a chief financial officer as well as a few program managers. We also plan to expand our board from five members to seven with the additional members to be outside independent members. We expect to start a search for a CEO as our current CEO indicated his plans to retire.

We are selling systems for all of the applications currently identified in our business model for fiscal 2012. In addition, we are also in the process of enhancing our product line to address an even larger market segment.  We currently provide 5 kW, 8.5 kW and 16 kW solutions and we plan to introduce during the next twelve months a 3 kW DC only solution, a 4kW AC solution, 10/20 kW solution (20 kW is a dual stacked system), 15/30 kW solution (30 kw dual stacked system) and a 60/120 kW 120kW is a dual stacked system) solutions.  While there can be no assurances given that we will complete all the developments described above and be able to commercialize them in the planned time, our business model for fiscal 2013 does not contemplate sales for any product not currently available.

NOTE 4 – INVENTORIES

Inventories, stated at the lower of cost (first in first out), or market consist of the following:

	August 31, 2011	February 28, 2011
Raw materials	$2,389,524	$2,394,502
Finished goods	2,689,423	2,985,902
	5,078,947	5,380,404
Reserve for potential product obsolescence	(1,856,313)	(1,991,241)
	3,222,634	3,389,163
Non-current portion	(2,089,276)	(2,274,013)
Discount on long term inventory	(133,358)	(115,150)
Current portion	$1,000,000	$1,000,000

We assessed the net realize-ability and the related potential obsolescence of inventory. In accordance with this assessment, management has recorded a reserve of $1,856,313 and $1,991,241 as of August 31 and February 28, 2011, respectively. Management has also recorded a discount on long term inventory of $133,358 and $115,150 as of August 31 and February 28, 2011, respectively.

NOTE 5 – OTHER ASSETS

Other assets of $691,952 and $450,843 are primarily comprised short term deposits of $561,280 and $376,666 as of August 31 and February 28, 2011.

NOTE 6 – PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment as of August 31, 2011 and February 28, 2011 consist of the following:

	August 31, 2011	February 28, 2011
Machinery and equipment	$964,111	$964,111
Furniture and fixtures	163,302	163,302
Leasehold improvements	485,080	485,080
	1,612,493	1,612,493
Less accumulated depreciation	(1,323,827)	(1,231,651)
Property, plant and equipment, net	$288,666	$380,842

Depreciation expense was $92,176 and $93,366 for the six months ended August 31, 2011 and August 31, 2010, respectively.

NOTE 7 – NOTES PAYABLE

Notes payable as of August 31 and February 28, 2011 consist of the following:

	August 31, 2011	February 28, 2011

Demand note payable, at 10%	$87,500	$82,500
Convertible note payable, at 7%, convertible into common stock at $3 per share plus accrued interest, due in May 2013. This note was converted into 666,667 shares at face value plus $17,522 of accrued interest on August 31, 2011.	-	500,000
Convertible note payable, at 10%, convertible into common stock at $0.75 per share plus accrued interest, due in September 2011. This note was converted into 325,612 shares at face value plus $40,953 of accrued interest as of August 31, 2011.	-	200,000
Convertible note payable, at 10%, convertible into common stock at $0.75 per share plus accrued interest, due in September 2011.	90,000	90,000
	177,500	872,500

Less: Current portion	$177,500	$372,500

Long-term portion	$-	$500,000

NOTE 8 – NOTES PAYABLE – RELATED PARTY

Related party notes payable as of August 31 and February 28, 2011 consisted of the following:

	August 31, 2011	February 28, 2011

Demand note payable, at 10%, due on demand to a member of our board of directors.	$8,500,000	$8,500,000
Demand note payable, at 10%, due on demand to a member of our board of directors.	1,475,000	-
Convertible note payable, at 10%, convertible into common stock at $0.75 per share plus accrued interest, due on demand to our CEO. This note was converted into 540,661 shares at face value plus $45,496 of accrued interest as of August 31, 2011.	-	360,000
Convertible note payable, at 10%, convertible into common stock at $0.75 per share plus accrued interest, due on demand to our former president. This note was converted into 105,413 shares at face value plus $11,331of accrued interest as of August 31, 2011.	-	50,000
Accrued interest	1,652,517	1,238,352
	$11,627,517	$10,148,352

NOTE 9 - ACCRUED EXPENSES

Accrued expenses as of August 31 and February 28, 2011 consist of the following:

	August 31, 2011	February 28, 2011

Accrued payroll and related expenses	1,184,296	$2,520,107
Accrued interest	24,543	112,749
Other	27,156	-
Total	$1,235,995	$2,632,856

Accrued payroll and related expenses consists primarily of salaries accrued but not paid to certain employees due to our lack of financial resources. As of August 31 and February 28, 2011, these amounts total $904,201 and $1,889,420, respectively. Also included in this amount is accrued vacation expense of $232,968 and $584,065 at August 31 and February 28, 2011, respectively.

NOTE 10 – STOCKHOLDERS’ EQUITY

Common Stock

During the six months ended August 31, 2011, we issued 2,150,849 shares of common stock for cash consideration of $1,221,020. We also issued 2,227,612 shares of common stock for the conversion of $1,513,841 of notes payable and accrued interest, 500,000 shares of common stock for services to be rendered in the amount of $375,000, 908,593 shares of common stock in satisfaction of $599,492 of accounts payable, and 3,042,199 shares of common stock in satisfaction of accrued and unpaid compensation.

During the six months ended August 31, 2010, we issued 757,130 shares of common stock for cash consideration of $470,925. We also issued 235,000 shares of common stock for the conversion of $124,978 of notes payable and accrued interest, 1,043,384 shares of common stock for services valued at $776,000, and 215,063 shares of common stock for the settlement of $160,990 of accounts payable.

Employee Stock Options

During the six months ended August 31, 2011, the Company granted 1,319,000 options to certain employees.  These options vest over three years, have an exercise price of $1.00, and have a five year life.  The grant date fair value of these options amounted to $503,933 which was calculated using the Black-Scholes option pricing model with the following assumptions:  risk free rate of return of 1.12%, volatility of 78.99%, a dividend yield of 0%, and an expected life of 5 years.

In September, 2006, our Board of Directors adopted the 2006 Employee Stock Option Plan. Activity in this plan is as follows:

	2006 Plan
	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Number of Options
Outstanding, February 28, 2011	$0.75	$0.00	5,304,500
Granted	$0.75-$1.00	$0.00	1,319,000
Cancelled	$0.75	$0.00	(207,278)
Outstanding, August 31, 2011	$0.75-$1.00	$0.00	6,416,222

The exercise prices for the options outstanding at August 31, 2011, and information relating to these options is as follows:

Options Outstanding				Exercisable Options
Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Weighted Average Remaining Life	Number	Weighted Average Exercise Price
$0.75-$1.00	6,416,222	3.4 years	$0.80	3.1 years	4,861,649	$0.76

Warrants

Activity in issued and outstanding warrants is as follows:

	Number of Shares	Exercise Prices
Outstanding, February 28, 2011	8,688,576	$0.75-$4.00
Granted	16,877,787	$1.00-$1.50
Expired	(40,000)	$1.00
Outstanding, August 31, 2011	25,526,363	$0.75-$1.50

During the six months ended August 31, 2011, the Company granted 9,000,000 warrants to certain employees & directors.  These warrants vest immediately, have an exercise price of $1.00, and have a five year life.  The grant date fair value of these warrants amounted to $3,412,173 which was calculated using the Black-Scholes option pricing model with the following assumptions:  risk free rate of return of 0.98%, volatility of 78.99%, a dividend yield of 0%, and an expected life of 5 years.

The exercise prices for the warrants outstanding at August 31, 2011, and information relating to these warrants is as follows:

Range of Exercise Prices	Stock Warrants Outstanding	Stock Warrants Exercisable	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price of Warrants Outstanding	Weighted-Average Exercise Price of Warrants Exercisable	Intrinsic Value
$1.00	16,722,787	8,872,787	59 months	$1.00	$1.00	$0.00
$1.50	155,000	155,000	55 months	$1.50	$1.50	$0.00
$0.75-1.50	2,693,286	2,693,286	41 months	$0.90	$0.90	$0.00
$0.75-1.25	1,314,710	1,314,710	35 months	$1.25	$1.25	$0.00
$1.50	1,900,000	1,900,000	34 months	$1.50	$1.50	$0.00
$1.00-$4.00	1,934,991	1,934,991	8 months	$3.90	$3.90	$0.00
$4.00	805,589	805,589	5 months	$4.00	$4.00	$0.00
	25,526,363	17,676,363

NOTE 11 –INCOME TAXES

The Company did not record any federal income tax expense due to the net loss for the six-months ended August 31, 2011 and 2010. Total provision for income taxes as of August 31, 2011 and 2010 is as follows:

	August 31, 2011	August 31, 2010
Current:
Federal	$-	$-
State	800	800

Total	800	800

Deferred
Federal	-	-
State	-	-

Total	-	-
Total Income Tax Provision
	$800	$800

The actual tax benefit differs from the expected tax benefit computed by applying the statutory United States corporate tax rate of 34% to loss before income taxes as follows for the six-months ended August 31, 2011 and 2010:

	August 31, 2011	August 31, 2010

Tax benefit at statutory rate	(34%)	(34%)
State tax net of deferred benefit	(4%)	(4%)
Option expense	15%	1%
Other	1%	1%
Change in valuation allowance	22%	36%
	-%	-%

The following table summarizes the significant components of our deferred tax asset at August 31, 2011 and February 28, 2011:

	2011	2010
Deferred tax asset	-	-
Primarily relating to net operating loss carry-forwards, but also reserves for inventory and accounts receivable, stock-based compensation and other	$111,000,000	$110,000,000
Valuation allowance	(111,000,000)	(110,000,000)
Net deferred tax asset	$-	$-

We recorded an allowance of 100% for deferred tax assets due to the uncertainty of its realization.

At August 31, 2011, we had operating loss carry-forwards of approximately $333,000,000 for federal purposes, which expire through 2025, and $61,000,000 for state purposes, which expire through 2017.

We are subject to taxation in the U.S. and California. Our tax years for 2008 and forward are subject to examination by our tax authorities. We are not currently under examination by any tax authority.

NOTE 12 - SEGMENT INFORMATION

We are a United States based company providing advanced technology products to various industries. The principal markets for our products are North America, Europe, and Asia.  All of our operating long-lived assets are located in the United States. We operate in one segment.

Total net revenues from customer geographical segments are as follows for the six months ended August 31, 2011 and 2010:

	2011	2010

United States	$1,073,437	$833,593
Canada	393,554	430,786
Europe	52,524	6,580
Asia	29,487	307,008
Other	17,768	7,500
Total	$1,566,770	$1,585,467

NOTE 13 – SIGNIFICANT CUSTOMERS

In the six months ended August 31, 2011, we sold AuraGen related products to three significant customers whose sales comprised 35%, 24% and 21% of net sales, respectively. Net accounts receivable from these customers at August 31, 2011 were $9,548, $229,890 and $144,853 respectively. These customers are not related to or affiliated with us. In the six months ended August 31, 2010, we sold AuraGen related products to three significant customers whose sales comprised 26%, 22% and 19% of net sales, respectively.  These customers are not related to or affiliated with us.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent to the end of the quarter, we entered into a Securities Purchase Agreement whereby we issued Senior Secured Convertible Notes in the aggregate original principal amount of $3,675,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Aura Systems, Inc.

We have audited the accompanying balance sheets of Aura Systems, Inc. (a Delaware corporation), (the “Company”) as of February 28, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended February 28, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aura Systems, Inc. as of February 28, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two year period ended February 28, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 10 to the financial statements, the Company has historically incurred substantial losses from operations, and the Company may not have sufficient working capital or outside financing available to meet its planned operating activities over the next twelve months.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
June 14, 2011

AURA SYSTEMS, INC.

 BALANCE SHEETS

As of February 28,

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$104,815	$45,294
Accounts receivable, net of allowance for doubtful accounts of $59,070 and $50,000 at February 28, 2011 and 2010, respectively	296,297	313,671
Inventory - current	1,000,000	1,500,000
Other current assets	450,843	241,749
Total current assets	1,851,955	2,100,714

Property, plant, and equipment, net	380,842	557,838
Inventory, non-current, net of allowance for obsolete inventory of $2,106,391 and $2,212,626 at February 28, 2011 and 2010, respectively	2,274,013	2,140,194
Total assets	$4,506,810	$4,798,746

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,945,372	$1,130,276
Accrued expenses	2,632,856	1,736,811
Customer advances	336,308	411,616
Notes payable	82,500	90,000
Convertible notes payable	290,000	407,500
Notes payable and accrued interest- related party	10,148,352	5,684,948
Total current liabilities	15,435,388	9,461,151

Convertible note payable	500,000	500,000
Total liabilities	15,935,388	9,961,151

Commitments and contingencies

Stockholders' deficit :
Common stock, $0.0001par value; 75,000,000 and 75,000,000 shares authorized at February 28, 2011 and 2010; 60,720,956 and 52,689,061 issued and outstanding at February 28, 2011 and 2010	6,072	5,268
Additional paid-in capital	379,819,510	374,890,469
Accumulated deficit	(391,254,160)	(380,058,142)
Total stockholders' deficit	(11,428,578)	(5,162,405)
Total liabilities and stockholders' deficit	$4,506,810	$4,798,746

The accompanying notes are an integral part of these financial statements.

AURA SYSTEMS, INC.

STATEMENTS OF OPERATIONS

For the Years Ended February 28,

	2011	2010
Net revenues	$3,439,959	$3,214,792
Cost of goods sold	2,097,463	1,745,107
Gross profit	1,342,496	1,469,685
Operating expenses:
Engineering, research and development	1,661,319	2,260,962
Selling, general, and administrative	9,824,524	14,595,948
Total operating expenses	11,485,843	16,856,910
Loss from operations	(10,143,347)	(15,387,225)
Other income (expense):
Interest expense, net	(918,301)	(683,561)
Gain (Loss) on settlement of debt, net	(129,032)	(43,022)
Other income (expense), net	(5,338)	21,031
Total other expense	(1,052,671)	(705,552)
Net Loss	$(11,196,018)	$(16,092,777)
Basic and diluted loss per share	$(0.20)	$(0.33)
	55,591,847	48,294,414
*Weighted-average shares outstanding

* Basic and diluted weighted average number of shares outstanding are equivalent because the effect of dilutive securities is anti-dilutive.

The accompanying notes are an integral part of these financial statements

AURA SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY/ (DEFICIT)

	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders' Equity /(Deficit)
Balance, February 28, 2009	46,344,770	$4,634	$364,222,963	$(27,416)	$(363,965,365)	$234,816

Common stock issued in private placements, net	3,305,734	331	2,104,069	-	-	2,104,400
Warrants exercised	94,428	9	94,419	-	-	94,428
Shares issued for note conversions	844,566	84	569,898	-	-	569,982
Shares issued for settlement of accounts payable	161,082	16	113,849	-	-	113,865
Stock issued for inventory purchase	151,814	15	151,799	-	-	151,814
Shares issued for services	1,361,667	136	936,874	-	-	937,010
Adjustment to prior issuance	125,000	13	(13)	-	-	-
Shares issued for debt settlement	300,000	30	294,557	-	-	294,587
Warrant discount and beneficial conversion feature	-	-	220,289	-	-	220,289
Employee option and warrant expense	-	-	6,209,181	-	-	6,209,181
Subscription receivable write-off	-	-	(27,416)	27,416	-	-
Net Loss	-	-	-	-	(16,092,777)	(16,092,777)

Balance, February 28, 2010	52,689,061	5,268	374,890,469	-	(380,058,142)	(5,162,405)

Common stock issued in private placements, net	4,647,292	465	2,479,022			2,479,487
Shares issued for note conversions	338,408	34	238,850			238,884
Shares issued for settlement of accounts payable	367,619	37	269,992			270,029
Shares issued for services	1,641,434	164	1,208,450			1,208,614
Adjustment to prior issuance	150,000	15	(15)			-
Shares issued in lieu of salary	887,142	89	487,839			487,928
Beneficial conversion feature			72,000			72,000
Employee option expense			172,903			172,903
Net Loss					(11,196,018)	(11,196,018))

Balance, February 28, 2011	60,720,956	$6,072	$379,819,510	$-	$(391,254,160)	$(11,428,578)

The accompanying notes are an integral part of these financial statements

AURA SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended February 28,

	2011	2010
Cash flows from operating activities:
Net loss	$(11,196,018)	$(16,092,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	186,594	138,448
Provision for bad debt	61,831	25,650
Provision for inventory obsolescence	(106,235)	(213,367)
Stock option compensation expense	172,903	6,209,181
Stock issued for inventory purchase	-	151,814
Amortization of debt discount	72,000	220,289
(Gain) Loss on debt settlement	129,032	43,022
Shares issued for services	803,255	937,010
(Increase) decrease in:
Accounts receivable	(44,457)	(20,072)
Inventory	472,416	619,149
Other current assets	171,656	13,871
Increase (decrease) in:
Accounts payable and accrued expenses	3,048,847	1,689,329
Customer advances	75,308	(6,996)
Net cash used in operating activities	(6,152,868)	(6,285,449)
Cash flows from investing activities:
Purchase of property, plant, and equipment	(9,598)	(342,841)

(Continued)

The accompanying notes are an integral part of these financial statements

AURA SYSTEMS, INC.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the Years Ended February 28,

	2011	2010
Cash flows from financing activities:
Proceeds from notes payable	310,000	807,500
Proceeds from notes payable - related party, net	3,710,000	3,350,000
Payments on notes payable	(277,500)	-
Net proceeds from warrants exercised	-	94,428
Net proceeds from issuance of common stock	2,479,487	2,104,400
Net cash provided by financing activities	6,221,987	6,356,328
Net increase (decrease) in cash and cash equivalents	59,521	(271,962)
Cash and cash equivalents, beginning of year	45,294	317,256
Cash and cash equivalents, end of year	$104,815	$45,294
Supplemental disclosures of cash flow information:
Interest paid	$27,327	$34,849
Income taxes paid	$-	$-

Supplemental schedule of non-cash financing and investing activities:

During the year ended February 28, 2011, $181,852 of notes payable and accrued interest was converted into 338,408 shares of common stock, $270,029 of accounts payable was converted into 367,619 shares of common stock and 887,142 shares of common stock were issued in lieu of $487,928 of salary to employees, and 1,641,434 shares of common stock were issued for services of $1,208,614. Shares issued in advance of services provided were valued at $405,359.

During the year ended February 28, 2010, $569,982 of notes payable and accrued interest was converted into 844,566 shares of common stock, $113,865 of accounts payable was converted into 161,082 shares of common stock, 300,000 shares of common stock were issued upon settlement of $294,587 owed to a former employee, subscription receivables of $27,416 were written-off to additional paid-in capital, and 125,000 shares of common stock were issued as a price adjustment to a previous private placement.

The accompanying notes are an integral part of these financial statements

AURA SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
February 28, 2011

NOTE 1 - ORGANIZATION AND OPERATIONS

Aura Systems, Inc., (“Aura”, “We” or the “Company”) a Delaware corporation, was founded to engage in the development, commercialization, and sales of products, systems, and components, using its patented and proprietary electromagnetic and electro-optical technology. Aura develops and sells AuraGen® mobile induction power systems to the industrial, commercial, and defense mobile power generation markets. In addition, we hold patents for other technologies that have not been commercially exploited.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collect-ability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

We recognize revenue for product sales upon shipment and when title is transferred to the customer. When Aura performs the installation of the product, revenue and cost of sales are recognized when the installation is complete. We have in the past earned a portion of our revenues from license fees and recorded those fees as income when we fulfilled our obligations under the particular agreement.

Terms of our sales generally provide for Shipment from our facilities to customers FOB point of shipment. Title passes to customers at the time the products leave our warehouse.

The Company does not offer a general right of return on any of its sales and considers all sales as final. However, if a customer determines that a different system configuration would better suit their application, we will allow them to exchange the system and bill them the incremental cost, or credit them if there is a decrease in the system cost. While some sales are for evaluative purposes, they are still considered final sales. The customers’ evaluation is for them to determine if there is a benefit to them to outfit additional vehicles in their fleets.

The only potential post delivery obligation the Company might have is for the installation of the unit. However, the unit is typically delivered at the time of installation, and the billing is done when the installation is complete. Any discounts that are offered are done as a reduction of the invoiced amount at the time of billing. The Company does not utilize bill and hold. The Company does provide customers with a warranty; however, due to the low sales volume to date, the amount has not been material and is expensed as incurred.

Cash and Cash Equivalents

Cash and equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  We maintain cash deposits at a bank located in California.  Deposits at this bank are insured by the Federal Deposit Insurance Corporation up to $250,000. We have not experienced any losses in such accounts and believe we are not exposed to any significant risk on cash and cash equivalents.

Accounts Receivable

The Company grants credit to its customers generally in the form of short-term trade accounts receivable.  Accounts receivable are stated at the amount that management expects to collect from outstanding balances.  When appropriate, management provides for probable uncollectible amounts through an allowance for doubtful accounts.  Management primarily determines the allowance based on the aging of accounts receivable balances, historical write-off experience, customer concentrations, customer creditworthiness and current industry and economic trends.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market, on a standard cost basis.  We review the components of inventory on a regular basis for excess or obsolete inventory based on estimated future usage and sales.  As further described in Note 3, due to continuing lower than projected sales, we are holding inventories in excess of what we expect to sell in the next fiscal year. As of February 28, 2011 and February 28, 2010, $2,274,013, and $2,140,194 respectively, of inventories are classified as long-term assets.

Property, Plant, and Equipment

Property, plant, and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Machinery and equipment	5 to 10 years
Furniture and fixtures	7 years

Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements. Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Patents and Trademarks

We capitalize the cost of obtaining or acquiring patents and trademarks. Amortization of patent and trademark costs is provided for by the straight-line method over the estimated useful lives of the assets.

Valuation of Long-Lived Assets

The Company accounts for the impairment of long-lived assets, such as fixed assets, patents and trademarks, under the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, “Property, Plant, and Equipment”, which establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to FASB ASC 360, we review for impairment when facts or circumstances indicate that the carrying value of long-lived assets to be held and used may not be recoverable. If such facts or circumstances are determined to exist, an estimate of the undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including a discounted value of estimated future cash flows. We report impairment costs as a charge to operations at the time it is recognized. During the years ended February 28, 2011 and 2010, we determined that there was no impairment of long-lived assets.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of FASB ASC 718, “Compensation – Stock Compensation”, which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair value based method and the recording of such expense in the consolidated statements of operations.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with FASB ASC 505-50, “Equity Based Payments to Non-Employees”, whereas the fair value of the equity based compensation is based upon the measurement date as determined at the earlier of either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

For the past several years and in accordance with established public company accounting practice, the Company has consistently utilized the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants issued as compensation, primarily to management, employees, and directors.  The Black-Scholes option-pricing model is a widely-accepted method of valuation that public companies typically utilize to calculate the fair value of options and warrants that they issue in such circumstances.

Fair Value of Financial Instruments

We measure our financial assets and liabilities in accordance with the requirements of FASB ASC 825 “Financial Instruments”. The carrying values of accounts receivable, accounts payable, current notes payable, accrued expenses and other liabilities approximate fair value due to the short-term maturities of these instruments.  The carrying amounts of long-term convertible notes payable approximate their respective fair values because of their current interest rates payable and other features of such debt in relation to current market conditions.

Shipping and handling expenses

We record all shipping and handling billings to a customer as revenue earned for the goods provided in accordance with FASB ASC 605-45-45-19, “Shipping and Handling Fees and Costs”. We include shipping and handling expenses in selling, general and administrative expense. Shipping and handling expenses amounted to $166,271 and $139,170 for the years ended February 28, 2011 and 2010, respectively.

Advertising Expense

Advertising costs are charged to expense as incurred and were immaterial for the years ended February 28, 2011 and 2010.

Research and Development

Research and development costs are expensed as incurred. These costs include the expenses incurred in the development of products such as the 200amp ECU, the Tamgen (dual generator), the eight inch generator, the 30 kW unit and the refrigeration system. Additionally, we are exploring the possibility of developing a 125kW system

Income Taxes

We account for income taxes in accordance with FASB ASC 740, “Income Taxes”.  Under FASB ASC 740, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.  The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities.

We have significant income tax net operating losses; however, due to the uncertainty of the realize-ability of the related deferred tax asset and other deferred tax assets, a valuation allowance equal to the amount of deferred tax assets has been established at February 28, 2011 and 2010.

FASB ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merit.

Earnings (Loss) per Share

We utilize FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods of operating loss for which no common share equivalents are included because their effect would be anti-dilutive.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Major Customers

During the year ended February 28, 2011, we conducted business with four major customers whose sales comprised 21.9%, 20.3%, 19% and 14.4% of net sales, respectively. As of February 28, 2011, these customers accounted for 79% of net accounts receivable.  During the year ended February 28, 2010, we conducted business with three major customers whose net sales comprised 18.1%, 14.5% and 13.1% of net sales, respectively. As of February 28, 2010, 34.4% of net accounts receivable were due from these customers.

Recently Issued Accounting Pronouncements

In March 2010, the Financial Accounting Standards Board (“FASB”) issued guidance related to revenue recognition for multiple element deliverables which eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the consideration that is attributable to items that already have been delivered. Under the new guidance, the relative selling price method is required to be used in allocating consideration between deliverables and the residual value method will no longer be permitted. This guidance is effective prospectively for revenue arrangements entered into or materially modified in 2011 although early adoption is permitted. A company may elect, but will not be required, to adopt the amendments retrospectively for all prior periods. The Company does not expect this guidance will have a material effect on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of dis-aggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU will not have a material effect on the Company’s financial statements.

In December 2010, the FASB issued amended guidance related to Business Combinations. The amendments affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The amendments specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will assess the impact of these amendments on its consolidated financial statements if and when an acquisition occurs.

In December 2010, the FASB issued amended guidance related to intangibles—goodwill and other. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not believe that this guidance will have a material impact on its consolidated financial statements.

The FASB has issued amended guidance for subsequent events. The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments were effective upon issuance (February 24, 2010). The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the 2010 financial statements to conform to the 2011 presentation.

NOTE 3 – INVENTORIES

Inventories at February 28, 2011 and 2010 consisted of the following:

	2011	2010
Raw materials	$2,394,502	$2,626,206
Finished goods	2,985,902	3,226,614
	5,380,404	5,852,820
Reserve for potential product obsolescence	(1,991,241)	(2,076,018)
	3,389,163	3,776,802
Non-current portion	(2,274,013)	(2,140,194)
Discount on long term inventory	(115,150)	(136,608)
Current portion	$1,000,000	$1,500,000

Inventories consist primarily of components and completed units for the Company’s AuraGen® product.

Early in our AuraGen® program, we determined it was most cost-effective to outsource production of components and subassemblies to volume-oriented manufacturers, rather than produce these parts in house. As a result of this decision, and based on then anticipated sales, we purchased, prior to fiscal 2001, a substantial inventory of components at volume prices, most of which was then assembled into finished AuraGen® units. Since sales did not meet such expectations, we have been selling product from this inventory for several years. Management has analyzed its inventories based on its current business plan, current potential orders for future delivery, and pending proposals with prospective customers and has determined we do not expect to realize all of its inventories within the next year. The net inventories as of February 28, 2011 and 2010, which are not expected to be realized within a 12-month period have been reclassified as long term.

Most of our inventory consists of a variety of (i) metallic, mechanical components, and (ii) electrical components including metallic chassis to hold the assembled electrical systems.  The vast majority of mechanical components are not aged and most of the electrical components are also not aged.  The components that are aged are related to the prime mover/Generator interface that may not be in demand any longer.

Currently, we offer and ship three different basic models of systems; (i) a 5 kW based systems, (ii)an 8.5 kW based system and (iii) a 16 kW based systems (two 8.5 kW systems configured in tandem back-to-back).  Each of these systems can be configured with different options such as 110 VAC only, 220 VAC only, 24 VDC only, 12 VDC only and AC/DC combinations of the same or different voltages.  In addition, the system can be configured with single phase, split phase or three-phase output.

A number of the mechanical components are common to all three of the above configurations, while others are very specific.  For example, the stators and rotors for the 5 kW systems are different from the 8.5 kW systems, but the housings are the same.  Similarly, the electrical components consist of some parts that are geared for a specific configuration while others are generic and can be used for all of the configurations.   The electrical chassis are also interchangeable between the 5 kW and 8.5 kW configurations.

Due to the nature and mix of the product being sold, frequently, the 5 kW electrical systems are upgraded to 8.5 kW systems by replacing some components.

From the above description one can understand that the inventory consists of numerous components and subassemblies but not finished systems; therefore each system that is sold and shipped to a customer is built from some components that are in inventory and others that need to be purchased to be able to configure the required system.

Currently, most of the product being shipped consists of 8.5 kW systems.  These systems are built by using existing inventory subassemblies and parts, including some that can be used for both 5 kW and 8.5 kW systems, and additional parts that are purchased to provide the required configuration.  Typically such systems are built using approximately 20 to 25 percent of existing inventory and approximately 75% of additional parts that are purchased.
However, most of the systems currently being sold to the Korean military consist of 5 kW systems.  They have been purchasing approximately 100 systems per year and have indicated to us that they will continue to do so for the next six years.  To date we have shipped over 400 such systems (in this case 100% of the rotors and stators are used from existing inventory and over 50% of the electrical parts are also from inventory).

In addition to the above, we constantly see demand for different and unique configurations that require the purchase of additional parts.

We assessed the net realize-ability of these assets, and the potential obsolescence of inventory. In accordance with this assessment, management has recorded a reserve of $1,991,241 and $2,076,018 at February 28, 2011 and 2010, respectively. Management has also recorded a discount on long term inventory of $115,150 and $136,608 at February 28, 2011 and 2010, respectively.

NOTE 4 – OTHER ASSETS

Other assets of $450,843 and $241,749 are primarily comprised of deposits of $376,666 and $66,494 as of February 28, 2011 and February 28, 2010.

NOTE 5 – PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment at February 28, 2011 and February 28, 2010 consists of the following:

	2011	2010
Machinery and equipment	$964,111	$1,060,519
Furniture and fixtures	163,302	1,493,293
Leasehold improvements	485,080	481,887
	1,612,493	3,035,699
Less accumulated depreciation and amortization	1,231,651	2,477,861
Property, plant and equipment, net	$380,842	$557,838

Depreciation and amortization expense was $186,594 and $138,448 for the years ended February 28, 2011 and February 28, 2010, respectively. During the year ended February 28, 2011, we disposed of approximately $1.4 million of fixed assets. These assets were primarily related to our old computer system which we upgraded in the current year. All the assets disposed of were fully depreciated and there was no resulting gain or loss on the disposition of these assets.

NOTE 6 – NOTES PAYABLE

Notes payable at February 28, 2011 and February 28, 2010 consisted of the following:

	February 28, 2011	February 28, 2010

Demand notes payable (a)	$82,500	$90,000
Convertible notes payable (b)	790,000	907,500
	872,500	997,500

Less: Current portion	372,500	497,500

Long-term portion	$500,000	$500,000

(a)
Consists of one unsecured demand note payable of $50,000, with interest at an annual rate of 10%, on which $5,229 in interest was accrued during the year ended February 28, 2011, and an unsecured demand note payable with a balance of $32,500, with interest at an annual rate of 10%, on which $4,932 in interest was accrued during the year ended February 28, 2011.

(b)
Consists of an unsecured convertible note payable totaling $500,000, bearing interest at a rate of 7%, due in 2013. The note is convertible into our common stock at a price of $3 per share. The Company accrued  interest of $34,986 on the note during the year ended February 28, 2011, of which $26,226 was paid. Also consists of two unsecured convertible notes entered into during the second quarter of fiscal 2010 totaling $290,000. The notes carry an interest rate of 10%, are for a term of 180 days, and are convertible into common stock of the company at $0.75 per share. The company accrued interest of $30,331 on the notes during the year ended February 28, 2011.  Except for the $500,000 note due in 2013, these notes are past due and therefore due on demand.

Future maturities of notes payable at February 28, 2011 are as follows:

Year Ending February 28,
2012	$372,500
2013	500,000
Total	$872,500

NOTE 7 – NOTES PAYABLE – RELATED PARTY

At February 28, 2011 the balance consists of $8,500,000 of unsecured notes payable plus accrued interest of $1,193,110 to a member of our Board of Directors, payable on demand, bearing interest at a rate of 10% per annum. During the years ended February 28, 2011 and 2010, interest amounting to $739,911 and $368,033 respectively, was incurred on these notes and is included in accrued interest. Also consists of a $360,000 unsecured convertible note payable to our CEO entered into in March 2010. The note is for 120 days, carries an interest rate of 10% and is convertible into shares of our common stock at a price of $0.75 per share. During the period ended February 28, 2011, we accrued $36,463 in interest on the note. Also consists of a $50,000 unsecured convertible note payable to our President. The note is for 120 days, carries an interest rate of 10% and is convertible into shares of our common stock at a price of $0.75 per share. During the period ended February 28, 2011, we accrued $5,229 in interest on the note.  As of February 28, 2011, we are in default on our notes payable to our CEO and our President and they are now due on demand.

The beneficial conversion feature on the note to the CEO was $72,000 which was recorded as debt discount during the year ended February 28, 2011. The debt discount was amortized over the term of the note and charged to interest expense. During the year ended February 28, 2011, $72,000 was expensed.

NOTE 8 - ACCRUED EXPENSES

Accrued expenses at February 28, 2011 and 2010 consisted of the following:

	2011	2010
Accrued payroll and related expenses	$2,520,107	$1,716,279
Accrued interest	112,749	9,882
Other	-	10,650
Total	$2,632,856	$1,736,811

Accrued payroll and related expenses consists primarily of salaries accrued but not paid to certain employees due to our lack of financial resources. At February 28, 2011 and 2010, these amounts total $1,889,420 and $1,150,577, respectively. Also included in this amount is accrued vacation expense of $584,065 and $497,884at February 28, 2011 and 2010 respectively.

NOTE 9 - COMMITMENTS

Leases

On May 1, 2008, we entered into a lease for a facility of approximately 25,500 square feet. The lease is for a term of five years, has an option to extend for five years, and carries a base rent of $30,120. We have not yet  moved our manufacturing operations into this facility and are continuing manufacturing operations at our old facility. We are currently on a month to month lease in that facility. In December 2009, we entered into a lease for a facility in Georgia of approximately 8,000 square feet. The lease is for a term of three years, has an option to extend for three years, and currently carries a base rent of $3,090 per month increasing to $3,183 in December 2011.   In accordance with the terms of certain of the leases, the Company is responsible for common area charges.  Rent expense charged to operations amounted to $761,987 and $820,634 for the years ended February 28, 2011 and 2010, respectively.

Rent commitments for the next four years ending on February 28:

2012	$398,803
2013	390,089
2014	60,241
Total	$849,133

NOTE 10 - STOCKHOLDERS' EQUITY

Common Stock

At February 28, 2011 and 2010, we had 75,000,000 shares of $0.0001 par value common stock authorized for issuance, respectively. During the years ended February 28, 2011 and 2010, we issued 8,031,895 and 6,344,291 shares of common stock, respectively.

In the year ended February 28, 2011, we issued 4,647,292 shares of common stock, with 2,069,840 five year warrants attached with exercise prices ranging from $0.75-$1.50, for cash proceeds of $2,479,487; 338,408 shares were issued upon the conversion of $181,852 of notes payable and accrued interest (a loss on conversion of $57,032 was recorded); 367,619 shares were issued in settlement of $270,029 of accounts payable; 1,618,384 shares were issued for services valued at $1,183,750; and 887,142 shares were issued to employees in lieu of $487,928 in unpaid salary.

In the year ended February 28, 2010, we issued 3,305,734 shares of common stock, with 833,721 five year warrants attached with exercise prices ranging from $0.75-$1.25, for cash proceeds of $2,104,400; 94,428 shares were issued upon the exercise of warrants for total consideration of $94,428; 844,566 shares were issued upon the conversion of $569,982 of notes payable and accrued interest; 161,082 shares were issued in settlement of $113,865 of accounts payable; 1,361,667 shares were issued for services valued at $937,010; 300,000 shares were issued to a former employee for the settlement of $294,587 of amounts owed, 151,814 shares were issued for purchase of inventory; and 125,000 shares were issued as an adjustment to the price of a previous issuance of stock.

Employee Stock Options

In September, 2006, our Board of Directors adopted the 2006 Employee Stock Option Plan, subject to shareholder approval, which was obtained at a special shareholders meeting.   Under the Plan, the Company may grant options for up to the greater of Three Million (3,000,000) or 10% of the number of shares of the common stock of Aura from time to time outstanding. The exercise price of each option shall be at least equal to the fair market value of such shares on the date of grant. The term of the options may not be greater than ten years, and they typically vest over a three year period.

During fiscal 2011, the Board of Directors determined that, in order to provide incentives to its employees, it was in the best interest of the Company to re-price the outstanding employee options that had been granted.  Accordingly, the outstanding options were re-priced to an exercise price of $0.75 with all other terms remaining the same.  In accordance with FASB ASC 718, the Company accounted for this transaction as a modification.  Accordingly, the decremental compensation cost resulting from this modification was determined to be $59,242 calculated as the difference between the fair value of the modified award and the fair value of the original award immediately before it was modified.  The fair values were calculated using the Black-Scholes option pricing.  Assumptions used for the modified award were a risk free rate of return of 1.125%, volatility of 83.6%, a dividend yield of 0%, and an expected life of 3.5 years and 4.2 years.

Also during the year ended February 28, 2011, the Company granted 424,000 options to certain employees.  These options vest over three years, have an exercise price of $.75, and have a five year life.  The grant date fair value of these options amounted to $94,360 which was calculated using the Black-Scholes option pricing model with the following assumptions:  risk free rate of return of 1.125%, volatility of 90.39%, a dividend yield of 0%, and an expected life of 5 years.

The Company incurred stock options related expenses of $162,940 and $6,221,074, during the years ended February 28, 2011 and 2010, respectively.

Activity in this plan is as follows:

	2006 Plan
	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Number of Options
Outstanding, February 28, 2009	$2.00-3.00		1,913,000
Granted	$1.50		6,915,500
Cancelled	$1.50-3.00		(2,545,000)
Outstanding, February 28, 2010	$1.50	$0.00	6,283,500
Granted	$0.75		424,000
Cancelled	$1.50		(3,000)
Re-characterized	$1.50		(1,400,000)
Outstanding, February 28, 2011	$0.75	$0.00	5,304,500

The exercise prices for the options outstanding at February 28, 2011, and information relating to these options is as follows:

Options Outstanding				Exercisable Options
Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Weighted Average Remaining Life	Number	Weighted Average Exercise Price
$0.75	5,304,500	3.6 years	$0.75	3.6 years	4,795,584	$0.75

The weighted average fair values of the options on the date of grant for the year ended February 28, 2011 and 2010 were $0.48 per share and $0.83 per share, respectively.

During the year ended February 28, 2011, 1,400,000 employee stock options previously granted to our CEO under the 2006 Employee Stock Option Plan were re-characterized as warrants with the same terms and conditions.

A summary of the status of the Company’s non-vested shares as of February 28, 2011, and changes during the year ended February 28, 2011, is presented below:

Non-vested Shares	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at February 28, 2010	330,962	$0.83
Granted	424,000	$0.48
Vested	(244,005)	$0.83
Cancelled	(2,041)	$0.83

Non-vested at February 28, 2011	508,916	$0.48

As of February 28, 2011, there was $354,425 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.75 years.

Warrants

Activity in issued and outstanding warrants is as follows:

	Number of Shares	Exercise Prices
Outstanding, February 28, 2010	6,612,793	$0.75-4.00
Granted	2,319,840	$0.75-1.50
Re-characterized	1,400,000	$1.50
Expired	(1,644,057)	$4.00
Outstanding, February 28, 2011	8,688,576	$0.75-4.00

During the year ended February 28, 2011, 250,000 warrants were granted to Board members. The warrants have an exercise price of $0.75. The grant date fair value of the warrants amounted to $119,156 which was calculated using the Black-Scholes option pricing model with the following assumptions: risk free rate of return of 1.125%, volatility of 83.6%, a dividend yield of 0%, and an expected life of five years. During the year ended February 28, 2011, the Company also granted 2,069,840 five year warrants attached to private placement of stock, with exercise prices ranging from $0.75-$1.50. The Company incurred warrants related expenses of $9,963 during the year ended February 28, 2011.

The exercise prices for the warrants outstanding at February 28, 2010, and information relating to these warrants is as follows:

Range of Exercise Prices	Stock Warrants Outstanding	Stock Warrants Exercisable	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price of Warrants Outstanding	Weighted-Average Exercise Price of Warrants Exercisable	Intrinsic Value
$0.75-1.50	2,693,286	2,693,286	47 months	$0.90	$0.90	$0.00
$0.75-1.25	1,354,710	1,354,710	41 months	$1.25	$1.25	$0.00
$1.50	1,900,000	1,900,000	40 months	$1.50	$1.50	$0.00
$1.00-$4.00	1,934,991	1,934,991	14 months	$3.90	$3.90	$0.00
$4.00	805,589	805,589	11months	$4.00	$4.00	$0.00
	8,688,576	8,688,576

NOTE 11 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  During the years ended February 28, 2011 and 2010, the Company incurred losses of $11,196,018 and $16,092,777, respectively and had negative cash flows from operating activities of $6,152,868 and $6,285,449, respectively.

During the next twelve months we intend to continue to expand our AuraGen/Viper business both domestically and internationally. There are four major components necessary to execute a significantly expanding business; (i) augmentation of management and staff, (ii) purchase orders, (iii) facilities and equipment, and (iv) working capital.  We plan to add senior quality assurance and quality control staff as well as a number of mechanical and electrical engineers, a number of technicians, and a number of test engineers. We had planned to take these steps in the current fiscal year, but a lack of resources prevented us from doing so. We anticipate being able to fund these additions in the upcoming fiscal year.

We currently have a backlog of approximately $27.25 million consisting of the following elements:(i) South Korean Military approximately $5.0 million (on-going business), (ii) U.S. military approximately $4.5 million (on going business), (iii) Hybrid vehicle applications of approximately $1.5 million (on-going business), (iv) Transport refrigeration systems approximately $16.0 million (agreement with Zanotti)and (v) Misc. applications of approximately $250,000.

To fulfill this backlog, we will need sufficient working capital for (i) daily operations, (ii) purchase of raw materials and subassemblies, (iii) purchase of the required equipment, and (iv) supporting cash flow.  Our cash flow analysis is based on certain assumptions that include 45 days for collection of account receivables after shipment, 30 day terms for accounts payable to vendors and suppliers, and all monthly operational costs paid during the month in which they are incurred.  Based on our business model and projections, as well as historical costs for COGS and other expenses, we determined that the Company will need to raise approximately $10.0 million in new capital. We cannot guarantee, but we plan to raise the required capital through the private placement of equity or convertible debt.

We are selling systems for all of the applications currently identified in our business model for fiscal 2010. In addition, we are also in the process of enhancing our product line to address an even larger market segment.  We currently provide 5 kW, 8.5 kW and 16 kW solutions and we plan to introduce during the next twelve months 4kW, 12 kW, 25 kW and 50 kW solutions.  While there can be no assurances given that we will complete all the developments described above and be able to commercialize them in the planned time, our business model for fiscal 2012 does not contemplate sales for any product not currently available.

If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

Substantial additional capital resources will be required to fund continuing expenditures related to our research, development, manufacturing and business development activities.  The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability.

Because of our historic net losses and negative working capital position, our independent auditors, in their report on our consolidated financial statements for the year ended February 28, 2011 expressed substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty.

NOTE 12- INCOME TAXES

The Company did not record any income tax expense due to the net loss during the years ended February 28, 2011 and 2010. The actual tax benefit differs from the expected tax benefit computed by applying the combined United States corporate tax rate and the State of California tax rate of 40% to loss before income taxes as follows for the years ended February 28, 2011 and 2010:

	2011		2010
Current:	$
Federal		-	-
State		800	800

Total		800	800

Deferred
Federal		-	-
State		-	-

Total		-	-
Total Income Tax Provision
		$800	$800

The provision for income tax is included with other expense in the accompanying consolidated financial statements.

	2011	2010
Expected tax benefit	34.0%	34.0%
State income taxes, net of federal benefit	6.0	6.0
Changes in valuation allowance	(40.0)	(40.0)
Total	-%	-%

The following table summarizes the significant components of our deferred tax asset at February 28, 2011 and 2010:

	2011	2010
Deferred tax asset	-	-
Primarily relating to net operating loss carry-forwards, but also reserves for inventory and accounts receivable, stock-based compensation and other	$110,000,000	$108,000,000
Valuation allowance	(110,000,000)	(108,000,000)
Net deferred tax asset	$-	$-

We recorded an allowance of 100% for deferred tax assets due to the uncertainty of its realization.

At February 28, 2011, we had operating loss carry-forwards of approximately $331,000,000 for federal purposes, which expire through 2025, and $59,000,000 for state purposes, which expire through 2017.

We follow FASB ASC 740 related to uncertain tax positions. Under FASB ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. At February 28, 2011 and 2010, we have no unrecognized tax benefits.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of February 28, 2011 and 2010, we have no accrued interest and penalties related to uncertain tax positions.

We are subject to taxation in the U.S. and California. Our tax years for 2008 and forward are subject to examination by our tax authorities. We are not currently under examination by any tax authority.

NOTE 13 - EMPLOYEE BENEFIT PLANS

We sponsor two employee benefit plans: The Employee Stock Ownership Plan (the “ESOP”) and a 401(k) plan.

The ESOP is a qualified discretionary employee stock ownership plan that covers substantially all employees. We did not make any contributions to the ESOP during the years ended February 28, 2011 and February 28, 2010.

We sponsor a voluntary, defined contribution 401(k) plan. The plan provides for salary reduction contributions by employees and matching contributions by us of 100% of the first 4% of the employees' pre-tax contributions. The matching contributions included in expense were $70,103 and $73,193 for the years ended February 28, 2011 and 2010, respectively.

NOTE 14 - SEGMENT INFORMATION

We are a United States based company providing advanced technology products to various industries. The principal markets for our products are North America, Europe, and Asia.  All of our operating long-lived assets are located in the United States. We operate in one segment.

Total net revenues from customer geographical segments are as follows for the years ended February 28, 2011 and February 28, 2010:

	2011	2010
United States	$1,866,723	$2,405,709
Canada	842,780	280,501
Europe	76,876	51,117
Asia	653,580	477,465
Total	$3,439,959	$3,214,792

NOTE 15 – SUBSEQUENT EVENTS (UNAUDITED)

Subsequent to the end of the fiscal year, our CEO converted his $360,000 note payable plus $45,496 in accrued interest and $69,231 of accrued compensation into 632,968 shares of common stock. Additionally, other employees converted $283,290 in accrued compensation into 377,717 shares of common stock. Another note holder converted $200,000 in principal and $40,953 in accrued interest into 438,096 shares of common stock.

13,034,000 Shares of Common Stock

AURA SYSTEMS, INC.

_____________________________________

PROSPECTUS

_____________________________________

Until                                      , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for accounting, legal or any other expenses incurred in connection with the offering).  All amounts shown are estimates except the SEC registration fee.

Amount
SEC Filing Fee	$986
Printing Expenses*	$10,000
Accounting Fees and Expenses*	$15,000
Legal Fees and Expenses*	$75,000
Miscellaneous*	$10,000
Total	$110,986

* Estimated.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws provide that we must indemnify our officers, directors, and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that we, as a Delaware corporation, are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the Company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper).  The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates personal liability of our directors to the Company or our stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b)(7) of the DGCL.

We have a $5,000,000 director’s and officer’s liability insurance policy on behalf of our present and former directors and officers against any liability against or incurred by them in such capacity or arising out of their status as such.  The policy is a claim made policy, and it covers only those claims made during the policy term.  If an act giving rise to a claim occurs during the policy term, but the claim is not reported within 60 days of the termination or expiration policy, the claim will not be covered.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”):

1.
On September 26, 2011, we sold and issued senior secured convertible notes in the aggregate original principal amount of $3,675,000, warrants to acquire up an aggregate of 4,900,000 shares of our common stock, for an aggregate purchase amount of $3,500,000, to various accredited investors including institutional investors.  Simultaneously as a part of the same financing, we sold and issued 426,667 shares of common stock and a warrant for the purchase of up to 490,000 shares of common stock, for an aggregate purchase amount of $320,000, to an accredited investor.  Each of the above-described notes is convertible into shares of our common stock.  The notes are not interest bearing, unless we are in default, in which case the notes carry an interest rate of 13% per annum.  The above-mentioned warrants have a term of five years and an initial exercise price of $1.00 per share.  If and when the above-mentioned warrants are exercised with cash, we will receive $5,390,000 in aggregate proceeds, unless the warrants are exercised by their holders using the cashless exercise feature contained in the warrants.  The above securities were sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D.  Each of the investors represented that it was an “accredited investor” as defined in Regulation D.

2.
In August 2011, we issued 973,333 shares of our common stock to six accredited investors for cash consideration of $569,000.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.

3.
In August 2011, we issued 1,248,855 shares of our common stock to three accredited investors in connection with the conversion of $867,301 in principal and accrued interest under promissory notes.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.

4.
On April 4, 2011, we issued 500,000 shares of our common stock to two accredited investors for services to be rendered in the amount of $375,000.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.

5.
In June and August 2011, we issued a total of 900,000 shares of our common stock to two accredited investors in satisfaction of $594,766 of accounts payable.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.  This consisted of 550,000 shares for $278,621 to one accredited investor in June 2011, and 350,000 shares for $316,145 to one accredited investor in August, 2011.

6.
On August 30, 2011, we issued 2,463,084 shares of our common stock to several employees in satisfaction of accrued and unpaid compensation valued at $1,847,314.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private offering to a limited number of persons with whom the Company has a pre-existing relationship, and the offering was made without public solicitation or advertising.

7.
In March through May 2011, we issued 818,218 shares of our common stock to accredited investors for cash consideration of $550,000, with warrants for the purchase of up to 155,000 shares of common stock attached with an exercise price of $1.50 per share.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.

8.
On May 31, 2011, we issued 978,757 shares of our common stock to two accredited investors for the conversion of $646,450 of notes payable and accrued interest.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.

9.
On May 25, 2011, we issued 8,593 shares of our common stock to one accredited investor in satisfaction of $4,726 of accounts payable.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private placement to a limited number of qualified investors without public solicitation or advertising.

10.
On May 31, 2011, we issued 579,115 shares of our common stock to several employees in satisfaction of $412,551 of accrued and unpaid employee compensation.  This sale is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act as the offering was a private offering to a limited number of persons with a pre-existing relationship with the Company, and was conducted without public solicitation or advertising.

11.
During March 2010 through February 2011, we issued a total of 4,647,292 shares of our common stock to various accredited investors, with 2,069,840 five year warrants attached with exercise prices ranging from $0.75-$1.50, for cash proceeds of $2,479,487, as follows:

Date of Issuance	Consideration	Shares	Number of Investors

March 2010	$151,000	255,846	2
April 2010	75,000	100,000	1
May 2010	244,925	401,284	3
August 2010	704,000	1,408,000	5
October 2010	155,969	312,000	1
November 2010	173,000	323,626	4
December 2010	127,500	250,000	2
January 2011	478,093	887,443	6
February 2011	370,000	709,093	3
	$2,479,487	4,647,292	27

All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

12.
On May and October 2010, we issued 338,408 shares of our common stock to accredited investors upon the conversion of $181,852 of notes payable and accrued interest.  These issuances consisted of $124,978 for 235,000 shares to two investors in May 2010, and $56,874 for 103,408 shares to one investor in October 2010.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

13.
In March, July and November of 2010, we issued an aggregate of 367,619 shares of our common stock to accredited investors in settlement of $270,029 of accounts payable.  These issuances consisted of $20,000 for 20,000 shares to one investor in March 2010, $160,990 for 215,063 shares to two investors in July 2010 and $89,039 for 132,556 shares to three investors in November 2010.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

14.
In May and July of 2010, and January 2011, we issued an aggregate of 1,641,434 shares of our common to accredited investors for marketing services, investor relation services, and finders’ fees valued at $1,184,005.  These issuances consisted of $468,000 for 643,384 shares to four investors in May 2010, $308,000 for 400,000 shares to two investors in July 2010 and $380,750 for 698,050 shares to four investors in January 2011.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

15.
In January 2011, we issued 887,142 shares of our common stock to eight of our employees in lieu of $487,928 in unpaid salary.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities.  Each of these investors was afforded full access to information regarding our business, and had a pre-existing relationship with the Company.

16.
In March 2009, we issued 94,428 shares of our common stock to various investors upon the exercise of warrants for total consideration of $94,428.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

17.
In November 2009 and January 2010, we issued 844,566 shares of our common stock to several accredited investors upon the conversion of $569,982 of notes payable and accrued interest held by them.  These issuances consisted of $238,227 for 274,898 shares to two investors in November 2009 and $331,755 for 569,668 shares to three investors in January 2010. All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

18.
In November 2009 we issued 161,082 shares of our common stock to two investors in settlement of $113,865 of accounts payable.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

19.
In 2009 we issued a total of 1,361,667 shares of our common stock to service providers for services valued at $937,009.  These issuances consisted of $125,000 for 166,667 shares to two investors, $50,000 for 100,000 shares to one investor and $699,425 for 1,095,000 shares to six investors.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

20.
In December 2009 we issued 300,000 shares of our common stock to a former employee for the settlement of $294,587 of amounts owed.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

21.
In November 2009, we issued 151,814 shares of our common stock to one investor for the purchase of inventory valued at $151,814.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

22.
In December 2009 we issued 125,000 shares of our common stock to an investor as an adjustment to the price of a previous issuance of stock valued at $930,881.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising. The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

23.
In February 2009, we issued 56,587 shares of common stock to three investors in settlement of $56,587 of accounts payable.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

24.
In February 2009, we issued 150,000 shares of common stock to members of our Board of Directors as fees for a loan and associated loan guarantees by the Board members.  All such securities were issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and the certificates representing such securities contain a restrictive legend reflecting the limitations on future transfer of those securities.  The offer and sale of these securities was made without public solicitation or advertising.  The investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities and were an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Each of these investors was afforded full access to information regarding our business.

ITEM 16.   EXHIBITS

Exhibit No.	Description of Exhibit
2.1	First Amended Plan of Reorganization of Aura Systems, Inc. (2)

3.1	Certificate of Incorporation, as amended, of Aura Systems, Inc. (17)

3.2	Amended and Restated Bylaws of Aura Systems, Inc. as amended to date (1)

4.1	Form of Form of Senior Secured Convertible Note (12)

4.2	Form of Warrant (12)

5.1	Opinion of Richardson & Patel LLP*

10.1	Form of Unsecured Creditor Warrant issued under First Amended Plan of Reorganization of the Company (3)

10.2	Form of Management Warrant issued under First Amended Plan of Reorganization of Aura Systems, Inc. (3)

10.3	Form of Director Warrant issued under First Amended Plan of Reorganization of Aura Systems, Inc. (3)

10.4	Aura Systems, Inc. 2006 Stock Option Plan (3)

10.5	Form of Aura Systems, Inc. Non-Statutory Stock Option Agreement (3)

10.6	Employment Agreement dated January 4, 2007, by and between the Company and Melvin Gagerman (3)

10.7
Full Release dated as of January 31, 2006, by Aura Systems, Inc. for the benefit of Koyah Leverage Partners, L.P., Koyah Partners, L.P. Koyah Ventures LLC, Raven Partners, L.P., Koyah Microcap Partners Master Fund, L.P. and James M. Simmons (3)

10.8
Consolidated, Amended and Restated Security Agreement dated as of January 31, 2006, by Aura Systems, Inc. for the benefit of Koyah Leverage Partners, L.P., Koyah Partners, L.P. Koyah Ventures LLC, Raven Partners, L.P., and Koyah Microcap Partners Master Fund, L.P. (3)

10.9
Consolidated, Amended and Restated Stock Pledge Agreement dated as of January 31, 2006, by Aura Systems, Inc. for the benefit of Koyah Leverage Partners, L.P., Koyah Partners, L.P. Koyah Ventures LLC, Raven Partners, L.P., and Koyah Microcap Partners Master Fund, L.P. (3)

10.10
Amended and Restated Intercreditor Agreement dated as of January 31, 2006, by and among Aura Systems, Inc., Koyah Leverage Partners, L.P., Koyah Partners, L.P. Koyah Ventures LLC, Raven Partners, L.P., and Koyah Microcap Partners Master Fund, L.P. (3)

10.11	Amended and Restated Promissory Note dated January 31, 2006, by Aura Systems, Inc. in favor of Raven Partners, L.P. (3)

10.12	Amended and Restated Promissory Note dated January 31, 2006, by Aura Systems, Inc. in favor of Koyah Ventures, LLC (3)

10.13	Consolidated, Amended and Restated Promissory Note dated January 31, 2006, by Aura Systems, Inc. in favor of Koyah Partners, L.P. (3)

10.14	Consolidated, Amended and Restated Promissory Note dated January 31, 2006, by Aura Systems, Inc. in favor of Koyah Microcap Partners Master Fund, L.P. (3)

10.15	Consolidated, Amended and Restated Promissory Note dated January 31, 2006, by Aura Systems, Inc. in favor of Koyah Leverage Partners, L.P. (3)

10.16	Lease between Aura Systems Inc., and Alliance Commercial Partners (3)

10.17	Lease between Aura Systems Inc., and Derek Lidow as Trustee for the Lidow Family Trust and Alexander Lidow (3)

10.18	Form of 7% Convertible Subordinated Debenture (4)

10.19	Asset Purchase Agreement by and among Aura Systems, Inc. and Emerald Commercial Leasing, Inc. (4)

10.20	Mutual Agreement Ending AuraGen Distributorship Exclusivity between Emerald Commercial Leasing, Inc. and Aura Systems Inc. (4)

10.21	Employment Agreement Dated May 15, 2008, by and between Joseph Dickman and the Company (4)

10.22	Conversion Agreement dated as of September 1, 2008, by and among Aura Systems, Inc., Koyah Leverage Partners, L.P., Koyah Partners, L.P. Koyah Ventures LLC, and Raven Partners, L.P. (5)

10.23	Distributorship Agreement dated February 27, 2009, by and between Aura Systems, Inc. and WePower LLC (6)

10.24	Executive Employment Agreement by and between Don Macleod and Aura Systems, Inc. (7)

10.25	Strategic Alliance Agreement dated March 18, 2010, by and between Aura Systems, Inc. and Zanotti East Inc. (9)

10.26	Amended and Restated Distributorship Agreement dated March 19, 2009, by and between Aura Systems, Inc. and WePower LLC (7)

10.27	Demand Promissory Note dated December 18, 2007 by and between the Company and Warren Breslow in the original principal amount of $500,000 (8)

10.28	Demand Promissory Note dated June 18, 2008 by and between the Company and Warren Breslow in the original principal amount of $200,000 (8)

10.29	Demand Promissory Note dated August 1, 2008 by and between the Company and Warren Breslow in the original principal amount of $200,000 (8)

10.30	Demand Promissory Note dated October 14, 2008 by and between the Company and Warren Breslow in the original principal amount of $200,000 (8)

10.31	Demand Promissory Note dated October 23, 2008 by and between the Company and Warren Breslow in the original principal amount of $200,000 (8)

10.32	Demand Promissory Note dated December 18, 2008 by and between the Company and Warren Breslow in the original principal amount of $500,000 (8)

10.33	Demand Promissory Note dated March 12, 2009 by and between the Company and Warren Breslow in the original principal amount of $200,000 (8)

10.34	Demand Promissory Note dated April 24, 2009 by and between the Company and Warren Breslow in the original principal amount of $500,000 (8)

10.35	Demand Promissory Note dated June 1, 2009 by and between the Company and Warren Breslow in the original principal amount of $20,000 (8)

10.36	Demand Promissory Note dated June 30, 2009 by and between the Company and Warren Breslow in the original principal amount of $500,000 (8)

10.37	Demand Promissory Note dated August 13, 2009 by and between the Company and Warren Breslow in the original principal amount of $400,000 (8)

10.38	Demand Promissory Note dated August 27, 2009 by and between the Company and Warren Breslow in the original principal amount of $500,000 (8)

10.39	Demand Promissory Note dated October 22, 2009 by and between the Company and Warren Breslow in the original principal amount of $480,000 (8)

10.40	Demand Promissory Note dated December 4, 2009 by and between the Company and Warren Breslow in the original principal amount of $250,000 (8)

10.41	Demand Promissory Note dated January 4, 2010 by and between the Company and Warren Breslow in the original principal amount of $250,000 (8)

10.42	Demand Promissory Note dated January 29, 2010 by and between the Company and Warren Breslow in the original principal amount of $250,000 (8)

10.43	Demand Promissory Note dated April 7, 2010 by and between the Company and Warren Breslow in the original principal amount of $400,000 (8)

10.44	Demand Promissory Note dated May 7, 2010 by and between the Company and Warren Breslow in the original principal amount of $100,000 (8)

10.45	Demand Promissory Note dated May 11, 2010 by and between the Company and Warren Breslow in the original principal amount of $400,000 (8)

10.46	Demand Promissory Note dated May 28, 2010 by and between the Company and Warren Breslow in the original principal amount of $150,000 (8)

10.47	Demand Promissory Note dated June 3, 2010 by and between the Company and Warren Breslow in the original principal amount of $350,000 (8)

10.48	Demand Promissory Note dated June 15, 2010 by and between the Company and Warren Breslow in the original principal amount of $500,000 (8)

10.49	Demand Promissory Note dated July 2, 2010 by and between the Company and Warren Breslow in the original principal amount of $300,000 (8)

10.50	Demand Promissory Note dated October 8, 2010 by and between the Company and Warren Breslow in the original principal amount of $200,000 (8)

10.51	Demand Promissory Note dated November 3, 2010 by and between the Company and Warren Breslow in the original principal amount of $300,000 (8)

10.52	Demand Promissory Note dated November 10, 2010 by and between the Company and Warren Breslow in the original principal amount of $50,000 (8)

10.53	Demand Promissory Note dated December 2, 2010 by and between the Company and Warren Breslow in the original principal amount of $350,000 (9)

10.54	Demand Promissory Note dated January 20, 2011 by and between the Company and Warren Breslow in the original principal amount of $200,000 (9)

10.55	Demand Promissory Note dated February 28, 2011 by and between the Company and Warren Breslow in the original principal amount of $250,000 (9)

10.56	Demand Promissory Note dated March 18, 2011 by and between the Company and Warren Breslow in the original principal amount of $150,000 (10)

10.57	Demand Promissory Note dated April 7, 2011 by and between the Company and Warren Breslow in the original principal amount of $300,000 (10)

10.58	Demand Promissory Note dated May 20, 2011 by and between the Company and Warren Breslow in the original principal amount of $200,000 (10)

10.59	Demand Promissory Note dated July 25, 2011 by and between the Company and Warren Breslow in the original principal amount of $250,000 (11)

10.60	Demand Promissory Note dated August 4, 2011 by and between the Company and Warren Breslow in the original principal amount of $100,000 (11)

10.61	Demand Promissory Note dated August 12, 2011 by and between the Company and Warren Breslow in the original principal amount of $225,000 (11)

10.62	Demand Promissory Note dated August 25, 2011 by and between the Company and Warren Breslow in the original principal amount of $250,000 (11)

10.63	Securities Purchase Agreement by and among Aura Systems, Inc. and each of the investors thereto (13)

10.64	Form of Registration Rights Agreement by and among Aura Systems, Inc. and each of the investors thereto (14)

10.65	Form of Security Agreement by and among Aura Systems, Inc. and each of the investors thereto (15)

10.66	Form of Guarantee (16)

10.67	Aura Systems, Inc. Directors and Executive Officers Stock Option Plan (17)

23.1	Consent of Kabani and Company, Independent Registered Public Accounting Firm (17)

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)*

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase

101.DEF**	XBRL Taxonomy Extension Definition Linkbase

101.LAB**	XBRL Taxonomy Extension Label Linkbase

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase

*	Filed herewith.

**	In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1/A shall be deemed “furnished” and not “filed.”

(1)	Incorporated by reference from the Company’s Report on Form 10-K filed with the SEC on June 15, 2009.

(2)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2006.

(3)	Incorporated by reference from the Company’s Report on Form 10-K filed with the SEC for the year ended February 28, 2005.

(4)	Incorporated by reference from the Company’s Report on Form 10-K filed with the SEC for the year ended February 29, 2008.

(5)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2008.

(6)	Incorporated by reference from the Company’s Report on Form 10-K filed with the SEC for the year ended February 28, 2009.

(7)	Incorporated by reference from the Company’s Report on Form 10-K filed with the SEC for the year ended February 28, 2010.

(8)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2011.

(9)	Incorporated by reference from the Company’s Report on Form 10-K filed with the SEC for the year ended February 28, 2011.

(10)	Incorporated by reference from the Company’s Report on Form 10-Q filed with the SEC for the quarter ended May 31, 2011.

(11)	Incorporated by reference from the Company’s Report on Form 10-Q filed with the SEC for the quarter ended August 31, 2011.

(12)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011 as Exhibit 4.1.

(13)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011 as Exhibit 10.1.

(14)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011 as Exhibit 10.2.

(15)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011 as Exhibit 10.3.

(16)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011 as Exhibit 10.4.

(17)	Incorporated by reference from the Company’s Registration Statement on Form S-1 filed with the SEC on November 30, 2011.

ITEM 17.   UNDERTAKINGS

 (a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the El Segundo, State of California, on this 23rd day of December, 2011.

AURA SYSTEMS, INC.

By:  /s/ Melvin Gagerman

Melvin Gagerman
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Melvin Gagerman as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated:  December 23, 2011
/s/ Melvin Gagerman

Melvin Gagerman
Chief Executive Officer and Director
(Principal Executive, Financial and Accounting Officer)

Dated:  December 23, 2011
/s/ Arthur J. Schwartz

Arthur J. Schwartz, Ph.D.
Chief Technical Officer and Director

Dated:  December 23, 2011
/s/ James Marvin Simmons

James Marvin Simmons, Director

Dated:  December 23, 2011
/s/ Roger L. Howsmon

Roger L. Howsmon, Director

Dated:  December 23, 2011
/s/  Salvador Diaz-Verson, Jr.

Salvador Diaz-Verson, Jr., Director

Dated:  December 23, 2011
/s/ Lon E. Bell

Lon E. Bell, PhD., Director

Dated:  December 23, 2011
/s/ Warren Breslow

Warren Breslow, PhD., Director